     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 1, 1999



                                                      REGISTRATION NO. 333-73199

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 1 TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              FIFTH THIRD BANCORP
             (Exact name of registrant as specified in its charter)

               OHIO                               6711                            31-0854434
 (State or other jurisdiction of      (Primary Standard Industrial     (I.R.S. Employer Identification
  incorporation or organization)      Classification Code Number)                    No.)

                            ------------------------

                   FIFTH THIRD CENTER, CINCINNATI, OHIO 45263
                                 (513) 579-5300
  (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------
                             PAUL L. REYNOLDS, ESQ.
                              FIFTH THIRD BANCORP
                            38 FOUNTAIN SQUARE PLAZA
                             CINCINNATI, OHIO 45263
                                 (513)579-5300
                              (513)744-6757 (FAX)
(Name, address, including Zip Code and telephone number, including area code, of agent for service)

                            ------------------------


                          Copies of Communications to:

             RICHARD G. SCHMALZL, ESQ.                             JOHN P. GREELEY, ESQ.
               H. SAMUEL LIND, ESQ.                             SMITH, MACKINNON, GREELEY,
              GRAYDON, HEAD & RITCHEY                             BOWDOIN & EDWARDS, P.A.
              1900 FIFTH THIRD CENTER                                    SUITE 800
                 511 WALNUT STREET                                     CITRUS CENTER
              CINCINNATI, OHIO 45202                                 225 ORANGE AVENUE
                  (513) 621-6464                                  ORLANDO, FLORIDA 32801
               (513) 651-3836 (FAX)                                   (407) 843-7300
                                                                    (407) 843-2448(FAX)


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective and upon the effective time of the merger of South Florida Bank Holding Corporation with and into the Registrant pursuant to the affiliation agreement described in the enclosed Proxy Statement/Prospectus included as Part I of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED APRIL 1, 1999


             ------------------------------------------------------

           PROXY STATEMENT FOR SOUTH FLORIDA BANK HOLDING CORPORATION
             ------------------------------------------------------

                       PROSPECTUS OF FIFTH THIRD BANCORP

             ------------------------------------------------------

     The boards of directors of South Florida Bank Holding Corporation and Fifth Third Bancorp have agreed that Fifth Third will acquire South Florida in a merger. If the merger is approved by the shareholders of South Florida and all other closing conditions are satisfied, each outstanding share of South Florida common stock will be exchanged for .34800 of a share of Fifth Third common stock. In connection with the merger, South Florida's wholly-owned bank subsidiary, South Florida Bank, a Florida banking corporation, will be acquired by Fifth Third Bank, Florida. The board of directors of South Florida believes that the merger is in South Florida's and your best interests.

     The merger cannot be completed unless the shareholders of South Florida approve the merger. South Florida has scheduled a special meeting for its shareholders to vote on this matter. The date, time and place of the special meeting are as follows:

                    4:00 p.m., Eastern Daylight Savings Time
                                  May 12, 1999
                            1500 Colonial Boulevard
                               Ft. Myers, Florida

     Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the merger. If you fail to return your card, the effect will be a vote against the merger. YOUR VOTE IS VERY IMPORTANT.

     Fifth Third common stock is traded on the Nasdaq National Market under the symbol "FITB."
             ------------------------------------------------------

     FOR A DESCRIPTION OF CERTAIN SIGNIFICANT CONSIDERATIONS IN CONNECTION WITH THE MERGER AND RELATED MATTERS DESCRIBED IN THIS DOCUMENT, SEE "RISK FACTORS" BEGINNING ON PAGE 7.
             ------------------------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
             ------------------------------------------------------

     THE SHARES OF FIFTH THIRD COMMON STOCK ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.
             ------------------------------------------------------

     THE INFORMATION IN THIS DOCUMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES EXCHANGE COMMISSION IS EFFECTIVE. THIS DOCUMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

         The date of this Proxy Statement/Prospectus is April   , 1999

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    2
RISK FACTORS................................................    7
THE SPECIAL MEETING.........................................   10
  Purpose of the Special Meeting............................   10
  Voting and Revocability of Proxies........................   10
  Vote Required.............................................   10
  Solicitation of Proxies...................................   10
PROPOSAL -- MERGER OF SOUTH FLORIDA INTO FIFTH THIRD........   11
  Structure of the Merger...................................   11
  Corporate Governance......................................   11
  Merger Consideration......................................   11
  No Fractional Shares......................................   11
  Effective Time of the Merger..............................   12
  Exchange of Certificates..................................   12
  Background of the Merger..................................   12
  Reasons for the Merger....................................   15
  Opinion of Financial Advisor to South Florida.............   15
  Federal Income Tax Consequences...........................   20
  Accounting Treatment......................................   22
  Resale of Fifth Third Common Stock by Affiliates..........   22
  Dissenters' Rights of Appraisal...........................   23
TERMS OF THE AFFILIATION AGREEMENT..........................   24
  Representations and Warranties............................   24
  Conduct Pending Merger....................................   24
  Conditions to Closing.....................................   25
  Termination; Amendment; Waiver............................   26
  Interests of Certain Persons in the Merger................   27
  Effect on South Florida Employees.........................   28
FIFTH THIRD BANCORP.........................................   28
  Description of Business...................................   28
  Recent Developments.......................................   29
  Additional Information....................................   30
SOUTH FLORIDA BANK HOLDING CORPORATION......................   30
  Description of Business...................................   30
  Additional Information....................................   30
SELECTED HISTORICAL FINANCIAL DATA OF FIFTH THIRD...........   31
SELECTED HISTORICAL FINANCIAL DATA OF SOUTH FLORIDA.........   33

                                                              PAGE
                                                              ----
DESCRIPTION OF CAPITAL STOCK AND COMPARATIVE RIGHTS OF
  SHAREHOLDERS..............................................   35
  Voting Rights.............................................   35
  Dividends.................................................   36
  Preemptive Rights.........................................   36
  Rights Upon Liquidation...................................   36
  Indemnification and Personal Liability of Directors and
     Officers...............................................   37
  Shareholders' Meetings; Quorum............................   38
  Subscription, Conversion, Redemption Rights; Stock
     Nonassessable..........................................   38
  Change of Control Provisions..............................   38
EFFECT OF GOVERNMENTAL POLICIES.............................   40
REGULATION OF FINANCIAL INSTITUTIONS........................   40
  Holding Company Regulation................................   40
  Capital Requirements......................................   40
  Regulation of Banks.......................................   41
LEGAL MATTERS...............................................   41
EXPERTS.....................................................   41
WHERE YOU CAN FIND MORE INFORMATION.........................   42


ANNEXES:


Annex A:    Affiliation Agreement dated as of October 22, 1998 by and
            between Fifth Third Bancorp and South Florida Bank Holding
            Corporation (excluding exhibits)
Annex B:    Fairness Opinion of The Carson Medlin Company
Annex C:    Sections 607.1301, 607.1302 and 607.1320 of the Florida
            Business Corporation Act

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHY DO SOUTH FLORIDA AND FIFTH THIRD WANT TO MERGE?

A: South Florida believes that shareholder value will be maximized and that its customers will benefit from an affiliation with Fifth Third. Fifth Third wants to expand Fifth Third's presence in South Florida's service areas.

Q:  HOW WILL I BENEFIT?

A: The South Florida board of directors believes that you will benefit by becoming a shareholder of a bank holding company with a strong financial performance record. The South Florida board also believes that you will benefit from the opportunity for potential future appreciation of Fifth Third common stock.

Q:  WHAT WILL I RECEIVE FOR MY SOUTH FLORIDA SHARES?


A: You will receive .34800 of a share of Fifth Third common stock for each share of South Florida common stock that you currently own. Fifth Third will not issue any fractional shares. Instead, you will receive cash for any fractional share owed to you in an amount based on the last trading price of Fifth Third common stock on the effective date of the merger. As of March 31, 1999, the value of .34800 of a share of Fifth Third common stock was $22.95.


Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We hope to complete the merger as soon as possible after the special meeting, assuming the required shareholder approval is obtained. The merger is also subject to the approval of federal and state banking regulatory authorities and the satisfaction of other closing conditions. We expect the merger to be completed in June, 1999.

Q:  WHEN AND WHERE WILL THE SPECIAL MEETING TAKE PLACE?

A: The special meeting will be held at 4:00 p.m., Eastern Daylight Savings Time, on May 12, 1999 at 1500 Colonial Boulevard, Ft. Myers, Florida.

Q:  WHAT DO I NEED TO DO NOW?

A: After reviewing this document, indicate on your proxy card how you want to vote, sign it and mail it in the enclosed return envelope as soon as possible.

Q:  HOW WILL MY SHARES BE VOTED IF I RETURN A BLANK PROXY CARD?
A: If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger.

Q:  WHAT WILL BE THE EFFECT IF I DO NOT VOTE?

A: If you do not return your proxy card, it will have the same effect as if you voted "no."

Q:  CAN I VOTE MY SHARES IN PERSON?

A: Yes. You may attend the special meeting and vote your shares in person, rather than signing and mailing your proxy card.

Q:  CAN I REVOKE MY PROXY AND CHANGE MY MIND?


A: Yes. You may take back your proxy up to and including the day of the special meeting by following the directions on page 10. Then you can either change your vote or attend the special meeting and vote in person.


Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you instruct your broker on how to vote. Your broker will send you directions on how you can instruct your broker to vote. Your broker cannot vote your shares without instructions from you.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send you written instructions for exchanging your stock certificates.

Q:  WHO CAN ANSWER MY QUESTIONS ABOUT THE MERGER?

A: If you have more questions about the merger, please call William P. Valenti, President and Chief Executive Officer at South Florida, at (941) 334-2020.

                                    SUMMARY

  This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the annexes, and the documents we have referred you to. For more information about Fifth Third and South Florida, see "Where You Can Find More Information." (page 42)

                                 THE COMPANIES

FIFTH THIRD BANCORP
38 FOUNTAIN SQUARE PLAZA
CINCINNATI, OHIO 45236
(513) 579-5300

  Fifth Third is a registered multi-bank holding company, incorporated under Ohio law, which conducts its principal activities through its banking and non-banking subsidiaries. Fifth Third's ten subsidiary banks operate a general banking business from 468 offices located throughout Ohio, Indiana, Kentucky, Florida and Arizona. At December 31, 1998, on a consolidated basis, Fifth Third had assets, deposits and shareholders' equity of $28.9 billion, $18.8 billion and $3.2 billion, respectively. Fifth Third common stock is traded on the Nasdaq National Market under the symbol "FITB."

SOUTH FLORIDA BANK HOLDING CORPORATION
2017 MCGREGOR BOULEVARD
FT. MYERS, FLORIDA 33901
(941) 334-2020


  South Florida is a registered bank holding company, incorporated under Florida law, which conducts its principal activities through South Florida Bank. South Florida Bank began operations in 1988 to serve the banking needs of the residents of Fort Myers, Florida and surrounding communities. Currently, South Florida Bank operates four banking offices in Lee County, Florida. At December 31, 1998, South Florida, on a consolidated basis, had assets of $90.2 million, deposits of $77.0 million, and shareholders' equity of approximately $9.3 million.


                                   THE MERGER

  Pursuant to the affiliation agreement between South Florida and Fifth Third dated as of October 22, 1998, at the effective time of the merger, South Florida will merge into Fifth Third. Fifth Third will issue shares of its common stock to the existing shareholders of South Florida in exchange for their shares. In a simultaneous transaction, South Florida Bank will merge with and into Fifth Third Bank, Florida.

                    SOUTH FLORIDA SHAREHOLDERS WILL RECEIVE
                        FIFTH THIRD STOCK IN THE MERGER


  If the merger is approved, you will have the right to receive .34800 of a share of Fifth Third common stock for each share of South Florida common stock that you presently own assuming you do not exercise dissenters' rights. Based on the closing price per share of Fifth Third common stock on the Nasdaq National Market on March 31, 1999, the value of .34800 of a share of Fifth Third common stock was $22.95.


  In the event of any stock dividends, reclassifications, recapitalization, split-ups, exchanges of shares, distributions or combinations or subdivisions of Fifth Third common stock or any other event or action which has a similar economic effect before the merger is completed, the number of shares of Fifth Third common stock which you have the right to receive will be adjusted so as to give you the economic benefits of such event or action.

                      NO FRACTIONAL SHARES WILL BE ISSUED

  Fifth Third will not issue any fractional shares. Instead, you will receive cash for any fractional share of Fifth Third common stock owed to you in an amount based on the last trading price of Fifth Third common stock on the date on which the merger occurs.

                         TAX CONSEQUENCES OF THE MERGER

  If you do not dissent to the merger, the exchange of shares will be tax-free to you for federal income tax purposes, except for taxes payable on any cash you receive for fractional shares. If you properly dissent to the merger, you will generally be treated as having received cash in redemption for your shares and will be subject to taxes payable on the cash received. The material federal income tax consequences are set out in greater detail on page 20.

  Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the merger to you.

                             REASONS FOR THE MERGER

  The South Florida board believes that in the rapidly changing environment of the banking industry, the long-term goal of enhancing shareholder value will be met by merging with Fifth Third. In addition, the South Florida board believes that the customers and communities of South Florida will benefit from the merger.

  You can find a more detailed discussion of the background to the affiliation agreement and South Florida's and Fifth Third's reasons for the merger in this document under "Proposal -- Merger of South Florida Into Fifth
Third -- Background of the Merger" and "-- Reasons for the Merger," beginning on pages 12 and 15, respectively.

                          OPINION OF FINANCIAL ADVISOR


  In deciding to approve the merger, the South Florida board considered an opinion from The Carson Medlin Company, the financial advisor to South Florida, that the merger consideration is fair from a financial viewpoint. This opinion has been updated at March 31, 1999, the most recent practicable date prior to the printing of this document and is attached as Annex B to this document. We encourage you to read and consider this opinion.


                  RECOMMENDATION TO SOUTH FLORIDA SHAREHOLDERS

  The South Florida board believes that the merger is in your best interests and unanimously recommends that you vote "for" approval of the affiliation agreement.

                                 VOTE REQUIRED


  The affiliation agreement must be approved by the affirmative vote of at least a majority of the shares of South Florida common stock outstanding at the close of business on March 30, 1999.


  Approval of the affiliation agreement will also authorize the South Florida board to exercise its discretion on whether to proceed with the merger in the event South Florida has the right to terminate the affiliation agreement. Such determination may be made without notice to, or the resolicitation of proxies from, the South Florida shareholders.

                 OWNERSHIP OF FIFTH THIRD FOLLOWING THE MERGER
  Based on the number of shares of Fifth Third and South Florida common stock outstanding on the record date, Fifth Third will issue approximately 440,000 shares of its common stock to South Florida shareholders in connection with the merger. This will constitute approximately .16% of the outstanding stock of Fifth Third immediately after the merger.

                            CONDITIONS TO THE MERGER

  Fifth Third and South Florida will complete the merger only if certain conditions are satisfied. Some of the conditions are listed below:

  - the approval of the affiliation agreement by the South Florida shareholders;

  - the receipt of certain regulatory approvals under federal and state banking laws and expiration of any waiting periods;

  - receipt by South Florida of an opinion from Graydon, Head & Ritchey, counsel to Fifth Third, that the exchange of shares by South Florida shareholders will be tax free to South Florida shareholders for federal income tax purposes, except for fractional and dissenters' shares; and

  - the receipt by Fifth Third of noncompetition agreements executed by the directors of South Florida

  Certain of the conditions to the merger may be waived by the company entitled to assert the condition.

                               RIGHT TO TERMINATE

  The boards of directors of Fifth Third and South Florida may jointly agree in writing to terminate the affiliation agreement without completing the merger. In addition, either company can individually terminate the affiliation agreement if:

  - the other party materially breaches any of the representations or warranties it made or fails to comply with any of its obligations under the affiliation agreement;

  - the business, assets or financial condition of the other party materially and adversely changes;

  - the merger is not completed by June 30, 1999; or

  - the South Florida shareholders do not approve the affiliation agreement.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

  When considering the South Florida board's recommendation that South Florida shareholders vote in favor of the merger, you should be aware that certain South Florida directors and officers may have interests in the merger that are different from, or in addition to, yours.

  William P. Valenti, President and Chief Executive Officer of South Florida, and Harold S. Taylor, Executive Vice President and Senior Loan Officer of South Florida, will receive cash payments equal to $273,031 and $131,793, respectively, at the closing of the merger from South Florida pursuant to the terms of their employment agreements with South Florida. Each employee of South Florida and South Florida Bank who becomes an employee of Fifth Third or any of its subsidiaries or affiliates at or immediately subsequent to the merger, including the executive officers of South Florida, will be entitled to participate in all employee benefit plans sponsored by Fifth Third or its subsidiaries or affiliates on the same terms and to the same extent as similarly situated employees of Fifth Third.

  Fifth Third will also assume all provisions for indemnification and limitation of liability now existing in favor of the directors and officers of South Florida and its subsidiaries. Fifth Third also will purchase and keep in effect for a three-year period, a policy of directors' and officers' liability insurance having liability limits and providing coverage for acts or omissions of the type currently covered by South Florida's existing directors' and officers' liability insurance for acts or omissions occurring at or prior to the merger as long as such coverage may be obtained on a commercially reasonable basis.

                       EFFECT ON SOUTH FLORIDA EMPLOYEES

  Fifth Third will consider employing as many of the employees of South Florida and South Florida Bank who desire employment within the Fifth Third holding company system, to the extent of available positions and consistent with Fifth Third's standard staffing levels and personnel policies.

  The affiliation agreement also provides for the payment of severance amounts to certain employees of South Florida and South Florida Bank.

                        DISSENTERS' RIGHTS OF APPRAISAL


  If you (1) do not vote in favor of the approval of the affiliation agreement,
(2) deliver written notice of your intent to demand payment of the value of your South Florida common stock before the vote on the affiliation agreement is taken and (3) file a notice of your election to dissent within 20 days after you receive notice of the approval of the affiliation agreement, you will be entitled, if and when the merger is consummated, to receive the fair cash value of your shares of South Florida common stock rather than the merger consideration. Your right to exercise your dissenter's rights, however, is contingent upon your strict compliance with the requirement of Sections 607.1301, 607.1302 and 607.1320 of the Florida Business Corporation Act, a copy of which is attached hereto as Annex C. If you intend to submit a written demand for payment of the fair cash value of South Florida common stock you should deliver written notice of such intent before May 12, 1999, to William P. Valenti, President and Chief Executive Officer, South Florida Bank Holding Corporation, 2017 McGregor Boulevard, Ft. Myers, Florida 33901.


                                   ACCOUNTING

  Fifth Third expects the merger to qualify for pooling-of-interests accounting treatment.

                              RECENT DEVELOPMENTS


  Fifth Third's strategy for growth includes strengthening its presence in core markets, expanding into contiguous markets and broadening its product offerings. Consistent with this strategy, in addition to the merger, Fifth Third recently entered into agreements to acquire Enterprise Federal Bancorp, Inc., a Cincinnati, Ohio based savings and loan holding company, Ashland Bankshares, Inc., a bank holding company headquartered in Ashland, Kentucky and Emerald Financial Corp., a savings and loan holding company headquartered in Strongsville, Ohio. Based on the per share market value of Fifth Third common stock on March 31, 1999, Fifth Third expects to issue Fifth Third shares with an aggregate value of approximately $108.1, $80.8 and $226.2 to shareholders of Enterprise, Ashland and Emerald, respectively, representing approximately 2.4% of Fifth Third's outstanding shares. The Enterprise and Ashland acquisitions are expected to be completed during the second quarter of 1999 either shortly before or after the completion of the merger with South Florida. The Emerald acquisition is expected to be completed in the third quarter of 1999.

MARKET PRICE AND DIVIDEND DATA


     Fifth Third common stock is traded on the Nasdaq National Market under the symbol "FITB." On October 21, 1998, the business day immediately preceding the public announcement of the execution of the affiliation agreement setting forth the terms of the merger, and on March 31, 1999, the most recent practicable date prior to the printing of this document, the market prices (closing sales prices) of Fifth Third common stock were $64.81 and $65.94, respectively.



     The following table sets forth (in per share amounts), for the quarterly periods indicated, the high and low sales prices and the dividends declared during each quarterly period:



                                                                FIFTH THIRD COMMON STOCK
                                                              -----------------------------
                                                                                  DIVIDENDS
                                                               HIGH      LOW      DECLARED
                                                              ------    ------    ---------
1996:
First Calendar Quarter......................................  $26.44    $19.33     $0.116
Second Calendar Quarter.....................................  $25.78    $22.00     $0.116
Third Calendar Quarter......................................  $25.94    $22.11     $0.129
Fourth Calendar Quarter.....................................  $33.00    $25.56     $0.129
1997:
First Calendar Quarter......................................  $39.78    $27.00     $0.129
Second Calendar Quarter.....................................  $38.06    $30.94     $0.147
Third Calendar Quarter......................................  $44.33    $36.33     $0.147
Fourth Calendar Quarter.....................................  $55.67    $41.08     $0.147
1998:
First Calendar Quarter......................................  $58.83    $49.50     $0.170
Second Calendar Quarter.....................................  $63.13    $47.50     $0.170
Third Calendar Quarter......................................  $67.25    $49.25     $0.170
Fourth Calendar Quarter.....................................  $74.13    $50.31     $0.200
1999:
First Calendar Quarter .....................................  $75.44    $62.38     $0.200



     South Florida common stock does not trade in any established public market. The last sale of South Florida common stock occurred on March 2, 1999 at a price of $17.50 per share. For calendar years 1997 and 1998, South Florida declared cash dividends of $.20 per share which were paid in February 1998 and February 1999, respectively.

COMPARATIVE PER SHARE DATA

     The following table sets forth certain per-share information for both Fifth Third and South Florida at the dates indicated and for the periods then ended. The equivalent values of such information are based on the exchange ratio of
 .34800 of a share of Fifth Third common stock for each share of South Florida common stock. Neither South Florida nor Fifth Third can give any assurances that the following table will accurately reflect figures and values applicable at the date of completion of the merger.


                                                                                     EQUIVALENT SHARE
                                                                                     BASIS -- .34800
                                                                                      OF A SHARE OF
                                                                                       FIFTH THIRD
                                    FIFTH THIRD                  SOUTH FLORIDA         COMMON STOCK
                       --------------------------------------   ----------------     ----------------
                          HISTORICAL            PRO FORMA          HISTORICAL
                       -----------------    -----------------   ----------------
                       BASIC     DILUTED    BASIC     DILUTED   BASIC    DILUTED     BASIC    DILUTED
                       ------    -------    ------    -------   -----    -------     -----    -------
EARNINGS PER SHARE
Twelve months ended
  December 31:
1998.................  $ 1.80     $1.76     $ 1.80     $1.76    $1.37     $1.36      $0.63     $0.61
1997.................  $ 1.76     $1.73     $ 1.76     $1.73    $1.18     $1.15      $0.61     $0.60
1996.................  $ 1.45     $1.42     $ 1.45     $1.42    $0.83     $0.82      $0.50     $0.49
1995.................  $ 1.31     $1.27     $ 1.31     $1.27    $0.59     $0.59      $0.46     $0.44

DIVIDENDS DECLARED
  PER SHARE
Twelve months ended
  December 31:
1998.................  $0.710     $  --     $0.710     $  --    $0.20     $  --      $0.25     $  --
1997.................  $0.569     $  --     $0.569     $  --    $0.20     $  --      $0.20     $  --
1996.................  $0.489     $  --     $0.489     $  --    $  --     $  --      $0.17     $  --
1995.................  $0.427     $  --     $0.427     $  --    $  --     $  --      $0.15     $  --

BOOK VALUE PER SHARE
At December 31, 1998:  $11.91     $  --     $11.92     $  --    $7.38     $  --      $4.14     $  --

                                  RISK FACTORS

     In making your determination as to how to vote on the merger, you should consider the following factors:

RISKS RELATING TO THE MERGER

  THE EXCHANGE RATIO IS FIXED AND WILL NOT BE ADJUSTED TO REFLECT ANY CHANGES IN STOCK VALUE PRIOR TO THE EFFECTIVE TIME OF THE MERGER.

     The precise value of the merger consideration to be paid to South Florida's shareholders will not be known at the time of the special meeting. The affiliation agreement provides that .34800 of a share of Fifth Third common stock will be issued in the merger in exchange for each share of South Florida common stock. This exchange ratio is fixed and will not be adjusted to reflect any changes in the value of either South Florida or Fifth Third common stock between the date of the affiliation agreement and the effective time of the merger. In addition, the value of Fifth Third common stock will fluctuate prior to the effective time of the merger and may be higher or lower than on the date of the affiliation agreement or the time of the special meeting.

  NO MARKET EXISTS FOR SOUTH FLORIDA COMMON STOCK AND ITS VALUE IN THE MERGER HAS BEEN SUBJECTIVELY DETERMINED.

     South Florida's Board of Directors has subjectively determined that the exchange ratio offered by Fifth Third is fair to South Florida's shareholders and has received a financial opinion from The Carson Medlin Company to that effect. South Florida's Board also believes that the financial terms of the merger are the most favorable that South Florida could obtain at this time based upon its negotiations with Fifth Third and other potential acquirors. However, South Florida's securities are not traded on any securities exchange or other public securities market. Therefore, the actual value of South Florida common stock may be more or less than the proposed merger consideration.

  SOUTH FLORIDA'S SHAREHOLDERS WILL HAVE NO CONTROL OF FIFTH THIRD'S FUTURE OPERATIONS.

     South Florida's shareholders own 100% of South Florida and, in the aggregate, have the power to approve or reject any matters requiring the approval of shareholders under Florida law and South Florida's articles of incorporation. After the merger, South Florida's shareholders in the aggregate will hold approximately 0.16% of the outstanding shares of Fifth Third common stock. Even if all of the former South Florida shareholders voted in concert on all matters presented to Fifth Third's shareholders from time to time, such number of Fifth Third shares likely will not have a major impact on whether such proposals are approved or rejected.

  CERTAIN DIRECTORS AND EXECUTIVE OFFICERS OF SOUTH FLORIDA WILL RECEIVE BENEFITS IN THE MERGER IN ADDITION TO THE MERGER CONSIDERATION RECEIVED BY ALL OTHER SOUTH FLORIDA SHAREHOLDERS.

     Pursuant to the terms of separate employment agreements between South Florida and William P. Valenti, President and Chief Executive Officer of South Florida, and Harold S. Taylor, Executive Vice President and Senior Loan Officer of South Florida, South Florida has agreed that it will pay, at the closing of the merger, all amounts payable under the agreements entered into with them. As to Mr. Valenti, the amount is $273,031 and, as to Mr. Taylor, $131,793. Under the affiliation agreement, Fifth Third will assume all provisions for indemnification and limitation of liability now existing in favor of the directors and officers of South Florida and its subsidiaries. Fifth Third also will purchase and keep in effect for a three-year period, a policy of directors' and officers' liability insurance having liability limits and providing coverage for acts or omissions of the type currently covered by South Florida's existing directors' and officers' liability insurance for acts or omission occurring at or prior to the merger as long as such coverage may be obtained on a commercially reasonable basis.

  SOUTH FLORIDA MAY ENCOUNTER PROBLEMS IN CONTINUING TO OPERATE SOUTH FLORIDA INDEPENDENTLY THAT MAY DIMINISH THE VALUE OF SOUTH FLORIDA'S STOCK IN THE FUTURE.

     If the merger is not consummated, South Florida's shareholders should be aware that South Florida's continuing operations will involve numerous risks. In deciding to pursue the sale of South Florida, the South Florida directors considered several factors including:

     - the increasingly competitive banking environment in which South Florida operates;

     - the increased competition in both deposit and lending activities;

     - the need to provide an array of securities and non-depository products to South Florida customers to remain competitive with those afforded by other larger and more diversified financial institutions;

     - the increasing investment in intellectual property and data processing systems required to remain current with technological developments and customers' needs in a diversifying financial market;

     - the inherent risks in relying on future internal growth and marketing penetration to provide value to South Florida shareholders; and

     - the prices being received for sales of financial institutions in the prevailing market could decline over the ensuing years.

     If these potential problems arose and are not adequately resolved by South Florida, the value of South Florida's stock may diminish.

POST MERGER RISKS

 FIFTH THIRD'S ACQUISITION STRATEGY COULD POSE RISKS.

     Fifth Third has grown through acquisitions in recent years and anticipates that it will make additional acquisitions in the future. Fifth Third frequently evaluates strategic opportunities not only in the banking industry but also in related financial service industries. One or more future acquisitions could be material to Fifth Third. Fifth Third may need to issue more common stock to pay for those acquisitions, which would further dilute the ownership interest of all Fifth Third shareholders at the time of the acquisition. Acquisitions also could require Fifth Third to use substantial cash or other liquid assets or to incur debt. In those events, Fifth Third could become more susceptible to economic downturns and competitive pressures.

 FIFTH THIRD FACES INTENSE COMPETITION FOR FINANCIAL SERVICES.

     Fifth Third competes with hundreds of commercial banks, savings and loans and other financial services providers. In addition to the challenge of attracting and retaining customers for traditional banking services, Fifth Third's competitors now include securities dealers, brokers, mortgage bankers, investment advisors and finance and insurance companies who seek to offer one stop financial services to their customers that may include services that banks have not been able or allowed to offer to their customers in the past. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial services providers. Fifth Third's ability to maintain its history of strong financial performance and return on investment to shareholders will depend in part on Fifth Third's ability to expand its scope of available financial services as needed to meet the needs and demands of its customers.

 FIFTH THIRD MAY ENCOUNTER DIFFICULTIES IN COMBINING THE OPERATIONS OF ACQUIRED ENTITIES WITH FIFTH THIRD'S OWN OPERATIONS.

     Because the markets and industries in which Fifth Third operates are highly competitive, and because of the inherent uncertainties associated with the integration of an acquired company, there can be no assurance that Fifth Third will be able to realize fully the strategic objectives and operating efficiencies in all of its acquisitions, including South Florida. In addition, Fifth Third may lose key personnel, either from the acquired entity or from itself, as a result of acquisitions. These factors could contribute to the benefits expected from acquisitions not being achieved within expected time frames.

 GOVERNMENTAL REGULATION AND LEGISLATION COULD LIMIT FIFTH THIRD'S FUTURE
 GROWTH.

     Fifth Third and its subsidiaries are subject to extensive state and federal regulation, supervision, and legislation which govern almost all aspects of the operations of Fifth Third and its subsidiaries. Such laws may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds. The impact of any such changes may negatively impact Fifth Third's ability to expand its services and to increase the value of its business. In addition, Fifth Third's earnings are affected by the monetary policies of the Federal Reserve Board. Such policies, which include regulating the national supply of bank reserves and bank credit, can have a major effect upon the source and cost of funds and the rates of return earned on loans and investments. The Federal Reserve influences the size and distribution of bank reserves through its open market operations and changes in cash reserve requirements against member bank deposits. We cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on Fifth Third, but such changes could be materially adverse to Fifth Third's shareholders.

 CHANGES IN INTEREST RATES COULD REDUCE FIFTH THIRD'S INCOME AND CASH FLOWS.

     Fifth Third's income and cash flows depend to a great extent on "interest rate differentials" and the resulting net interest margins (i.e., the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on interest-bearing liabilities such as deposits and borrowings). These rates are highly sensitive to many factors which are beyond Fifth Third's control, including general economic conditions and the policies of various governmental and regulatory agencies, in particular, the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the purchase of investments, the generation of deposits, and the rates received on loans and investment securities and paid on deposits. Fluctuations in these areas may adversely affect Fifth Third.

 FIFTH THIRD'S OPERATIONS MUST BE YEAR 2000 COMPLIANT.

     As with other bank holding companies and other businesses generally, Fifth Third is exposed to the risk that the year 2000 could cause system failures which could be disruptive to Fifth Third's operations. Although Fifth Third has undertaken significant projects to minimize the risk that the year 2000 will result in any significant problems for Fifth Third, some factors are not within Fifth Third's direct control and could disrupt Fifth Third's operations.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE.

     This document (including information included or incorporated by reference herein) contains or may contain forward-looking statements that involve risks and uncertainties. This document contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of Fifth Third and South Florida, including statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, those risks discussed above.

                              THE SPECIAL MEETING


     This document and the accompanying form of proxy are being furnished to you in connection with the solicitation by the board of directors of South Florida of proxies to be used at the special meeting to be held on May 12, 1999, at 4:00 p.m., Eastern Daylight Savings Time, at 1500 Colonial Boulevard, Ft. Myers, Florida, and at any adjournments thereof. This document, the enclosed Fifth Third 1998 Annual Report to Shareholders, the South Florida Form 10-KSB for the year ended December 31, 1998 and the enclosed form of proxy are first being sent to you on or about April 7, 1999.


PURPOSE OF THE SPECIAL MEETING

     The purpose of the special meeting of South Florida shareholders is to approve the affiliation agreement, and the transactions contemplated thereby, including the merger of South Florida with and into Fifth Third. South Florida shareholders also may consider and vote upon such other matters as are properly brought before the special meeting, including a proposal to adjourn the special meeting to permit further solicitation of proxies by the South Florida board in the event that there are not sufficient votes to approve the affiliation agreement at the time of the special meeting. However, no proxy which is voted against the affiliation agreement will be voted in favor of adjournment to solicit further proxies for such proposal. As of the date hereof, the South Florida board knows of no business that will be presented for consideration at the special meeting, other than matters described in this document.

VOTING AND REVOCABILITY OF PROXIES

     Shareholders who execute proxies retain the right to revoke them at any time prior to their exercise. Unless revoked, the shares represented by proxies will be voted at the special meeting and all adjournments thereof. Proxies may be revoked by written notice to William P. Valenti, President and Chief Executive Officer at South Florida Bank Holding Corporation, 2017 McGregor Boulevard, Ft. Myers, Florida 33901, by filing a later dated proxy prior to a vote being taken on a particular proposal at the special meeting or by attending the special meeting and voting in person.

     Proxies solicited by the South Florida board will be voted in accordance with the directions given therein. IF YOU DO NOT INDICATE YOUR VOTE ON THE PROXY, YOUR PROXY WILL BE VOTED FOR APPROVAL OF THE AFFILIATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER. YOU ALSO WILL BE DEEMED TO HAVE WAIVED THE APPRAISAL RIGHTS OF A DISSENTING SHAREHOLDER. The proxy confers discretionary authority on the persons named therein to vote South Florida common stock with respect to matters incident to the conduct of the special meeting. If any other business is presented at the special meeting, proxies will be voted in accordance with the discretion of the proxy holders. Proxies marked as abstentions will not be counted as votes cast and, therefore, will have the same effect as a vote against the merger.

VOTE REQUIRED


     The affirmative vote of at least a majority of the shares of South Florida common stock outstanding as of March 30, 1999, is required for the approval of the affiliation agreement and the transactions contemplated thereby.



     We expect that substantially all of the 283,863 shares of South Florida common stock beneficially owned by directors and executive officers of South Florida at the March 30, 1999 record date (22.4% of the 1,265,350 total outstanding shares at that date) will be voted for the approval of the affiliation agreement and the transactions contemplated thereby.


SOLICITATION OF PROXIES

     South Florida will pay the costs of soliciting proxies, except that Fifth Third will pay all expenses of printing and mailing this document. South Florida will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, directors, officers and regular employees of South Florida may solicit proxies personally or by telegraph or telephone without additional compensation.

              PROPOSAL -- MERGER OF SOUTH FLORIDA INTO FIFTH THIRD

     The following description summarizes all material terms of the affiliation agreement. We urge you to read the affiliation agreement, a copy of which is attached as Annex A to this document and is incorporated by reference into this document.

STRUCTURE OF THE MERGER

     Upon completion of the merger, South Florida will merge with and into Fifth Third and South Florida will cease to exist as a separate entity. In a related simultaneous transaction, South Florida Bank will merge with and into Fifth Third Bank, Florida.

CORPORATE GOVERNANCE

     The respective boards of directors of Fifth Third and Fifth Third Bank, Florida after the merger is consummated will consist of all of the members of such boards of directors who are in office at the effective time of the merger. Such directors will continue to serve as directors for the term for which they were elected, subject to the applicable code of regulations and in accordance with law. The officers of Fifth Third and Fifth Third Bank, Florida after the merger is consummated will be those officers who are in office at the effective time of the merger, subject to the applicable code of regulations and in accordance with law.

MERGER CONSIDERATION

     Each share of South Florida common stock (excluding treasury shares and shares that properly dissent to the merger) that is issued and outstanding immediately prior to the effective time of the merger will be canceled and converted, by virtue of the merger and without further action, into the right to receive .34800 of a share of Fifth Third common stock. In the event of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivisions of Fifth Third common stock or any other event or action which has a similar economic effect before the effective time of the merger, the exchange ratio will be adjusted so as to give shareholders of South Florida the economic benefit of such event or action.


     THE VALUE OF THE FIFTH THIRD COMMON STOCK TO BE RECEIVED BY YOU WILL DEPEND ON THE MARKET PRICE OF SHARES OF FIFTH THIRD COMMON STOCK AT THE EFFECTIVE TIME OF THE MERGER. THE MARKET PRICE OF FIFTH THIRD COMMON STOCK IS SUBJECT TO CHANGE AT ALL TIMES BASED ON THE FUTURE FINANCIAL CONDITION AND OPERATING RESULTS OF FIFTH THIRD, FUTURE MARKET CONDITIONS AND OTHER FACTORS. ON OCTOBER 21, 1998, THE BUSINESS DAY IMMEDIATELY PRECEDING PUBLIC ANNOUNCEMENT OF THE MERGER, FIFTH THIRD'S COMMON STOCK CLOSED AT $64.81. BETWEEN OCTOBER 21, 1998 AND MARCH 31, 1999, FIFTH THIRD'S COMMON STOCK TRADED AS HIGH AS $75.44 AND AS LOW AS $62.38. ON MARCH 31, 1999, FIFTH THIRD'S COMMON STOCK CLOSED AT $65.94. THE MARKET PRICE OF FIFTH THIRD COMMON STOCK AT THE EFFECTIVE TIME OF THE MERGER MAY BE SUBSTANTIALLY HIGHER OR LOWER THAN RECENT PRICES. YOU ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR FIFTH THIRD COMMON STOCK.


NO FRACTIONAL SHARES

     Only whole shares of Fifth Third common stock will be issued in connection with the merger. In lieu of fractional shares, each holder of South Florida common stock otherwise entitled to a fractional share of Fifth Third common stock will be paid therefor in cash, without interest, an amount equal to the amount of such fraction multiplied by the closing price of Fifth Third common stock as reported on the Nasdaq National Market on the date the merger is completed. No shareholder will be entitled to interest, dividends, voting rights or other rights in respect of any such fractional share.

EFFECTIVE TIME OF THE MERGER

     Unless we agree otherwise, the effective time of the merger will occur on a Friday which is as soon as is reasonably possible following the date on which all conditions contained in the affiliation agreement have been met or waived, including the expiration of all applicable waiting periods. We anticipate that the effective time of the merger will occur in June, 1999, although no assurance can be given in this regard. South Florida and Fifth Third each will have the right, but not the obligation, to terminate the affiliation agreement if the effective time of the merger does not occur on or before June 30, 1999, subject to certain conditions.

EXCHANGE OF CERTIFICATES

     After the effective time of the merger, you will cease to have any rights as a shareholder of South Florida, and your sole right will pertain to the right to receive shares of Fifth Third common stock and cash in lieu of fractional shares, if any, into which your shares of South Florida common stock will have been converted pursuant to the affiliation agreement or fair value in cash if you perfect your dissenters' rights pursuant to Florida law.

     As soon as practicable after the effective time of the merger, if you have not dissented to the merger, Fifth Third will send to you a letter of transmittal for use in submitting to Fifth Third, acting as exchange agent, certificates formerly representing shares of South Florida common stock to be exchanged for certificates representing Fifth Third common stock (and, to the extent applicable, cash in lieu of fractional shares of Fifth Third common stock) which you are entitled to receive as a result of the merger. You will also receive instructions for handling lost South Florida share certificates. You will not be entitled to receive any dividends or other distributions which may be payable to holders of record of Fifth Third common stock following the effective time of the merger until you have surrendered and exchanged your certificates evidencing ownership of South Florida common stock. Any dividends payable on Fifth Third common stock after the effective time of the merger will be paid to the exchange agent and, upon receipt of your certificates representing South Florida common stock, the exchange agent will forward to you
(1) certificates representing your shares of Fifth Third common stock, (2) dividends declared thereon subsequent to the effective time of the merger, without interest, and (3) the cash value of any fractional shares, without interest. You should not submit share certificates until you have received written instructions to do so.

     At the effective time of the merger, the stock transfer books of South Florida will be closed and no transfer of South Florida common stock will thereafter be made on such books. If a certificate formerly representing South Florida common stock is presented to South Florida or Fifth Third, it will be forwarded to the exchange agent for cancellation and exchange for a certificate representing shares of Fifth Third common stock.

BACKGROUND OF THE MERGER

     From time to time over the past several years South Florida had been contacted by investment bankers and other financial institutions inquiring as to South Florida's interest in being acquired or merging on a "combination of equals" basis. In August 1997, Ms. Colleen Kevetko, President of Fifth Third Bank, Florida, contacted William P. Valenti, President and Chief Executive Officer of South Florida, regarding the possible interest of Fifth Third in acquiring South Florida. On August 20, 1997, Ms. Kevetko met with Mr. Valenti to discuss Fifth Third and South Florida. Ms. Kevetko suggested South Florida representatives meet with Mr. George Schaefer, President and Chief Executive Officer of Fifth Third. On August 29, 1997, Dr. Ernest Hendry, Chairman of South Florida, and Mr. Valenti met with Mr. Schaefer and Ms. Kevetko, who indicated that Fifth Third was interested in pursuing an acquisition of South Florida. On September 9, 1997, the South Florida board met to discuss the overtures received from Fifth Third. The board directed Dr. Hendry to advise Mr. Schaefer of South Florida's appreciation for Fifth Third's interest, and of South Florida's desire, at that time, not to pursue a sale transaction. On September 17, 1997, Dr. Hendry sent a letter to Mr. Schaefer pursuant to the board's instructions.

     On February 26, 1998, subsequent to another request from Ms. Kevetko, Dr. Hendry and Mr. Valenti met with Ms. Kevetko and Robert Niehaus, Executive Vice President of Fifth Third. Mr. Niehaus offered to review certain South Florida financial information and provide a non-binding assessment of an amount that Fifth Third might be willing to offer for an acquisition of South Florida.

     On April 13, 1998, Mr. Niehaus sent a letter to Mr. Valenti advising of Fifth Third's preliminary indication of interest in pursuing an acquisition of South Florida, subject to performance by Fifth Third of a due diligence review and the negotiation of a definitive agreement. The proposed terms of the letter include the payment of $19.00 per share for South Florida common stock, based upon a fixed exchange ratio of .2203 share of Fifth Third common stock for each share of South Florida common stock. On April 14, 1998, the South Florida board met to review the letter received from Mr. Niehaus. The board decided that it was not interested in pursuing a sale of South Florida upon the terms set forth in the letter, but in view of the indication of interest received from Fifth Third, asked Mr. Valenti to contact a financial advisor to assist the South Florida board in evaluating South Florida's strategic position. Following the meeting, Dr. Hendry sent a letter to Mr. Niehaus once again thanking Fifth Third for its interest but indicating that South Florida did not desire to pursue a transaction at that time.

     On July 1, 1998, the respective boards of directors of South Florida and South Florida Bank met. At the meeting, Mr. Steven W. Carson, President of The Carson Medlin Company, made a presentation to the South Florida board on South Florida's prospects, potential value and strategic alternatives. Mr. Carson also reviewed the consolidation trend in the financial institutions industry for the acquisition of community banks, select merger and acquisition transactions in Florida over the past several years, the process for marketing a financial institution for sale, and certain related pricing and fee factors. Following the meeting, Mr. Carson was requested to submit a proposal for consideration by South Florida to serve as financial advisor to South Florida. Management of South Florida, pursuant to request of the South Florida board, also solicited an engagement proposal from another investment banking firm.

     On July 14, 1998, the South Florida board met to review proposed engagement letters received from Carson Medlin and another investment banking firm. The board approved engaging Carson Medlin to assist the board in the assessment of South Florida's prospects, to render financial advisory and investment banking services relating to a possible sale of all or substantially all of the stock or assets of South Florida, and potentially render a fairness opinion on consideration received in any acquisition transaction.

     On July 20, 1998, South Florida signed an engagement letter retaining the services of Carson Medlin.

     On July 28, 1998, the South Florida board met to review a presentation by Mr. Carson. Mr. Carson provided an overview of Carson Medlin's assessment of South Florida's strategic position and potential alternative courses to enhance and realize shareholder value. At the meeting, the directors discussed:

     - their assessment of South Florida's prospects, including future performance prospects;

     - the range of prices that had been paid for sales of financial institutions over recent periods;

     - the desirability of providing liquidity for holders of South Florida common stock;

     - the risk that the prices being received for sales of financial institutions in the prevailing market could decline over the ensuing years;

     - the consolidation trend in the financial institutions industry;

     - the opportunities that bank mergers presented to South Florida;

     - the financial institutions that might have an interest in pursuing a transaction with South Florida;

     - the increasingly competitive banking environment in which South Florida operates;

     - the increased competition in both deposit and lending activities; and

     - the inherent risk in relying on future internal growth and marketing penetration.

     Without committing to any possible sale of South Florida at that time, the board authorized Carson Medlin to compile a list of financial institutions that might have an interest in pursuing an acquisition of South Florida.

     On August 11, 1998, Mr. Carson met with the South Florida board to discuss further a possible sale of South Florida and acquirors who might have a possible interest in pursuing an acquisition transaction. Following the discussion, the directors authorized Mr. Carson to proceed with preliminary contacts. Commencing August 27, 1998, Carson Medlin began contacting potential acquirers and sending out confidentiality agreements and a confidential memorandum which had been prepared setting forth certain information regarding South Florida.

     From August 27, 1998 to September 3, 1998, Carson Medlin contacted 16 financial institutions regarding their interest in pursuing a possible acquisition of South Florida. Several of the institutions, including Fifth Third, requested additional information and held discussions with representatives of Carson Medlin. On September 14, 1998, Carson Medlin and South Florida representatives met with representatives of another financial institution that had expressed an interest in acquiring South Florida and which subsequently submitted a proposal for the acquisition of South Florida.

     On September 22, 1998, Mr. Carson provided an analysis to the South Florida board of initial indications received from prospects that had been targeted as potential acquirers of South Florida. Mr. Carson reported that of the 16 potential acquirers that had been contacted, 10 financial institutions (including Fifth Third) had entered into a confidentiality agreement and received a confidential memorandum regarding South Florida. Six of the institutions contacted did not express any interest in receiving a confidential memorandum. As to the 10 institutions that elected to receive the confidential memorandum, three declined to submit a bid to acquire South Florida. Mr. Carson reviewed the seven proposals received from financial institutions. He also reviewed the indications of interest received from the two highest bidders (including Fifth Third) and provided an analysis of the proposed terms and pricing of the transaction. The highest proposal exceeded the Fifth Third proposal by less than 10%.

     The South Florida board decided to pursue the Fifth Third proposal based upon its belief, as well as that of Carson Medlin, that the Fifth Third stock was a higher quality stock than the stock of the other bidder and that the Fifth Third shares were more actively traded (as compared to the other bidder's shares, which would were not then traded on Nasdaq) and thus offered more potential liquidity to South Florida shareholders. After additional discussion, the South Florida board determined to pursue additional discussions with Fifth Third and directed Mr. Carson to request Fifth Third to further refine its offer, and in particular to fix the exchange rate of .34800 shares of Fifth Third common stock for each share of South Florida common stock. The South Florida board felt that the then recent decline in Fifth Third shares afforded an opportunity for potential upside to South Florida shareholders. The South Florida board did not want to lose the benefit of this potential appreciation and thus pursued a fixed exchange ratio. On October 16, 1998, as a result of the appreciation in the Fifth Third shares in the interim, the Fifth Third exchange ratio of .34800 shares of Fifth Third common stock exceeded the proposals received from all other bidders.

     On September 23, 1998, the South Florida board met to review a presentation from Mr. Carson. Mr. Carson reported that Fifth Third had agreed to amend its offer to provide for a fixed exchange ratio of .34800 shares of Fifth Third common stock for South Florida common stock. Following the discussion, the board authorized South Florida representatives to commence negotiation of the terms of the definitive agreement with Fifth Third. On October 3, 1998, Fifth Third performed a due diligence investigation of South Florida. During the ensuing week, Fifth Third and South Florida representatives continued negotiating the terms of a definitive agreement. The agreement was reviewed by the board of directors of South Florida at a meeting held on October 13, 1998. The South Florida board authorized South Florida's legal counsel to continue finalizing the terms of the Agreement.

     On October 20, 1998, the South Florida board reviewed the terms of the affiliation agreement, and received presentations from South Florida's legal counsel and Mr. Carson. At this meeting, legal counsel reviewed generally the fiduciary obligations of directors in sales of financial institutions and commented on the form of definitive agreement, the non-competition and affiliate agreements to be entered into between South Florida's directors and executive officers and Fifth Third, and the change of control provisions of employment agreements previously entered into with several South Florida officers that would arise as a result of the merger. See "Terms of the Affiliation
Agreement -- Interests of Certain Persons in the Merger."

The South Florida board authorized South Florida's legal counsel to continue discussions with Fifth Third for finalizing the terms of a definitive agreement.

     On October 22, 1998, the South Florida board met to review the terms of the affiliation agreement, and discuss related issues with South Florida's legal counsel and Mr. Carson. At the meeting, Mr. Carson delivered Carson Medlin's written opinion that the consideration to be received by the shareholders of South Florida in the merger is fair, from a financial point of view. South Florida's board then unanimously approved the affiliation agreement and the transactions contemplated thereby. South Florida's management also was authorized to execute the affiliation agreement, which was signed by Fifth Third and South Florida effective October 22, 1998.

REASONS FOR THE MERGER

     The South Florida board believes that the merger is in the best interests of South Florida and its shareholders. The South Florida board considered a number of factors in deciding to approve and recommend the terms of the affiliation agreement to South Florida shareholders, including the following:

     - the terms of the proposed transaction;

     - the financial condition, results of operations, and future prospects of South Florida;

     - the value of the consideration to be received by South Florida shareholders relative to the book value and earnings per share of South Florida common stock;

     - the competitive and regulatory environment for financial institutions generally;

     - the fact that the merger will enable South Florida shareholders to exchange their shares of South Florida common stock (for which there is no established public trading market) for shares of common stock of a larger and more diversified entity, the stock of which is more widely held and more actively traded;,

     - that the merger will enable South Florida shareholders to hold stock in a financial institution that has historically paid higher cash dividends for a longer term to its shareholders as compared to South Florida (which only commenced paying cash dividends in 1998);

     - the likelihood of receiving the requisite regulatory approvals;,

     - that it is expected that the merger will be a tax-free transaction (except in respect of cash received for South Florida common stock) for federal income tax purposes; and

     - the opinion received from The Carson Medlin Company that the consideration to be received in the merger is fair, from a financial point of view, to the shareholders of South Florida.

     The South Florida board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given different weight to different factors. THE SOUTH FLORIDA BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF SOUTH FLORIDA AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SOUTH FLORIDA SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE AFFILIATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     Fifth Third's primary reason for consummating the merger is to further a long-range commitment of realigning and expanding its banking system to better meet and satisfy the needs of its customers, including those in South Florida's service area. Fifth Third's acquisition strategy has generally been to expand its existing markets. Fifth Third's acquisition of South Florida is designed to strengthen Fifth Third's ability to compete in the Ft. Myers area by increasing its presence, consumer access and sales force.

OPINION OF FINANCIAL ADVISOR TO SOUTH FLORIDA

     Pursuant to a letter agreement dated July 15, 1998, Carson Medlin was engaged to advise South Florida on potential strategic alternatives to enhance shareholder value and to search for and assist South Florida in negotiations with parties who might wish to acquire South Florida. In addition, Carson Medlin was asked to render its opinion as to the fairness, from a financial point of view, of the consideration to be received by South Florida shareholders in a resulting transaction. South Florida selected Carson Medlin as its financial adviser on the basis of Carson Medlin's historical relationship with South Florida and Carson Medlin's experience and expertise in representing community banks in acquisition transactions. Carson Medlin is an investment banking firm which specializes in the securities of financial institutions located in the southeastern United States. As part of its investment banking activities, Carson Medlin is regularly engaged in the valuation of financial institutions and transactions relating to their securities.


     Carson Medlin delivered its written opinion dated October 22, 1998 to the South Florida board stating that the consideration provided for in the affiliation agreement is fair, from a financial point of view, to the shareholders of South Florida. Carson Medlin subsequently confirmed such opinion in writing as of March 31, 1999, the most recent practicable date prior to the printing of this document.



     The full text of Carson Medlin's written opinion dated March 31, 1999 is attached as Annex B. It should be read in its entirety with respect to the procedures followed, assumptions made, matters considered and qualification and limitation on the review undertaken by Carson Medlin in connection with its opinion. Carson Medlin's opinion is addressed to the South Florida board and is substantially identical to the written opinion previously delivered to the South Florida board dated October 22, 1998. This summary of Carson Medlin's opinion is qualified in its entirety by reference to the full text of such opinion. Carson Medlin's opinions to the South Florida board rendered in connection with the merger do not constitute a recommendation to any South Florida shareholder regarding how such stockholder should vote at the special meeting.


     No limitations were imposed by the Florida board or management upon Carson Medlin with respect to the investigations made or the procedures followed by Carson Medlin in rendering its opinions.

     The preparation of a financial fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. In connection with rendering its opinions, Carson Medlin performed a variety of financial analyses. Carson Medlin believes that its analyses must be considered together as a whole and that selecting portions of such analyses and the facts considered therein, without considering all other factors and analyses, could create an incomplete or inaccurate view of the analyses and the process underlying the rendering of Carson Medlin's opinions. In performing its analyses, Carson Medlin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Fifth Third and South Florida and which may not be realized. Any estimates contained in Carson Medlin's analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which such companies or their securities may actually be sold.

     Carson Medlin has relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purpose of rendering its opinions. Carson Medlin did not undertake any independent evaluation or appraisal of the assets and liabilities of Fifth Third or South Florida, nor was it furnished with any such appraisals. Carson Medlin is not expert in the evaluation of loan portfolios, including under-performing or non-performing assets, charge-offs or the allowance for loan losses; has not reviewed any individual credit files of Fifth Third or South Florida; and has assumed that the allowances for each of Fifth Third and South Florida are in the aggregate adequate to cover such losses. In addition, Carson Medlin is not expert in the evaluation of Year 2000 readiness, compliance, or expense allocations and has assumed that Fifth Third and South Florida have each taken appropriate steps or actions to properly address this issue. Carson Medlin's opinion is necessarily based on economic, market and other conditions existing on the date of its opinion, and on information as of various earlier dates made available to it. Carson Medlin assumed that the merger will be recorded as a pooling-of-interests under generally accepted accounting principles.

     In connection with its opinion, dated October 22, 1998, Carson Medlin reviewed:

     - the Agreement;

     - the annual reports to shareholders of Fifth Third, including the audited financial statements for the five years ended December 31, 1997;

     - audited financial statements of South Florida for the five years ended December 31, 1997;

     - certain financial and operating information with respect to the business, operations and prospects of Fifth Third and South Florida; and

     - the unaudited interim financial statements of Fifth Third and South Florida for the nine months ended September 30, 1998.

     In addition, Carson Medlin:

     - held discussions with members of the senior management of Fifth Third and South Florida regarding the historical and current business operations, financial condition and future prospects of their respective companies;

     - reviewed the historical market prices and trading activity for the common stock of Fifth Third and South Florida and compared them with those of certain publicly traded companies which it deemed to be relevant;

     - compared the results of operations of Fifth Third and South Florida with those of certain financial institutions which it deemed to be relevant;

     - compared the financial terms of the merger with the financial terms, to the extent publicly available, of certain other recent business combinations of financial institutions; and

     - conducted such other studies, analyses, inquiries and examinations as Carson Medlin deemed appropriate.

VALUATION METHODOLOGIES

     The following is a summary of the principal analyses performed by Carson Medlin in connection with its opinion provided to the South Florida board on October 22, 1998.

     SUMMARY OF PROPOSAL. Carson Medlin reviewed the terms of the proposed merger, including the form of consideration, the exchange ratio, the closing price of Fifth Third's Common Stock as of October 21, 1998, and the resulting price per share of South Florida common stock pursuant to the proposed merger. Under the terms of the Agreement, each outstanding share of South Florida common stock will be converted into .34800 shares of Fifth Third's common stock resulting in an indicated value of $22.55 per share based on the closing price of Fifth Third's common stock on October 21, 1998 of $64 13/16 per share. Carson Medlin calculated that the indicated value represented 315% of stated book value at September 30, 1998, 36.8 times 1998 estimated fully taxed core earnings, a 28.4% core deposit premium at September 30, 1998 (defined as the aggregate transaction value minus stated book value divided by core deposits) and 33.6% of total assets of South Florida at September 30, 1998.

     INDUSTRY COMPARATIVE ANALYSIS. In connection with rendering its opinion, Carson Medlin compared selected operating results of South Florida to those of 52 publicly-traded community commercial banks in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Virginia and West Virginia (the "SIBR Banks") as contained in the Southeastern Independent Bank Review(TM), a proprietary research publication prepared by Carson Medlin quarterly since 1991. The SIBR Banks range in asset size from approximately $128 million to $2.7 billion and in shareholders' equity from approximately $13.9 million to $272.0 million. Carson Medlin considers this group of financial institutions more comparable to South Florida than larger, more widely traded regional financial institutions. Carson Medlin compared, among other factors, profitability, capitalization, and asset quality of South Florida to these financial institutions. Carson Medlin noted that based on results for the three months ended March 31, 1998:

     - South Florida had a fully taxed core earnings return on average assets of 1.03%, compared to mean return on average assets of 1.30% for the SIBR Banks;

     - South Florida had a return on average equity of 11.7%, compared to mean return on average equity of 13.0% for the SIBR Banks;

     - South Florida had common equity to total assets at March 31, 1998 of 9.07%, compared to mean common equity to total assets of 9.81% for the SIBR Banks; and

     - South Florida had nonperforming assets (defined as loans 90 days past due, nonaccrual loans and other real estate) to total loans net of unearned income and other real estate at March 31, 1998 of 1.36%, compared to mean nonperforming assets to total loans net of unearned income and other real estate of 0.94% for the SIBR Banks.

     This comparison indicated that South Florida's financial performance was below the average SIBR Bank for profitability factors, asset quality and capitalization.

     Carson Medlin also compared selected operating results of Fifth Third to those of five other publicly-traded bank holding companies in the midwest. The companies are: Comerica, Inc., Huntington Bancshares Incorporated, National City Corp., Old Kent Financial Corp., and Star Banc Corp. Carson Medlin considers this group of financial institutions comparable to Fifth Third as to financial characteristics, operating philosophy, and the market for its stock. Carson Medlin compared selected balance sheet data, asset quality, capitalization, profitability ratios and market statistics using financial data at or for the nine month period ended September 30, 1998 and market data as of October 21, 1998. This comparison showed, among other things, that:

     - for the nine months ended September 30, 1998, Fifth Third's return on average assets was 1.89% compared to a mean of 1.54% and a median of 1.55% for the comparable companies;

     - for the nine months ended September 30, 1998, Fifth Third's return on average equity was 18.60% compared to a mean of 18.99% and a median of 19.08% for the comparable companies;

     - for the nine months ended September 30, 1998, Fifth Third's efficiency ratio (defined as noninterest expense divided by the sum of noninterest income and taxable equivalent net interest income before provision for loan losses) was 42.6% compared to a mean of 56.0% and a median of 56.8% for the comparable companies;

     - at September 30, 1998, Fifth Third's stockholders' equity to total assets was 10.98% compared to a mean of 8.42% and a median of 8.44% for the comparable companies;

     - at September 30, 1998, Fifth Third's nonperforming assets to total assets were 0.48% compared to a mean of 0.35% and a median of 0.35% for the comparable companies;

     - at October 21, 1998, Fifth Third's price to trailing twelve months earnings was 39.0 times compared to a mean of 19.8 times and a median of
       18.9 times for the comparable companies;

     - at October 21, 1998, Fifth Third's price to book value was 556% compared to a mean of 349% and a median of 363% for the comparable companies.

     This comparison indicated that Fifth Third's financial and stock performance was above that of the comparable companies for most of the factors considered.

     COMPARABLE TRANSACTION ANALYSIS. Carson Medlin reviewed certain information relating to 16 selected merger transactions involving commercial banks in southwest Florida announced since January 1997. The acquiree/acquirors in the comparable transactions were: First Independence Bank of Florida/The Colonial BancGroup, Inc., Citizens National Bank & Trust/Gulf West Banks, Inc., Florida Gulfcoast Bancorp/Provident Bancorp, Indian Rocks State Bank/FNB Corp., South Florida Banking Company/The Colonial BancGroup,

Inc., Mercantile Bank of Southwest Florida/FNB Corp., West Coast Bank/FNB Corp., First Central Bank/The Colonial BancGroup, Inc., Murdock Florida Bank/American Bancshares, Key Florida Bancorp/Regions Financial Corp., First National Bank of Tampa/Florida Banks, Inc., Seminole Bank/FNB Corp., Village Bankshares, Inc./Regions Financial Corp., Citizens Holding Corp./FNB Corp., Guaranty Bank & Trust/FNB Corp., and Northside Bank of Tampa/Republic Security Financial Corp. Carson Medlin considered, among other factors, the earnings, capital level, asset size and quality of assets of the acquired financial institutions. Carson Medlin compared the transaction prices at the time of announcement to the stated book value, earnings, core deposits and total assets of the acquired institutions.

     Carson Medlin calculated an average price to stated book value multiple for the comparable transactions of 284.8% which indicated a value of South Florida of $20.42 per share (based on South Florida's stated book value of $7.17 per share at September 30, 1998). The consideration implied by multiplying the exchange ratio and Fifth Third's common stock price as of October 21, 1998 was $22.55 per share and implies a price to stated book value multiple of 315% which is above the average of the range for the comparable transactions.

     Carson Medlin calculated an average price to earnings multiple for the comparable transactions of 24.6 times which indicated a value for South Florida Bank of $15.01 per share (based on South Florida's 1998 estimated fully taxed core earnings per share of $0.61 per share). The consideration implied by the terms of the affiliation agreement is $22.55 per share and implies a price to earnings multiple of 36.8 times which is above the average for the comparable transactions.

     Carson Medlin calculated an average core deposit premium for the comparable transactions of 24.4%. The premium on South Florida's core deposits implied by the terms of the affiliation agreement is 28.4%, above the average of the range for the comparable transactions.

     Finally, Carson Medlin calculated an average price as a percentage of total assets for the comparable transactions of 19.4%. The percentage of total assets implied by the terms of the affiliation agreement is approximately 33.6%, above the average of the range for the comparable transactions.

     No company or transaction used in Carson Medlin's analyses is identical to Fifth Third, South Florida or the contemplated transaction. Accordingly, the results of these analyses necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Fifth Third and South Florida and other factors that could affect the value of the companies to which they have been compared.

     PRESENT VALUE ANALYSIS. Carson Medlin calculated the present value of South Florida assuming that South Florida remained an independent bank. For purposes of this analysis, Carson Medlin utilized certain projections of South Florida's future growth of assets, earnings and dividends and assumed that the South Florida common stock would be sold at the end of 5 years at 24.6 times of projected 2003 earnings (based on the average of the Comparable Transactions). This value was then discounted to present value utilizing discount rates of 12% through 16%. These rates were selected because, in Carson Medlin's experience, they represent the rates that investors in securities such as the South Florida common stock would demand in light of the potential appreciation and risks. On the basis of these assumptions, Carson Medlin calculated that the present value of South Florida as an independent bank ranged from $17.78 per share to $21.14 per share. The consideration implied by the terms of the agreement was $22.55 per share which falls above the high end of the range under present value analysis. Carson Medlin noted that the present value analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including assets and earnings growth rates, dividend payout rates, terminal values and discount rates.

     STOCK TRADING HISTORY. Carson Medlin reviewed and analyzed the historical trading prices and volumes for the Fifth Third common stock on a monthly basis from December 1995 to September 1998. Carson Medlin also compared price performance of the Fifth Third common stock to the five comparable companies over the past 24 quarters ended September 30, 1998 on a price to earnings and price to book value basis.

Carson Medlin considers Fifth Third common stock to be liquid and marketable in comparison with these comparable companies and other bank holding companies.

     This analysis showed that over the past 24 quarters, Fifth Third's common stock has traded above the average of the comparable companies based on price to trailing 12 months earnings. In the most recent quarter, Fifth Third's common stock traded at 39.5 times earnings compared to 20.0 times for the comparable companies. The analysis of Fifth Third's trading on a book value basis was similar. In the most recent quarter, Fifth Third's common stock traded at 562% of book value compared to 353% of book value for the comparable companies.

     Carson Medlin also examined the trading prices and volumes of South Florida common stock. South Florida common stock has not traded in volumes sufficient to be meaningful. Therefore, Carson Medlin did not place any weight on the market price of the South Florida common stock.

     CONTRIBUTION ANALYSIS. Carson Medlin reviewed the relative contributions in terms of various balance sheet and income statement components to be made by South Florida and Fifth Third to the combined institution based on (i) balance sheet data at September 30, 1998, and (ii) net income for the nine months ended September 30, 1998. The income statement and balance sheet components analyzed included total assets, net loans, total deposits, shareholders' equity, and net income. This analysis showed that, while South Florida shareholders would own approximately 0.2% of the aggregate outstanding shares of the combined institution based on the exchange ratio, South Florida was contributing 0.3% of total assets, 0.3% of loans, net of unearned income, 0.4% of total deposits, 0.3% of shareholders' equity, and 0.2% of pre-tax income for the nine months ended September 30, 1998.

     OTHER ANALYSIS. Carson Medlin also reviewed selected investment research reports on and earnings estimates for Fifth Third.

     The opinion expressed by Carson Medlin was based upon market, economic and other relevant considerations as they existed and have been evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of South Florida could materially affect the assumptions used in preparing the opinion.


     In connection with its opinion dated March 31, 1999, the most recent practicable date prior to the printing of this document, Carson Medlin confirmed the appropriateness of its reliance on the analyses used to render its October 22, 1998 opinion by performing procedures to update certain of such analyses and reviewing the assumptions on which its analyses were based and the factors considered in connection therewith.


FEDERAL INCOME TAX CONSEQUENCES

     Fifth Third and South Florida will receive an opinion from Graydon, Head & Ritchey that for federal income tax purposes the merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

     In rendering its opinion, Graydon, Head & Ritchey will rely upon representations contained in letters from Fifth Third and South Florida delivered for purposes of the opinion. The opinion of Graydon, Head & Ritchey will also be based on the assumption that the merger will be consummated in accordance with the provisions of the affiliation agreement, that the merger will qualify as a statutory merger under state law and that the representations made by Fifth Third and South Florida in the affiliation agreement are accurate. An opinion of counsel only represents counsel's best legal judgment on the matters addressed in the opinion, and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the issues. Neither Fifth Third nor South Florida has requested or will request a ruling from the Internal Revenue Service with regard to any of the federal income tax consequences of the merger.

     Provided that the merger constitutes a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, for federal income tax purposes:

     - no gain or loss will be recognized by South Florida as a result of the merger;

     - no gain or loss will be recognized by Fifth Third as a result of the merger;

     - no gain or loss will be recognized by a shareholder of South Florida who receives solely Fifth Third common stock in exchange for South Florida common stock pursuant to the terms of the affiliation agreement, except to the extent of any cash received for any fractional share interest in Fifth Third common stock to which the shareholder may be entitled;

     - the aggregate federal income tax basis of the Fifth Third common stock received by a South Florida shareholder who receives solely Fifth Third common stock in exchange for South Florida common stock pursuant to the terms of the affiliation agreement will be, in each instance, the same as the aggregate federal income tax basis of the South Florida common stock surrendered in exchange therefor, reduced by any amount allocated to a fractional share of Fifth Third common stock with respect to which cash is received;

     - the holding period of the Fifth Third common stock received (including any fractional share deemed received and redeemed for cash) by a South Florida shareholder will include, in each case, the period during which the South Florida common stock surrendered in exchange therefor was held, provided that the South Florida common stock was held as a capital asset by such shareholder on the date of the exchange; and

     - a holder of South Florida common stock who receives cash in lieu of a fractional share of Fifth Third common stock will, in general, recognize capital gain under Section 302 of the Internal Revenue Code on the excess of the amount received for such fractional share over the shareholder's adjusted basis in such fractional share.

     A South Florida shareholder who perfects dissenters' rights with respect to such person's shares of South Florida common stock will, in general, recognize capital gain under Section 302 of the Internal Revenue Code on the excess amount received over the shareholder's adjusted basis in the holder's South Florida shares.

     The foregoing discussion is a summary of the material federal income tax consequences of the merger. The foregoing discussion does not address the tax consequences that may be relevant to particular taxpayers in light of their personal circumstances (for example, individuals who receive Fifth Third common stock in exchange for South Florida common stock acquired as a result of the exercise of employee stock options or otherwise as compensation) or to taxpayers subject to special treatment under the Internal Revenue Code (for example, insurance companies, financial institutions, dealers in securities, tax-exempt organizations, foreign corporations, foreign partnerships, or other foreign entities and individuals who are not citizens or residents of the United States).

     No information is provided herein with respect to the tax consequences, if any, of the merger under applicable state, local, foreign, and other tax laws. The foregoing discussion is based upon the provisions of the Internal Revenue Code, applicable Treasury regulations thereunder, Internal Revenue Service rulings, and judicial decisions as in effect as of the date hereof. There can be no assurance that future legislative, administrative, or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth herein. Any such change could apply retroactively and could affect the accuracy of such discussion.

     You are urged to consult your own tax advisor as to the specific tax consequences to you of the merger, including the application of federal, state, local, foreign and other tax laws.

ACCOUNTING TREATMENT

     The merger is intended to qualify for pooling-of-interests accounting treatment. Under pooling-of-interests accounting treatment, as of the effective time of the merger, the assets and liabilities of South Florida will be added to those of Fifth Third at their recorded book values and the shareholders' equity account of South Florida will be included on Fifth Third's consolidated balance sheet.

RESALE OF FIFTH THIRD COMMON STOCK BY AFFILIATES

     The shares of Fifth Third common stock to be issued to shareholders of South Florida in connection with the merger will be registered under the Securities Act of 1933. The Fifth Third shares will be freely transferable under the Securities Act, except for shares issued to affiliates of South Florida or Fifth Third at the time of the special meeting. An affiliate is a director, an executive officer or a 10% or more shareholder at the time of the special meeting.

     Rule 145 under the Securities Act restricts the sale of Fifth Third common stock received in the merger by affiliates. During the first year following the effective time of the merger, affiliates of South Florida who do not become affiliates of Fifth Third may resell the Fifth Third common stock received by them in connection with the merger upon compliance with the following conditions of Rule 144:

     - Fifth Third must have satisfied its reporting requirements under the Exchange Act for the 12 months preceding the proposed sale;

     - the number of shares sold in any three month period is limited to the greater of (i) one percent of Fifth Third's shares outstanding or (ii) the average weekly trading volume during the four calendar weeks preceding the sale; and

     - the shares must be sold by a broker in a routine open market transaction that does not involve the solicitation of orders for purchase.

     Shares of Fifth Third common stock sold by (1) an affiliate's spouse or relative living in the affiliate's household, or (2) any trust or estate in which the affiliate or person listed in (1) collectively owns ten percent or more of the beneficial interest or of which any such person serves as trustee or executor, or (3) any corporation in which the affiliate or any person specified in (1) beneficially owns at least ten percent of an equity interest, will be aggregated with the number of shares sold by the affiliate for purposes of determining whether the volume limitations of Rule 144 are exceeded.

     After the one-year period, affiliates of South Florida who are not affiliates of Fifth Third may resell their shares without regard to the volume limitation or manner of sale requirement so long as Fifth Third has satisfied its reporting requirements under the Exchange Act during the prior twelve month period.

     If Fifth Third has not satisfied its reporting requirements, affiliates may not resell their shares of Fifth Third common stock received in the merger until two years have elapsed since completion of the merger. At such time, the shares may be sold without any restriction.

     Sales and other dispositions of Fifth Third common stock by any affiliate of South Florida who becomes an affiliate of Fifth Third in connection with the merger, must be made in compliance with the requirements of Rule 144 set forth above until such person has not been an affiliate of Fifth Third for at least three months and a period of at least two years has elapsed since the date the shares were acquired in connection with the merger.

     Even if the shares are sold, pledged or donated in compliance with Rule 145, the shares will remain subject to Rule 145 in the hands of the recipient until the restrictive period applicable to the affiliate transferor have expired.

     The affiliation agreement provides that South Florida will use its best efforts to cause each director, executive officer and other person who is deemed by South Florida to be an affiliate (for purposes of Rule 145 and for purposes of qualifying the merger for pooling-of-interests accounting treatment) of South Florida to execute and deliver to Fifth Third a written agreement intended to ensure compliance with the

Securities Act and to ensure that the merger will qualify as for pooling-of-interests accounting treatment. Under that agreement, affiliates of South Florida may not dispose of any shares received in the merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of Fifth Third have been published.

DISSENTERS' RIGHTS OF APPRAISAL

     You are entitled to exercise your dissenter's rights of appraisal under Sections 607.1301, 607.1302 and 607.1320 of the Florida Business Corporation Act (the "Dissenters' Statute"). You will be entitled to exercise dissenter's rights, however, only if you comply strictly with all of the procedural and other requirements of the Dissenters' Statute. The following is a description of the material terms of the Dissenters Statute which is attached hereto as Annex C.

     Under the Dissenters' Statute, South Florida shareholders have the right to dissent from the merger and demand payment of the fair value of their shares of South Florida common stock. In order to properly exercise this right, each dissenting South Florida shareholder:

     - must give South Florida a written notice of his or her intent to dissent from the proposal to approve the affiliation agreement and demand payment for his or her shares if the merger is effectuated before the vote on the affiliation agreement is taken at the special meeting; and

     - must not vote in favor of the affiliation agreement. Merely voting against the merger or abstaining from voting on the merger will not satisfy the foregoing requirements. Any dissenting South Florida shareholder who fails to satisfy the foregoing requirements as they apply to his or her shares will not be entitled to payment for his or her shares and will be bound by the terms of the affiliation agreement.

     If the proposed action is approved by the required vote of the shareholders, South Florida will mail a notice of such approval to all shareholders who delivered a notice of intent to demand payment and refrained from voting in favor of the proposed action. Within 20 days after South Florida delivers the written notice of the approval to shareholders, any shareholder who elects to dissent shall file with South Florida a notice of such election, stating his name and address, the number of shares as to which he dissents and a demand for payment of the fair value of his shares, and such shareholder shall file an election to dissent and deposit his certificates with South Florida simultaneously with the filing of the election to dissent. A shareholder who fails to file his notice of election to dissent within the 20-day period will forfeit his dissenters' rights.

     Within 10 days after the later to occur of (1) the expiration of the 20-day period in which South Florida shareholders may file their notices of election to dissent, or (2) the consummation of the merger, but in no event later than 90 days from the date the shareholders approve the affiliation agreement, South Florida must make a written offer to each dissenting shareholder, who has filed his notice of election to dissent within the 20-day period, to pay an amount South Florida estimates to be the fair value for such shares. South Florida's written offer must be accompanied by its most recent balance sheet (the date of which must be within 12 months of the date of the offer) and a profit and loss statement for the 12-month period ended on the date of the balance sheet. The dissenting shareholder shall have 30 days following South Florida's offer to accept the offer. If the offer is accepted, South Florida shall pay the agreed to value for the shares within 90 days of its making the offer, following which the dissenting shareholder shall cease to have an interest in the shares.

     If South Florida fails to make its offer within the prescribed period, or if it makes an offer and the dissenting shareholder fails to accept the same within the 30-day acceptance period, then South Florida, within 30 days after receipt of a written demand from any dissenting shareholder which is given within 60 days after the date of the consummation of the merger, will have the option to file (within such 60-day period) an action in the appropriate court in the county where the registered office of South Florida is located requesting that the court determine the fair value of the shares. If South Florida fails to institute the court proceeding, any dissenting shareholder may do so in the name of South Florida. The judgment of the court will be plenary and exclusive and all dissenters who are made parties will be entitled, after a hearing without a jury, to judgment for the amount the court determines is the fair value of the shares which, at the discretion of the court, may include interest.

     While costs and expenses of an appraisal proceeding will generally be borne by South Florida, the court has equitable powers to assess any part of the costs against all or some of the dissenters who are parties whose action in failing to accept South Florida's offer the court finds to be arbitrary, vexatious or not in good faith. The court has similar equitable powers to allocate among the parties the fees and expenses of appraisers appointed by the court, but not the fees and expenses of counsel or experts employed by any party.

     The provisions of Florida law regarding dissenters' rights are technical and complex. If you are contemplating the exercise of such rights you are urged to consult with your legal counsel.

     For a discussion of the tax consequences to a shareholder who exercises dissenters' rights, see "Proposal -- Merger of South Florida Into Fifth Third -- Federal Income Tax Consequences."

                       TERMS OF THE AFFILIATION AGREEMENT

REPRESENTATIONS AND WARRANTIES

     Fifth Third and South Florida have made numerous representations and warranties to each other relating to, among other things, the following:

     - their incorporation, good standing, corporate power and similar corporate matters;

     - their capitalization;

     - their authorization, execution, delivery and performance and the enforceability of the affiliation agreement and the absence of violations;

     - compliance with laws and regulations;

     - the absence of material changes since June 30, 1998; and

     - their financial statements.

     The affiliation agreement also contains representations and warranties of South Florida relating to employee benefit matters and the absence of undisclosed liabilities and a representation and warranty by Fifth Third that it has enough authorized Fifth Third common stock to accomplish the merger.

     No representations or warranties made by either South Florida or Fifth Third will survive beyond the effective time of the merger.

CONDUCT PENDING MERGER

     Except with the prior approval of Fifth Third or as necessary to permit the directors of South Florida to exercise their fiduciary duties, the affiliation agreement provides that South Florida and its representatives will not, directly or indirectly, initiate, solicit, negotiate with, encourage discussions with, provide information to, or agree to a transaction with, any corporation, partnership, person or other entity or group concerning:

     - any merger of either South Florida or South Florida Bank;

     - any sale of substantial assets, sale of shares of capital stock or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock; or

     - any similar transaction involving South Florida or South Florida Bank (any such transaction being referred to herein as an "Acquisition Transaction").

     Subject to the exercise by the directors of South Florida of their fiduciary duties, South Florida promptly shall communicate to Fifth Third the terms of any proposal which it may receive in respect of an Acquisition

Transaction and any request by or indication of interest on the part of any third party with respect to initiation of any Acquisition Transaction or discussions with respect thereto.

     South Florida has also agreed that prior to the effective time of the merger it will carry on its business in the ordinary course. South Florida also has agreed to give Fifth Third and Fifth Third's representatives reasonable access during business hours to its books, records and properties. In addition, without Fifth Third's prior written consent, neither South Florida nor South Florida Bank will, among other things:

     - make any changes in its capital or corporate structures;

     - issue any additional shares of South Florida common stock or any other equity securities other than pursuant to the exercise of options granted prior to the date of the affiliation agreement;

     - issue as borrower any long-term debt or convertible or other securities of any kind, or right to acquire any of its securities;

     - make any material changes in its method of business operations;

     - make or become obligated to make any capital expenditures in excess of $15,000;

     - make or renew any agreement for services to be provided to South Florida or South Florida Bank, or permit the automatic renewal of any such agreement, except any agreement for services having a term of not more than six months or requiring the expenditure of not more than $15,000;

     - with respect to South Florida only, declare or pay any cash dividends on its stock other than normal and customary dividends paid per quarter consistent with past practices;

     - pay any stock dividends or make any other distributions on its stock;

     - provide any increases in employee salaries or benefits other than in the ordinary course of business;

     - open for business any branch office which has been approved by the appropriate regulatory authorities but not yet opened or apply to the appropriate regulatory authorities to establish a new branch office or expand any existing branch office;

     - acquire, become obligated to acquire, or enter into any agreement to acquire, any banking or non-banking company or any branch offices of any such companies except for agreements disclosed to Fifth Third prior to the date of the affiliation agreement; or

     - sell or otherwise dispose of or encumber any portion of shares of the capital stock of South Florida Bank which are now owned by it.

CONDITIONS TO CLOSING

     The affiliation agreement must be approved by the affirmative vote of holders of at least a majority of the outstanding shares of South Florida common stock entitled to vote. The merger also must be approved in writing by the Federal Reserve Board and the Ohio Division of Financial Institutions and the Florida Department of Banking and Finance, applications for which have been filed. We cannot assure that the required governmental approvals will be forthcoming.

     Fifth Third's and South Florida's obligations to consummate the merger are subject to additional conditions set forth in the affiliation agreement, including, but not limited to, the absence at the effective time of the merger of any material actions, proceedings or investigations of any kind pending or threatened with respect to the transactions contemplated by the affiliation agreement and both institutions having performed all of the obligations required of them under the affiliation agreement.

     Fifth Third's obligation to consummate the merger is further subject to conditions set forth in the affiliation agreement, including:

     - the continuing truth and accuracy in all material respects of all of the representations and warranties of South Florida;

     - delivery by South Florida's counsel of a legal opinion addressed to Fifth Third relating to South Florida's incorporation, good standing, corporate power and authority to enter into the affiliation agreement;

     - the aggregate amount of consolidated shareholders' equity of South Florida immediately prior to the effective time of the merger, as shown by and reflected on its books and records of accounts on a consolidated basis in accordance with generally accepted accounting principles consistently applied, being not less than $9,000,000 (excluding cash dividends paid); and

     - the total issued and outstanding shares of South Florida common stock not exceeding 1,272,475 shares.

     In addition, Fifth Third's obligation to consummate the merger is subject to the receipt of noncompetition agreements executed by each of the current directors of South Florida. Pursuant to such agreements, the South Florida directors will be prohibited from engaging in retail or commercial deposit or lending business, asset management and all other services which are customarily provided by banks or which are otherwise provided by Fifth Third or its affiliates in the states of Ohio, Kentucky, Indiana, Florida or Arizona for a period of two years commencing at the effective time of the merger; except that in the case of Mr. William P. Valenti the restrictive period shall be one year.

     South Florida's obligation to consummate the merger is further subject to conditions set forth in the affiliation agreement, including:

     - the continuing truth and accuracy in all material respects of Fifth Third's representations and warranties;

     - delivery by counsel employed by Fifth Third of a legal opinion addressed to South Florida relating to Fifth Third's incorporation, good standing, corporate power and authority to enter into the affiliation agreement and the validity and registration of the shares of Fifth Third common stock to be issued to South Florida shareholders;

     - registration by Fifth Third of the shares of Fifth Third common stock to be issued to South Florida shareholders and listing of those shares on the Nasdaq National Market; and

     - receipt by it of an opinion of counsel to Fifth Third with respect to certain tax matters.

TERMINATION; AMENDMENT; WAIVER

     The affiliation agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger by written notice delivered by Fifth Third to South Florida or by South Florida to Fifth Third in the following instances:

     - if there has been a material misrepresentation, a material breach of warranty or a material failure to comply with any covenant on the part of the other party with respect to the representations, warranties and covenants set forth in the affiliation agreement and such misrepresentation, breach or failure to comply has not been cured within 30 days after notice, provided the party in default has no right to terminate for its own default;

     - if the business or assets or financial condition of the other party have materially and adversely changed from that in existence at June 30, 1998;

     - if the merger has not been consummated by June 30, 1999, provided the terminating party is not in material breach or default of any representation, warranty or covenant contained in the affiliation agreement on the date of such termination;

     - by the mutual written consent of Fifth Third and South Florida;

     - automatically if South Florida's shareholders fail to approve and adopt the affiliation agreement; or

     - if any event occurs which renders impossible the satisfaction in any material respect one or more of the conditions to the obligations of the other party to effect the merger, and non-compliance is not waived by the unaffected party.

     The affiliation agreement may be amended, modified or supplemented by the written agreement of each of the parties, upon the authorization of each company's respective board of directors at any time before or after approval of the merger by South Florida's shareholders. Approval of any amendment, modification or supplement by South Florida's shareholders is not required unless such action would adversely change the consideration to be provided to such shareholders pursuant to the affiliation agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Shares of South Florida common stock held by or for the benefit of directors and executive officers of South Florida will be canceled and converted into the right to receive shares of Fifth Third common stock on the same basis as shares held by other shareholders of South Florida. In addition, directors and executive officers of South Florida may be deemed to have the following interests in the merger that are different from, or in addition to, those of shareholders of South Florida.

     EMPLOYMENT AGREEMENTS. William P. Valenti, current President and Chief Executive Officer of South Florida, and Harold S. Taylor, current Executive Vice President and Senior Loan Officer of South Florida, shall receive all payments owed under their respective employment agreements, including any change in control payment owed thereunder, provided that each remains employed with South Florida though the effective time of the merger. Under such employment agreements, Mr. Valenti will receive $273,031, and Mr. Taylor will receive $131,793 at the effective time of the merger.

     EMPLOYEE BENEFIT PLANS. Each employee of South Florida and South Florida Bank who becomes an employee of Fifth Third or any of its subsidiaries or affiliates at or immediately subsequent to the merger, including the executive officers of South Florida, shall be entitled to participate in all employee benefit plans sponsored by Fifth Third or its subsidiaries or affiliates on the same terms and to the same extent as similarly situated employees of Fifth Third. The former South Florida employees will not be subject to any exclusion or penalty for pre-existing conditions that were covered under South Florida Bank's medical plan immediately prior to the effective time of the merger or any waiting period relating to coverage under Fifth Third's medical plan.

     The affiliation agreement also provides that South Florida shall take all actions necessary to freeze any employee pension benefit plan (as defined in Section 3(2) of ERISA) as of a date at least 60 days preceding the effective time of the merger so that no further contributions (including employee 401(k) contributions) shall be made under such plans. In addition, if requested by Fifth Third, South Florida will develop a plan and timetable for terminating any or all of the employee pension benefit plans and the implementation of such termination plan and timetable.

     STOCK OPTIONS. At the effective time of the merger, all outstanding options to purchase South Florida common stock under South Florida's stock option plan will be terminated.

     INDEMNIFICATION AND LIABILITY INSURANCE. The affiliation agreement provides that all provisions for indemnification and limitation of liability now existing in favor of the directors or officers of South Florida and its subsidiaries, arising under applicable Florida and federal law and under the South Florida articles of incorporation and bylaws, or under the articles or bylaws of South Florida Bank, shall be assumed by Fifth Third and shall continue in full force and effect with respect to acts or omissions occurring on or prior to the effective time of the merger for a period of three years after the effective time of the merger or, in the case of claims asserted prior to the third anniversary of the effective time of the merger until such matters are resolved. Fifth Third also shall purchase and keep in force for a three-year period, a policy of directors' and officers' liability insurance having liability limits and providing coverage for acts or omissions of the type currently covered by South Florida's existing directors' and officers' liability insurance for acts or omissions occurring at or prior to the effective time of the merger, but only to the extent such insurance may be purchased or kept in full force on commercially reasonable terms. Fifth Third and South Florida have agreed that such costs shall be commercially reasonable so long as they do not exceed 150% of the annual costs currently paid for such coverage by South Florida. Fifth Third has agreed that all rights to indemnification existing in favor of officers and directors and employees of Fifth Third affiliates shall be accorded to officers and directors and employees of South Florida or any of its subsidiaries who become affiliated with any Fifth Third affiliate in such capacities after the effective time of the merger and that such indemnification will relate to covered actions or inactions only after the effective time of the merger. See also "Description of Capital Stock and Comparative Rights of Shareholders -- Indemnification and Personal Liability of Directors and Officers."

EFFECT ON SOUTH FLORIDA EMPLOYEES

     Fifth Third shall consider employing at its affiliates as many of the employees of South Florida and South Florida Federal who desire employment within the Fifth Third holding company system as possible, to the extent of available positions and consistent with Fifth Third's standard staffing levels and personnel policies. The affiliation agreement provides that prior to the effective time of the merger, Fifth Third shall negotiate with each of William
P. Valenti, current President and Chief Executive Officer of South Florida, and Harold S. Taylor, current Executive Vice President and Senior Loan Officer of South Florida with the intent that each obtain positions with Fifth Third Bank, Florida.

     The affiliation agreement provides for the payment of severance amounts to employees of South Florida under certain conditions upon termination of employment or specific other circumstances. In the case of officers and other exempt employees of South Florida or South Florida Bank who do not have an employment or severance agreement, such amounts will be equal to two weeks of pay for each year of service up to a maximum of 16 weeks of pay with a minimum of two weeks of pay. In the case of all other employees who do not have employment or severance agreement, such amounts will be equal to two weeks of pay for each year of service up to a maximum of 12 weeks of pay with a minimum of two weeks of pay.

     Officers of South Florida who have employment or severance agreements with South Florida or South Florida Bank as of October 1, 1998, shall receive the severance or termination payments provided for in their respective agreements in lieu of any other severance payment from South Florida or Fifth Third in connection with the merger; provided that no such payment would be considered an "excess parachute payment" pursuant to Section 280(G) of the Internal Revenue Code.

                              FIFTH THIRD BANCORP

DESCRIPTION OF BUSINESS

     Fifth Third is an Ohio corporation organized in 1975 as a bank holding company registered under the Bank Holding Company Act, and subject to regulation by the Federal Reserve Board. Fifth Third, with its principal office located in Cincinnati, is a multi-bank holding company that owns all of the outstanding stock of nine commercial banks and one savings bank with 468 offices in Ohio, Kentucky, Indiana, Florida and Arizona. Those institutions are: Fifth Third Bank; Fifth Third Bank, Central Ohio; Fifth Third Bank, Northwestern Ohio, N.A.; Fifth Third Bank, Ohio Valley; Fifth Third Bank, Western Ohio; Fifth Third Bank, Florida; Fifth Third Bank, Northern Kentucky, Inc.; Fifth Third Bank, Kentucky, Inc.; Fifth Third Bank, Indiana; and Fifth Third Bank, Southwest, F.S.B.

     At December 31, 1998, Fifth Third, its affiliated banks and other subsidiaries had consolidated total assets of $28.9 billion, consolidated total deposits of $18.8 billion and consolidated total shareholders' equity of $3.2 billion.

     Fifth Third, through its subsidiaries, engages primarily in commercial, retail and trust banking, investment services and leasing activities and also provides credit life, accident and health insurance, discount brokerage services and property management for its properties. Those subsidiaries consist of The Fifth Third Company, Fifth Third Securities, Inc., The Fifth Third Leasing Company, Midwest Payment Systems, Inc., Fifth Third International Company, Heartland Capital Management, Inc. and Fifth Third/The Ohio Company.

Fifth Third's affiliates provide a full range of financial products and services to the retail, commercial, financial, governmental, educational and medical sectors, including a wide variety of checking, savings and money market accounts, and credit products such as credit cards, installment loans, mortgage loans and leasing. Each of the banking affiliates has deposit insurance provided by the FDIC through the Bank Insurance Fund and the Savings Association Insurance Fund.

     Fifth Third, through its banking subsidiaries, also participates in several regional shared ATM networks, including "Money Station(R)," "Honor(R)" and "Star." These networks include approximately 5,400, 42,000 and 44,000 ATMs, respectively. All Fifth Third banking subsidiaries also participate in the "PLUS System(R)" network, which is an international ATM network with approximately 625,000 ATMs.

     Fifth Third is a corporate entity legally separate and distinct from its affiliates. The principal source of Fifth Third's income is dividends from its affiliates. There are certain regulatory restrictions as to the extent to which the affiliates can pay dividends or otherwise supply funds to Fifth Third. See "Description of Capital Stock and Comparative Rights of
Shareholders -- Dividends."

RECENT DEVELOPMENTS


     Fifth Third's strategy for growth includes strengthening its presence in core markets, expanding into contiguous markets and broadening its product offerings. Fifth Third believes its has an excellent track record in integrating acquired businesses. Since 1989, Fifth Third has completed 25 acquisitions, which have contributed to its growth. Consistent with this strategy, in addition to the merger, Fifth Third recently entered into agreements to acquire Ashland Bankshares, Inc., Enterprise Federal Bancorp, Inc. and Emerald Financial Corp.


     ASHLAND BANKSHARES, INC. On September 9, 1998, Fifth Third agreed to acquire Ashland Bankshares, Inc., a bank holding company based in Ashland, Kentucky which owns Bank of Ashland, Inc. As of December 31, 1998, Ashland had total assets of $171.1 million and total deposits of $141.4 million.


     In connection with the acquisition of Ashland, shareholders of Ashland will receive 9.754427 shares of Fifth Third common stock for each outstanding share of Ashland capital stock. Fifth Third expects to issue approximately 1,225,000 shares of Fifth Third common stock to shareholders of Ashland. Based on the fair market value per share of Fifth Third common stock as of March 31, 1999, such shares would have an aggregate value of approximately $80.8 million. Fifth Third expects that its acquisition of Ashland will be accounted for as a pooling-of-interests and will be completed in the second quarter of 1999 near the time of the merger with South Florida.


     ENTERPRISE FEDERAL BANCORP, INC. On September 25, 1998, Fifth Third agreed to acquire Enterprise Federal Bancorp, Inc., a savings and loan holding company based in Cincinnati, Ohio which owns Enterprise Federal Savings Bank. As of December 31, 1998, Enterprise Federal Bancorp, Inc. had total assets of $544.1 million and total deposits of $343.2 million.


     In connection with the acquisition of Enterprise, shareholders of Enterprise will receive .68516 of a share of Fifth Third common stock for each outstanding share of Enterprise capital stock. Fifth Third expects to issue approximately 1,640,000 shares of Fifth Third common stock to shareholders of Enterprise. Based on the fair market value per share of Fifth Third common stock as of March 31, 1999, such shares would have an aggregate value of approximately $108.1 million. Fifth Third expects that its acquisition of Enterprise will be accounted for as a pooling-of-interests and will be completed in the second quarter of 1999 near the time of the merger with South Florida.



     EMERALD FINANCIAL CORP. On February 27, 1999, Fifth Third agreed to acquire Emerald Financial Corp., a savings and loan holding company based in Strongsville, Ohio, which owns the Strongsville Savings Bank. As of December 31, 1998, Emerald had total assets of $668.5 million and total deposits of $559.2 million.



     In connection with the acquisition of Emerald, shareholders of Emerald will receive .30 shares of Fifth Third common stock for each outstanding share of Emerald capital stock. Fifth Third expects to issue approximately 3,430,000 shares of Fifth Third common stock to shareholders of Emerald. Based on the fair market value per share of Fifth Third common stock as of March 31, 1999, such shares would have an aggregate value of approximately $226.2 million. Fifth Third expects that its acquisition of Emerald will be completed in the third quarter of 1999.


ADDITIONAL INFORMATION

     For more detailed information about Fifth Third, reference is made to the Fifth Third Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated herein by reference, and to the Fifth Third 1998 Annual Report to Shareholders which accompanies this document. See "Where You Can Find More Information."

                     SOUTH FLORIDA BANK HOLDING CORPORATION

DESCRIPTION OF BUSINESS


     South Florida is a one-bank holding company registered under the Bank Holding Company Act. South Florida was incorporated under the laws of the State of Florida on September 14, 1990. On January 30, 1991, South Florida acquired all of the outstanding shares of common stock of South Florida Bank. As a bank holding company, South Florida is a legal entity separate and distinct from the South Florida Bank. At December 31, 1998, South Florida, its subsidiary South Florida Bank, and South Florida Banks's two wholly-owned subsidiaries, New Town Properties, Inc. and Valu Prop, Inc. had consolidated total assets of $90.2 million, total deposits of $77.0 million, and shareholders' equity of $9.3 million. South Florida's operating revenue and net income are derived solely from South Florida Bank through dividends and management fees.


     South Florida Bank was organized in 1988 to serve the banking needs of the residents of the City of Fort Myers and the other surrounding communities. It began operations on May 23, 1988. South Florida Bank is a Florida state-chartered bank and its deposits are insured through the Bank Insurance Fund of the FDIC. South Florida Bank primarily engages in the business of attracting deposits from the general public and investing those funds in real estate, commercial and consumer loans. South Florida Bank provides a full range of deposit accounts and credit services, as well as most other traditional commercial and consumer banking services, including safe deposit services and automated teller cards, which allow access to regional ATM networks and permit South Florida Bank's depositors to access their funds on a 24-hour basis in areas outside South Florida Bank's geographic market through the honor system.

ADDITIONAL INFORMATION


     For more detailed information about South Florida, reference is made to the South Florida Annual Report on Form 10-KSB for the year ended December 31, 1998, which is incorporated by reference. See "Where You Can Find More Information."

               SELECTED HISTORICAL FINANCIAL DATA OF FIFTH THIRD


     The following table sets forth certain historical financial data concerning Fifth Third for the five years ended December 31, 1998. Financial data for all periods has been restated to reflect the second quarter 1998 mergers with CitFed Bancorp, Inc. and State Savings Company. Both mergers were accounted for as poolings-of-interest.



                                                                             YEARS ENDED DECEMBER 31,
                                                     ------------------------------------------------------------------------
                                                      1998(2)         1997          1996(1)           1995            1994
                                                     ----------    ----------      ----------      ----------      ----------
                                                                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS:
Interest income....................................  $2,018,677    $1,919,083      $1,772,410      $1,518,713      $1,195,401
Interest expense...................................   1,015,853     1,006,833         931,377         825,497         558,091
                                                     ----------    ----------      ----------      ----------      ----------
Net interest income................................   1,002,824       912,250         841,033         693,216         637,310
Provision for credit losses........................     109,171        90,095          68,382          45,934          41,183
                                                     ----------    ----------      ----------      ----------      ----------
Net interest income after provision for credit
  losses...........................................     893,653       822,155         772,651         647,282         596,127
Other operating income.............................     636,194       501,769         418,907         345,391         284,614
Operating expenses.................................     803,577       630,508         621,654         499,564         465,723
                                                     ----------    ----------      ----------      ----------      ----------
Income before income taxes.........................     726,270       693,416         569,904         493,109         415,018
Applicable income taxes............................     250,142       232,558         187,560         162,662         139,393
                                                     ----------    ----------      ----------      ----------      ----------
Net income.........................................  $  476,128    $  460,858      $  382,344      $  330,447      $  275,625
                                                     ==========    ==========      ==========      ==========      ==========
COMMON SHARE DATA:
Earnings per share.................................  $     1.80    $     1.76      $     1.45      $     1.31      $     1.12
Diluted earnings per share.........................        1.76          1.73            1.42            1.27            1.08
Cash dividends declared per share..................        0.71           .56(8/9)        .48(8/9)        .42(2/3)        .35(5/9)
Book value at period end...........................       11.91         10.52            9.56            8.23            6.97
Average shares outstanding (000's).................     265,338       262,338         263,523         251.863         246,722
Average diluted shares outstanding (000's).........     270,674       266,681         269,444         260,867         255,581


---------------
(1) Operating expenses for 1996 include the special Savings Association Insurance Fund assessment of $37.9 million pretax ($24.6 million after tax or $.09 per share). For comparability, excluding the impact of this assessment, net income, earnings per share and diluted earnings per share would have been $407.0 million, $1.54 and $1.51, respectively.

(2) Provision for credit losses and operating expenses for 1998 include $16.7 million and $89.7 million of merger-related charges (total $106.4 million or $.28 per share). For comparability, excluding the impact of these merger-related charges, net income, earnings per share and diluted earnings per share would have been $551.7 million, $2.08 and $2.04, respectively.

                                                                   YEARS ENDED DECEMBER 31,
                                              -------------------------------------------------------------------
                                                1998(2)        1997         1996(1)        1995          1994
                                              -----------   -----------   -----------   -----------   -----------
                                                                    (DOLLARS IN THOUSANDS)
FINANCIAL CONDITION AT PERIOD END:
Securities.................................   $ 8,420,638   $ 8,224,475   $ 7,826,797   $ 5,683,298   $ 4,925,105
Loans and leases...........................    17,779,023    17,312,943    16,034,523    14,813,197    12,992,774
Assets.....................................    28,921,782    27,710,673    26,076,597    22,110,700    19,399,912
Deposits...................................    18,780,355    19,019,896    18,161,327    16,090,989    13,931,299
Short-term borrowings......................     3,693,927     3,650,931     3,581,173     2,064,095     2,703,054
Long-term debt and convertible subordinated
  notes....................................     2,288,151     1,508,683     1,199,101     1,364,438       665,791
Shareholders' equity.......................     3,178,522     2,762,836     2,561,335     2,102,738     1,727,115
RATIOS:
PROFITABILITY RATIOS:
Return on average assets...................          1.93%         1.74%         1.64%         1.58%         1.54%
Return on average shareholders' equity.....          18.7%         18.4%         17.4%         17.0%         16.9%
Net interest margin........................          3.94%         3.84%         3.78%         3.67%         3.91%
Overhead ratio(3)..........................          42.3%         43.3%         45.0%         46.6%         49.2%
Other operating income to total
  income(4)................................          38.4%         35.2%         32.9%         32.9%         31.3%
CAPITAL RATIOS:
Average shareholders' equity to average
  assets...................................         10.33%         9.48%         9.46%         9.31%         9.12%
Tier 1 risk-adjusted capital...............         12.09%        11.19%        11.73%        11.43%        11.58%
Total risk-adjusted capital................         14.22%        13.54%        14.46%        14.69%        13.70%
Tier 1 leverage............................         10.39%         9.50%         9.17%         9.46%         9.51%
Dividend payout............................          40.3%         33.6%         34.8%         33.8%         32.3%
RATIO OF EARNINGS TO FIXED CHARGES:(5)
Including deposit interest.................          1.71x         1.65x         1.61x         1.59x         1.74x
Excluding deposit interest.................          3.17x         3.37x         3.39x         3.22x         4.04x
CREDIT QUALITY RATIOS:
Reserve for credit losses to nonperforming
  assets...................................        517.04%       318.95%       279.94%       248.70%       345.11%
Reserve for credit losses to loans and
  leases standing..........................          1.50%         1.45%         1.46%         1.51%         1.55%
Net charge-offs to average loans and leases
  outstanding..............................           .55%          .45%          .41%          .23%          .14%
Nonperforming assets to loans, leases and
  other real estate owned..................           .29%          .45%          .52%          .61%          .45%

---------------

(1) Operating expenses for 1996 exclude the impact of the special Savings Association Insurance Fund assessment of $37.9 million pretax ($24.6 million after tax or $.09 per share). Including the impact of this assessment, return on average assets, return on average shareholders' equity and the overhead ratio were 1.55%, 16.3% and 47.9%, respectively.

(2) Provision for credit losses and operating expenses for 1998 exclude $16.7 million and $89.7 million of merger-related charges (total $106.4 million or $.28 per share). Including the impact of these merger-related charges, return on average assets, return on average shareholders' equity and the overhead ratio were 1.67%, 16.2% and 47.6%, respectively.

(3) Operating expenses divided by the sum of taxable equivalent net interest income and other operating income.

(4) Other operating income excluding securities gains and losses as a percent of net interest income and other operating income excluding securities gains and losses.

(5) Earnings represent income before income taxes plus fixed charges. Fixed charges include interest expense and the proportion deemed representative of the interest factor of rental expense.

              SELECTED HISTORICAL FINANCIAL DATA OF SOUTH FLORIDA


     The following table sets forth certain historical financial data concerning South Florida. This information is based on information contained in South Florida's 1998 Annual Report on Form 10-KSB for the fiscal year ended on December 31, 1998, which is enclosed with this document and is incorporated by reference in this document and should be read in conjunction therewith.



                                                                         YEARS ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                               1998      1997      1996      1995      1994
                                                              -------   -------   -------   -------   -------
                                                              (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS:
Total interest income.......................................  $6,215    $5,839    $4,870    $4,534    $3,749
Total interest expense......................................   2,317     2,406     1,957     2,009     1,402
                                                              ------    ------    ------    ------    ------
  Net interest income.......................................  $3,898    $3,433    $2,913    $2,525    $2,347
Provision for credit losses.................................      --        --        --        28       (75)
Net-interest income after provision for credit losses.......   3,898     3,433     2,913     2,497     2,422
Non-interest income.........................................   1,009       576       611       548       515
Non-interest expense........................................   3,283     2,846     2,632     2,712     2,895
                                                              ------    ------    ------    ------    ------
  Income (loss) before income taxes.........................   1,624     1,163       892       333        42
Benefit for income taxes....................................      55       261       108       260        --
                                                              ------    ------    ------    ------    ------
  Net income (loss).........................................  $1,679    $1,424    $1,000    $  593    $   42
                                                              ======    ======    ======    ======    ======
    Basic earnings per share................................  $ 1.37    $ 1.18    $  .83    $  .59    $  .04
                                                              ======    ======    ======    ======    ======
    Diluted earnings per share..............................  $ 1.36    $ 1.15    $  .82    $  .59    $  .04
                                                              ======    ======    ======    ======    ======
Cash dividends per share....................................  $ 0.20    $  .20    $   --    $   --    $   --
Book value at period end....................................  $ 7.38    $ 6.29    $ 5.29    $ 4.50    $ 3.79
Average shares outstanding (000's)..........................   1,230     1,211     1,208     1,003     1,003
Average diluted shares outstanding (000's)..................   1,233     1,238     1,219     1,003     1,003

                                                                  YEARS ENDED DECEMBER 31,
                                                     ---------------------------------------------------
                                                      1998       1997       1996       1995       1994
                                                     -------    -------    -------    -------    -------
                                                       (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
FINANCIAL CONDITION AT PERIOD END:
Securities.........................................  $26,325    $24,552    $16,639    $17,867    $13,461
Loans and leases...................................   53,154     49,706     44,040     36,545     32,855
Assets.............................................   90,180     82,859     71,530     63,590     52,752
Deposits...........................................   77,025     73,099     63,888     55,991     48,136
Short-term borrowings..............................    3,137      1,326        749      1,623        493
Long-term debt and convertible subordinated
  notes............................................       --         --         --         --         --
Shareholders' equity...............................    9,344      7,622      6,408      5,386      3,803
RATIOS:
PROFITABILITY RATIOS:
Return on average assets...........................     1.97%      1.82%      1.57%      1.01%       .08%
Return on average shareholders' equity.............    21.03%     21.39%     18.44%     14.89%      1.20%
Net interest margin................................     4.01%      3.71%      3.91%      3.83%      4.27%
Overhead ratio.....................................    66.91%     71.00%     74.69%     88.26%    101.14%
Other operating income to total income.............    20.56%     14.37%     17.35%     17.81%     18.00%
CAPITAL RATIOS:
Average shareholders' equity to average assets.....     9.38%      8.49%      8.52%      6.48%      6.56%
Tier 1 risk-adjusted capital.......................    16.19%     14.20%     12.45%     12.07%      9.76%
Total risk-adjusted capital........................    17.45%     15.46%     13.70%     13.33%     11.04%
Tier 1 leverage....................................    10.00%      8.55%      8.82%      8.05%      6.92%
RATIO OF EARNINGS TO FIXED CHARGES:
Including deposit interest.........................     1.68x      1.47x      1.44x      1.16x      1.03x
Excluding deposit interest.........................    13.20x     11.05x      9.18x      4.01x      1.42x
CREDIT QUALITY RATIOS:
Reserve for credit losses to nonperforming
  assets...........................................    91.24%    102.81%    112.00%     68.00%     35.00%
Reserve for credit losses to loans and leases
  outstanding......................................     1.67%      1.77%      2.05%      2.33%      4.09%
Net charge-offs to average loans and leases
  outstanding......................................     (.01)%      .05%      (.13)%     1.52%     (1.00)%
Nonperforming assets to loans, leases and other
  real estate owned................................     1.83%      1.71%      1.82%      3.39%     10.42%

      DESCRIPTION OF CAPITAL STOCK AND COMPARATIVE RIGHTS OF SHAREHOLDERS

     Fifth Third is a corporation organized under the laws of the State of Ohio. South Florida is a corporation organized under the laws of the State of Florida.


     Fifth Third is authorized to issue 500,000,000 shares of Fifth Third common stock, no par value, and 500,000 shares of preferred stock, no par value. As of February 1, 1998, Fifth Third had outstanding 267,147,048 shares of Fifth Third common stock and no shares of Fifth Third preferred stock. Pursuant to Article Fourth of Fifth Third's articles of incorporation, the board of directors of Fifth Third may, without further action of the shareholders, (1) divide into one or more new series the authorized shares of Fifth Third preferred stock which have not previously been designated, (2) fix the number of shares constituting any such new series, and (3) fix the dividend rates, payment dates, whether dividend rights shall be cumulative or non-cumulative, conversion rights, redemption rights (including sinking fund provisions) and liquidation preferences. Except as otherwise provided by law, holders of any series of Fifth Third preferred stock shall not be entitled to vote on any matter.



     South Florida is authorized to issue 10,000,000 shares of South Florida common stock, $0.01 per value per share. As of March 30, 1999, South Florida had outstanding 1,265,350 shares of South Florida common stock.


     Set forth below is a description of Fifth Third common stock and South Florida common stock. This description and analysis are brief summaries of relevant provisions of the articles of incorporation and code of regulations of Fifth Third and of the articles of incorporation and bylaws of South Florida and are qualified in their entirety by reference to such documents.

VOTING RIGHTS

     Holders of both Fifth Third common stock and South Florida common stock are entitled to one vote per share on all matters submitted to a vote of shareholders.

     The code of regulations of Fifth Third provides for the division of its board of directors into three classes of approximately equal size. Directors of Fifth Third's board of directors are elected for three-year terms, and the terms of office of approximately one-third of the members of the classified board of directors expire each year. This classification of the board of Fifth Third may make it more difficult for a shareholder to acquire immediate control of Fifth Third and remove management by means of a hostile takeover. Since the terms of approximately one-third of the incumbent directors expire each year, at least two annual elections are necessary for the shareholders to replace a majority of directors, whereas a majority of the directors of a non-classified board of directors may be replaced in one annual meeting.

     South Florida's articles of incorporation similarly provide for the division of its board of directors into three classes of approximately equal size, with the directors elected for three-year terms and the terms of office of approximately one-third of the members of the board expiring each year.

     Fifth Third's articles of incorporation contain another potential anti-takeover device. As stated above, Fifth Third is authorized to issue 500,000 shares of Fifth Third preferred stock, and its board of directors may designate various characteristics and rights of such stock, including conversion rights. Accordingly, as an anti-takeover measure, Fifth Third's board of directors may authorize the conversion of shares of Fifth Third preferred stock into any number of shares of Fifth Third common stock and thus dilute the outstanding shares of Fifth Third common stock.

     The holders of Fifth Third common stock have the right to vote cumulatively in the election of directors. Under applicable Ohio law, unless a corporation's articles of incorporation are amended to provide that no shareholder of the corporation may cumulate his or her voting power, each shareholder has the right to vote cumulatively in the election of directors of such corporation if (1) written notice is given by any shareholder of such corporation to the president, a vice president or the secretary of such corporation, not less than forty-eight hours before the time fixed for holding the meeting at which directors are to be elected, indicating that such shareholder desires that voting for the election of directors be cumulative, and (2) announcement of the giving of such notice is made upon the convening of the meeting by the chairman or the secretary or by or on behalf of the shareholder giving such notice. In such event, each shareholder will be entitled to cumulate such voting power as he or she possesses and to give one nominee as many votes as the number of directors to be elected multiplied by the number of his or her shares, or to distribute such votes on the same principle among two or more candidates, as each shareholder sees fit. The availability of cumulative voting rights enhances the ability of minority shareholders to obtain representation on the board of directors.

     South Florida's articles of incorporation do not authorize it to issue shares of preferred stock, nor do South Florida shareholders have a right to vote cumulatively in the election of directors.

DIVIDENDS

     Holders of Fifth Third common stock and South Florida common stock are each entitled to dividends as and when declared by the respective boards of directors of each institution out of funds legally available for the payment of dividends. Fifth Third has in the past, declared and paid dividends on a quarterly basis, and intends to continue to do so in the immediate future in such amounts as its board of directors shall determine. South Florida commenced paying dividends on an annual basis in 1998.

     Most of the revenues of Fifth Third and South Florida available for payment of dividends derive from amounts paid to each such corporation by its respective subsidiaries. Under applicable banking law, the total of all dividends declared in any calendar year by a national bank or a state-chartered bank may not, without the approval of the Comptroller of the Currency, the Federal Reserve Board, or the FDIC, as the case may be, exceed the aggregate of such bank's net profits (as defined) and retained net profits for the preceding two years.

     The affiliates of Fifth Third include both state and nationally chartered banks. Under the applicable regulatory limitations, during the year 1998, the affiliates of Fifth Third could declare aggregate dividends limited to their 1998 eligible net profits, as defined, and their retained 1997 and 1996 net income, without the approval of their respective regulators. The Comptroller of the Currency, banking authorities of the States of Ohio, Indiana and Kentucky, the principal regulators of such affiliates, have the statutory authority to prohibit a depository institution under their supervision from engaging in what, in their opinion, constitutes an unsafe or unsound practice in conducting its banking or savings association business. The payment of dividends could, depending upon the financial condition of affiliates, be deemed to constitute such an unsafe or unsound practice. No affiliate of Fifth Third has ever been prohibited from declaring dividends or restricted in paying any dividends declared. South Florida is not currently prohibited from declaring dividends or restricted in paying any dividends declared, except as otherwise provided under Florida law.

     If, in the opinion of the applicable regulatory authority, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from the practice. The Federal Reserve Board has similar authority with respect to bank holding companies. In addition, the Federal Reserve Board, the Comptroller of the Currency and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings. Finally, the regulatory authorities have established guidelines with respect to the maintenance of appropriate levels of capital by a bank, bank holding company, savings association or savings and loan holding company under their jurisdiction. Compliance with the standards set forth in such guidelines could limit the amount of dividends which Fifth Third and South Florida, and their respective affiliates, may pay.

PREEMPTIVE RIGHTS

     Neither shareholders of Fifth Third nor shareholders of South Florida have preemptive rights.

RIGHTS UPON LIQUIDATION

     In the event of any liquidation, dissolution or winding up of South Florida, the holders of South Florida common stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of South Florida (including the payment of all fees, taxes and other expenses incidental thereto), the remaining assets of South Florida available for distribution. With respect to Fifth Third, Fifth Third's shareholders have identical rights on liquidation, dissolution or winding up, subject to identical considerations in the event of any issuance of Fifth Third Preferred Stock.


INDEMNIFICATION AND PERSONAL LIABILITY OF DIRECTORS AND OFFICERS


     Fifth Third's code of regulations provides for the indemnification of each director and officer of the corporation, to the fullest extent permitted by Ohio law, against all expenses and liabilities reasonably incurred by or imposed on him or her in connection with any proceeding or threatened proceeding in which he or she may become involved by reason of his or her being or having been a director or officer.

     Under Florida law, a director of South Florida is not personally liable for monetary damages to South Florida or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, by the director unless: (a) the director breached or failed to perform his duties as a director, and (b) the director's breach of or failure to perform those duties constitutes: (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) a transaction in which the director derived an improper personal benefit, (3) a payment of certain unlawful dividends and distributions, (4) in a proceeding by or in the right of South Florida to procure judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interests of South Florida, or willful misconduct, or (5) in a proceeding by or in the right of someone other than South Florida or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property. This provision absolves directors of South Florida of personal liability for negligence in the performance of their duties, including gross negligence. It does not permit a director to be exculpated, however, from liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to South Florida and its shareholders, and it does not affect the availability of injunctive and other equitable relief as a remedy.

     Florida law also allows the directors and officers of South Florida to be indemnified against certain liabilities which they may incur in their capacity as officers and directors. Such indemnification is generally available if the individual acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of South Florida, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Indemnification may also be available unless a court of competent jurisdiction establishes by final adjudication that the actions or omissions of the executive are material to the cause of action so adjudicated and constituted: (a) a violation of the criminal law, unless the executive had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the executive derived an improper personal benefit; or (c) willful misconduct or conscious disregard for the best interest of South Florida in a proceeding by or in the right of South Florida to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. South Florida's bylaws authorize South Florida to indemnify its officers and directors to the extent permitted by the statute. Further, to the extent that the proposed indemnitee is successful on the merits or otherwise in the defense of any action, suit or proceeding (or any claim, issue or matter therein) he or she must be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him or her in connection with such proceeding.

     South Florida maintains a directors' and officers' insurance policy pursuant to which officers and directors of South Florida are entitled to indemnification against certain liabilities, including reimbursement of certain expenses.

     Fifth Third and South Florida do not have any additional indemnification agreements with their directors or executive officers.

     If the merger is consummated, Fifth Third will assume all such obligations of South Florida for the indemnification of its officers and directors.

SHAREHOLDERS' MEETINGS; QUORUM

     Special meetings of Fifth Third's shareholders may be called at any time by the board of directors or by the shareholders of Fifth Third upon the written application of the holders of at least 25% of all Fifth Third capital stock entitled to vote on the matters to be considered at the meeting. Such applications must set forth the purpose or purposes of the meeting.

     The presence in person or by proxy of the holders of a majority of the shares of stock entitled to vote at a meeting on every matter that is to be voted on constitutes a quorum under the code of regulations of Fifth Third and under the bylaws of South Florida.

SUBSCRIPTION, CONVERSION, REDEMPTION RIGHTS; STOCK NONASSESSABLE

     Neither Fifth Third common stock nor South Florida common stock has subscription or conversion rights, and there are no mandatory redemption provisions applicable thereto. Shares of Fifth Third common stock issued to shareholders of South Florida pursuant to the affiliation agreement will be validly issued, fully paid and non-assessable, and will not, upon such issuance, be subject to preemptive rights of any shareholder of Fifth Third.

CHANGE OF CONTROL PROVISIONS

     The articles of incorporation and code of regulations of Fifth Third contain various provisions which could make more difficult a change in control of Fifth Third or discourage a tender offer or other plan to restructure Fifth Third. The ability of Fifth Third to issue shares of Fifth Third common stock may have the effect of delaying, deferring or preventing a change in control of Fifth Third. Additionally, Ohio law contains provisions which would also make more difficult a change in control of Fifth Third or discourage a tender offer or other plan to restructure Fifth Third. The following discussion of some of these provisions is qualified in its entirety by reference to those particular statutory and regulatory provisions.

     OHIO CONTROL SHARE ACQUISITION ACT. Section 1701.831 of the Ohio Revised Code, the Ohio Control Share Acquisition Act, provides that any "control share acquisition" of an Ohio issuing public corporation shall be made only with the prior authorization of the shareholders of the issuing public corporation in accordance with the provisions of the Ohio Control Share Acquisition Act. A "control share acquisition" is defined under the Ohio Control Share Acquisition Act to mean the acquisition, directly or indirectly, by any person of shares of an issuing public corporation that, when added to all other shares of the issuing public corporation such person owns, would entitle such person, directly or indirectly, to exercise voting power in the election of directors within the following ranges: more than 20%, more than 33 1/3%, and a majority.

     The Ohio Control Share Acquisition Act also requires that the acquiring person must deliver an acquiring person statement to the Ohio issuing public corporation. The Ohio issuing public corporation must then call a special meeting of its shareholders to vote upon the proposed acquisition within 50 days after receipt of such acquiring person statement, unless the acquiring person agrees to a later date.

     The Ohio Control Share Acquisition Act further specifies that the shareholders of the Ohio issuing public corporation must approve the proposed control share acquisition by certain percentages at a special meeting of shareholders at which a quorum is present. In order to comply with the Ohio Control Share Acquisition Act, the acquiring person may only acquire the shares of the Ohio issuing public corporation upon the affirmative vote of (1) a majority of the voting power of the shares of the Ohio issuing public corporation common stock that is represented in person or by proxy at the separate special meeting, and (2) a majority of the voting power of the shares of the Ohio issuing public corporation common stock that is represented in person or by proxy at the special meeting excluding those shares of the Ohio issuing public corporation common stock deemed to be "interested shares" for purposes of the Ohio Control Share Acquisition Act.

     "Interested shares" are defined under the Ohio Control Share Acquisition Act to mean shares in respect of which the voting power is controlled by any of the following persons: (a) an acquiring person; (b) any officer of the Ohio issuing public corporation; or (c) any employee who is also a director of the Ohio issuing public corporation. "Interested shares" also include shares of the Ohio issuing public corporation common stock that are acquired by any person after the date of the first public disclosure of the proposed merger and the date of the special meeting, if either (a) the aggregate consideration paid by such person, and any person acting in concert with him, for such shares of the Ohio issuing public corporation common stock exceeds $250,000, or (b) the number of shares acquired by such person, and any person acting in concert with him, exceeds one-half of one percent of the outstanding shares of the Ohio issuing public corporation common stock.

     OHIO MERGER MORATORIUM STATUTE. Chapter 1704 of the Ohio Revised Code prohibits an issuing public corporation from engaging in a certain transactions with an interested shareholder for a period of three years following the date on which the person become an interested shareholder unless, prior to such date, the directors of the issuing public corporation approve either the transaction or the acquisition of shares pursuant to which such person became an interested shareholder. Fifth Third is an issuing public corporation for purposes of the statute. An interested shareholder is any person who is the beneficial owner of a sufficient number of shares to allow such person, directly or indirectly, alone or with others, including affiliates and associates, to exercise or direct the exercise of 10% of the voting power of the issuing public corporation in the election of directors.

     The transactions restricted by Chapter 1704 include:

     - any merger, consolidation, combination, or majority share acquisition between or involving an issuing public corporation and an interested shareholder or an affiliate or associate of an interested shareholder;

     - certain transfers of property, dividends, and issuance or transfers of shares, from or by an Issuing public corporation or a subsidiary of an issuing public corporation to, with, or for the benefit of an interested shareholder or an affiliate or associate of an interested shareholder unless such transaction is in the ordinary course of business of the issuing public corporation on terms no more favorable to the interested shareholder than those acceptable to third parties as demonstrated by contemporaneous transactions; and

     - certain transactions which (a) increase the proportionate share ownership of an interested shareholder, (b) result in the adoption of a plan or proposal for the dissolution, winding up of the affairs, or liquidation of the issuing public corporation if such plan is proposed by or on behalf of the interested Shareholder, or (c) pledge or extend the credit or financial resources of the issuing public corporation to or for the benefit of the interested shareholder.

     After the initial three-year moratorium has expired, an issuing public corporation may engage in a transaction subject to Chapter 1704 if (a) the acquisition of shares pursuant to which the person became an interested shareholder received the prior approval of the board of directors of the issuing public corporation, (b) the transaction subject to Chapter 1704 is approved by the affirmative vote of the holders of shares representing at least two-thirds of the voting power of the issuing public corporation and by the holders of shares representing at least a majority of voting shares which are not beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder, or (c) the transaction subject to Chapter 1704 meets certain statutory tests designed to ensure that it be economically fair to all shareholders.

     OHIO TENDER OFFER PROCEDURES. Ohio law also provides that an offeror may not make a tender offer or request or invitation for tenders that would result in the offeror beneficially owning more than ten percent of any class of the target company's equity securities unless such offeror files certain information with the Ohio Division of Securities and provides such information to the target company and the offerees within Ohio. The Ohio Division of Securities may suspend the continuation of the control bid if it determines that the offeror's filed information does not provide full disclosure to the offerees of all material information concerning the control bid. The statute also provides that an offeror may not acquire any equity security of a target company within two years of the offeror's previous acquisition of any equity security of the same target company pursuant to a control bid unless the Ohio offerees may sell such security to the offeror on substantially the same terms as provided by the previous control bid. The statute does not apply to a transaction if either the offeror or the target company is a savings and loan or bank holding company and the proposed transaction requires federal regulatory approval. Accordingly, this provision does not apply to the merger.

                        EFFECT OF GOVERNMENTAL POLICIES

     The earnings of both South Florida and Fifth Third and their subsidiaries are affected not only by domestic and foreign economic conditions, but also by the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board, foreign governments and other official agencies. The Federal Reserve Board can and does implement national monetary policy, such as the curbing of inflation and combating of recession, by its open market operations in United States Government securities, control of the discount rate applicable to borrowings and the establishment of reserve requirements against deposits and certain liabilities of depository institutions. The actions of the Federal Reserve Board influence the growth of bank loans, investments and deposits and affect interest rates charged on loans or paid on deposits. The nature and impact of future changes in monetary and fiscal policies are not predictable.

     From time to time various proposals are made in the United States Congress and in state legislatures and before various regulatory authorities that would alter the powers or the existing regulatory framework for banks, bank holding companies, savings banks and other financial institutions. It is impossible to predict whether any of the proposals will be adopted and the impact, if any, of such adoption on the business of South Florida or Fifth Third and their subsidiaries.

                      REGULATION OF FINANCIAL INSTITUTIONS

     The following is a discussion of some of the regulatory requirements applicable to bank holding companies. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. In addition to being governed by federal and state laws specifically governing bank holding companies and banks, Fifth Third, South Florida and each of their respective subsidiaries are also governed by the corporate law of their state of incorporation to the extent such law does not conflict with the laws specifically governing bank holding companies and banks.

HOLDING COMPANY REGULATION

     As bank holding companies, Fifth Third and South Florida are registered with and subject to regulation by the Federal Reserve Board. A bank holding company is required to file with the Federal Reserve Board an annual report and such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act.

     The Federal Reserve Board also may make examinations of a holding company and each of its subsidiaries. The Bank Holding Company Act requires each bank holding company to obtain the prior approval of the Federal Reserve Board before it may acquire substantially all of the assets of any bank, or before it may acquire ownership or control of any voting shares of any bank if, after such acquisition, it would own or control directly or indirectly, more than five percent of the voting shares of such bank.

     The Bank Holding Company Act also restricts the types of businesses and operations in which a bank holding company and its subsidiaries (other than bank subsidiaries) may engage. Generally, permissible activities are limited to banking and activities found by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto.

CAPITAL REQUIREMENTS

     The Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC maintain guidelines to implement risk-based capital requirements for state member banks and bank holding companies. The guidelines provide for a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into explicit account in assessing capital adequacy and minimizes disincentives to holding liquid, low-risk assets.

     Under the guidelines, banking organizations are required to have capital equivalent to eight percent of assets, weighted by risk. Banking organizations must have at least four percent Tier 1 capital, which consists of core capital elements including common shareholders' equity, retained earnings and perpetual preferred stock, to risk weighted assets. The other half of required capital (Tier 2) can include, among other supplementary capital elements, limited-life preferred stock and subordinated debt and loan loss reserves up to certain limits.

     Under Federal Reserve Board policy, a holding company is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each of its subsidiaries. This support may be required at times when, absent such Board policy, the holding company may not find itself able to provide it.

     Fifth Third and each of its subsidiary banks are in compliance with both the current leverage ratios and the final risk-based capital standards. As of December 31, 1998, Fifth Third had a leverage ratio of 10.39%, its Tier 1 risk-based capital ratio was 12.09% and its total risk-based capital ratio was 14.32%.

     South Florida and South Florida Bank are in compliance with both the current leverage ratios and the final risk-based capital standards. As of December 31, 1998, South Florida had a leverage ratio of 10.00%, its Tier 1 risk-based capital ratio was 16.19% and its total risk-based capital ratio was 17.45%.

REGULATION OF BANKS

     The operations of the subsidiary banks of Fifth Third and of South Florida Bank are subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services which may be offered. Various consumer laws and regulations also affect the operations of these banking subsidiaries.

     National banks are subject to the supervision of and are regularly examined by the Comptroller of the Currency. In addition, national banks may be members of the Federal Reserve System and their deposits are insured by the FDIC and, as such, may be subject to regulation and examination by each agency. Federal savings banks are subject to the supervision and regulation of the Office of Thrift Supervision. State chartered banking corporations are subject to federal and state regulation of their business and activities, including, in the case of banks chartered in Ohio, by the Ohio Division of Financial Institutions, in the case of banks chartered in Kentucky, by the Kentucky Department of Financial Institutions, in the case of banks chartered in Indiana, by the Indiana Department of Financial Institutions, and in the case of banks chartered in Florida, by the Florida Department of Banking and Finance.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for South Florida by Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A. Counsel employed by Fifth Third Bank has rendered his opinion that the shares of Fifth Third common stock to be issued to the shareholders of South Florida in connection with the merger have been duly authorized and, if issued pursuant to the affiliation agreement, will be validly issued, fully paid and non-assessable under the current laws of the State of Ohio. Graydon, Head & Ritchey, Cincinnati, Ohio, will render its opinion to South Florida and Fifth Third with respect to certain federal income tax consequences of the merger.

                                    EXPERTS

     The consolidated financial statements incorporated in this document by reference from Fifth Third Bancorp's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


     The consolidated financial statements incorporated in this document by reference from South Florida's Annual Report on Form 10-KSB for the year ended December 31, 1998 have been audited by Brewer, Beemer, Keuhnhackl & Koon, P.A., independent auditors, as stated in their report and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     Fifth Third and South Florida file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy reports, proxy statements and other information filed by Fifth Third and South Florida at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, 13th Floor, New York, New York 10048; or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Fifth Third's and South Florida's reports, proxy statements and other information are also available from commercial document retrieval services and at the SEC's website located at http://www.sec.gov.

     Fifth Third has filed a registration statement to register with the SEC the shares of Fifth Third common stock to be issued to South Florida shareholders in the merger. This document is part of that registration statement and constitutes a prospectus of Fifth Third as well as a proxy statement of South Florida for the special meeting.

     Fifth Third's common stock is traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol "FITB." Documents filed by Fifth Third with the Commission also can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     As allowed by SEC rules, this document does not contain all the information that shareholders can find in the Fifth Third registration statement or the exhibits to the Fifth Third registration statement.


     The SEC allows Fifth Third and South Florida to "incorporate by reference" information into this document, which means that they can disclose important information to shareholders by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the documents set forth below:


Fifth Third SEC Filings:

     - Fifth Third's Annual Report on Form 10-K for the year ended December 31, 1998;

     - Pages 1 and 13 through 39 of Fifth Third's 1998 Annual Report to Shareholders (enclosed with this document); and

     - Fifth Third's Proxy Statement dated February 9, 1999.

South Florida SEC Filings:


     - South Florida's Annual Report on Form 10-KSB for the year ended December 31, 1998 (enclosed with this document); and

     - South Florida's 1998 Annual Report to Shareholders (enclosed with this document as an exhibit to South Florida's Annual Report on Form 10-KSB for the year ended December 31, 1998).



     Additional documents that Fifth Third and South Florida may file with the SEC between the date of this document and the date of the special meeting of South Florida's shareholders are also incorporated by reference. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.



     Copies of any of the documents incorporated by reference (excluding exhibits unless specifically incorporated therein) are available without charge upon written or oral request from Paul L. Reynolds, Assistant Secretary, Fifth Third Bancorp, Fifth Third Center, Cincinnati, Ohio 45263 (telephone number:
(513) 579-5300) as relates to Fifth Third, and from William P. Valenti, South Florida Bank Holding Corporation, 2017 McGregor Boulevard, Fort Myers, FL 33901 (telephone number: (941) 334-2020) as relates to South Florida. In order to ensure timely delivery of the documents, any request should be made by May 5, 1999.



     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. NO ONE HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS
CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED APRIL   , 1999. SHAREHOLDERS
SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS DOCUMENT TO SHAREHOLDERS NOR THE ISSUANCE OF FIFTH THIRD COMMON STOCK IN THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY.

                                    ANNEX A

                             AFFILIATION AGREEMENT

     This Affiliation Agreement ("Agreement") dated as of October 22, 1998 is entered into by and between FIFTH THIRD BANCORP, a corporation organized and existing under the corporation laws of the State of Ohio with its principal office located in Cincinnati, Hamilton County, Ohio ("Fifth Third"), and SOUTH FLORIDA BANK HOLDING CORPORATION, a corporation organized and existing under the corporation laws of the State of Florida, with its principal office located in Ft. Myers, Lee County, Florida ("South Florida Bank Holding").

                              W I T N E S S E T H:

     WHEREAS, Fifth Third is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and South Florida Bank Holding is a registered bank holding company under the Bank Holding Company Act of 1956, as amended;

     WHEREAS, Fifth Third and South Florida Bank Holding desire to effect a merger under the authority and provisions of the corporation laws of the State of Ohio and the State of Florida pursuant to which at the Effective Time (as herein defined in Article IX) South Florida Bank Holding will be merged into Fifth Third, with Fifth Third to be and become the surviving corporation (the "Merger");

     WHEREAS, South Florida Bank Holding owns all of the outstanding stock of South Florida Bank, a Florida banking corporation ("Bank Subsidiary") which, at the Effective Time, will be merged with and into Fifth Third's wholly-owned subsidiary The Fifth Third Bank of Florida, a Florida banking corporation ("Fifth Third Bank") with Fifth Third Bank to become the surviving corporation (the "Subsidiary Merger");

     WHEREAS, under the terms of this Agreement each of the issued and outstanding shares of the Common Stock, $.01 par value per share, of South Florida Bank Holding which are issued and outstanding (excluding any treasury shares, any preferred shares and shares as to which dissenter's rights have been asserted in accordance with Florida General Corporate Law ("Dissentering Shares")) immediately prior to the Effective Time will, at the Effective Time, be canceled and extinguished and in substitution therefor such South Florida Bank Holding shares will, at the Effective Time, be converted into shares of the Common Stock, without par value, of Fifth Third ("Fifth Third Common Stock"), all as more fully provided in this Agreement;

     WHEREAS, the parties to this Agreement intend that the Merger qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) and related provisions of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, Fifth Third and South Florida Bank Holding, agree together as follows:

I.  MODE OF EFFECTUATING CONVERSION OF SHARES

     A. Upon the terms and conditions set forth in the Agreement, South Florida Bank Holding shall be merged into Fifth Third.

     B. At the Effective Time (as defined in Article IX), all of the shares of Fifth Third Common Stock that are issued and outstanding or held by Fifth Third as treasury shares immediately prior to the Effective Time will remain unchanged and will remain outstanding or as treasury shares, as the case may be, of the Surviving Corporation. Any stock options, subscription rights, warrants or other securities outstanding immediately prior to the Effective Time, entitling the holders to subscribe for purchase of any shares of the capital stock of any class of Fifth Third, and any securities outstanding at such time that are convertible into shares of the capital stock of any class of Fifth Third will remain unchanged and will remain outstanding, with the holders thereof entitled to subscribe for, purchase or convert their securities into the number of shares of the class of capital stock of Fifth Third to which they are entitled under the terms of the governing documents.

     C. At the Effective Time, each of the shares of the Common Stock, $.01 par value per share, of South Florida Bank Holding that is issued and outstanding immediately prior to the Effective Time ("South Florida Bank Holding Common Stock"), other than dissenting shares, will, when the Merger becomes effective, be converted by virtue of the Merger and without further action, into .34800 shares of Fifth Third Common Stock (the "Exchange Ratio"), subject to adjustment as provided in Article I, Section E below. All issued and outstanding shares of the Preferred Stock of South Florida Bank Holding, if any, shall be canceled at the Effective Time. At the Effective Time, all shares of South Florida Bank Holding Common Stock held in treasury will be canceled and terminated and will not be converted into shares of Fifth Third Common Stock.

     D. At the Effective Time, all of the shares of South Florida Bank Holding Common Stock, whether issued or unissued (including treasury shares), will be canceled and extinguished and the holders of certificates for shares thereof shall cease to have any rights as shareholders of South Florida Bank Holding, except as aforesaid, their sole rights as shareholders shall pertain to the Fifth Third Common Stock and cash in lieu of fractional shares, if any (as described in the immediately succeeding paragraph), into which their South Florida Bank Holding Common Stock shall have been converted by virtue of the Merger.

     E. After the Effective Time, each holder of a certificate or certificates for shares of South Florida Bank Holding Common Stock, upon surrender of the same duly transmitted to Fifth Third Trust Department, as Exchange Agent (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Fifth Third), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Fifth Third Common Stock into which such holder's shares of South Florida Bank Holding Common Stock shall have been converted by the Merger pursuant to the Exchange Ratio, plus a cash payment for any fraction of a share to which the holder is entitled, in lieu of such fraction of a share, calculated in accordance with the Exchange Ratio based upon a value of the shares at the Effective Time. Within seven (7) business days after the Effective Time, the Exchange Agent will send a notice and transmittal form to each South Florida Bank Holding shareholder of record at the Effective Time advising such shareholder of the effectiveness of the Merger and the procedures for surrendering to the Exchange Agent outstanding certificates formerly evidencing South Florida Bank Holding Common Stock in exchange for new certificates of Fifth Third Common Stock. Until so surrendered, each outstanding certificate that prior to the Effective Time represented shares of South Florida Bank Holding Common Stock shall be deemed for all corporate purposes to evidence ownership of the number of full shares of Fifth Third Common Stock into which the same shall have been converted; provided, however, that dividends or distributions otherwise payable with respect to shares of Fifth Third Common Stock into which South Florida Bank Holding Common Stock shall have been so converted shall be paid with respect to such shares only when the certificate or certificates evidencing shares of South Florida Bank Holding Common Stock (other than Dissenting Shares) shall have been so surrendered (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Fifth Third) and thereupon any such dividends and distributions shall be paid, without interest, to the holder entitled thereto subject however to the operation of any applicable escheat or similar laws relating to unclaimed funds.

     F. The Exchange Ratio referred to in Paragraph C of this Article I shall be adjusted so as to give the South Florida Bank Holding shareholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivisions of Fifth Third Common Stock effected between the date of this Agreement and the Effective Time. In the event between the date of this Agreement and the Effective Time, Fifth Third has engaged in either the distribution of any of its assets (other than a cash dividend), or caused the distribution of capital stock in a company which holds any asset(s) previously held by Fifth Third or in any affiliate thereof, to Fifth Third shareholders, then the Exchange Ratio shall be increased in such amount so that the equivalent fair market value of such transaction shall also be distributed to the South Florida Bank Holding shareholders, as of the Effective Time.

     G. When all necessary documents have been filed and recorded in accordance with the laws of the State of Ohio and State of Florida, and the Merger becomes effective, the separate existence of South Florida Bank Holding shall cease and South Florida Bank Holding shall be merged into Fifth Third (which will be the "Surviving Corporation"), and which shall continue its corporate existence under the laws of the State of Ohio under the name "Fifth Third Bancorp".

     H. The Second Amended Articles of Incorporation, as amended, of Fifth Third of record with the Secretary of State of Ohio as of the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until further amended as provided by law.

     I. The Directors of Fifth Third who are in office at the Effective Time shall be the directors of the Surviving Corporation, each of whom shall continue to serve as a Director for the term for which he was elected, subject to the Regulations of the Surviving Corporation and in accordance with law. The officers of Fifth Third who are in office at the time the Merger becomes effective shall be the officers of the Surviving Corporation, subject to the Regulations of the Surviving Corporation and in accordance with law.

     J. The Regulations of Fifth Third at the Effective Time shall be the Regulations of the Surviving Corporation, until amended as provided therein and in accordance with law.

     K. At the Effective Time, the effect of the Merger and the Subsidiary Merger shall be as provided by the applicable provisions of the laws of the State of Ohio and the State of Florida. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: the separate existence of South Florida Bank Holding shall cease; Fifth Third shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of each of Fifth Third and South Florida Bank Holding, and all obligations owing by or due each of Fifth Third and South Florida Bank Holding shall be vested in, and become the obligations of, Fifth Third, without further act or deed, including, without limitation, any liability to Dissenting Shareholders under Florida law; and all rights of creditors of each of Fifth Third and South Florida Bank Holding shall be preserved unimpaired, and all liens upon the property of each of Fifth Third and South Florida Bank Holding shall be preserved unimpaired, on only the property affected by such liens immediately prior to the Effective Time.

     L. From time to time as and when requested by the Surviving Corporation, or by its successors or assigns, the officers and Directors of South Florida Bank Holding in office at the Effective Time shall execute and deliver such instruments and shall take or causes to be taken such further or other action as shall be necessary in order to vest or perfect in the Surviving Corporation or to confirm of record or otherwise, title to, and possession of, all the assets, property, interests, rights, privileges, immunities, powers, franchises and authority of South Florida Bank Holding and otherwise to carry out the purposes of this Agreement.

     M. This Agreement shall be filed (only if necessary) and recorded along with Articles or a Certificate of Merger in accordance with the requirements of the laws of the State of Ohio and the State of Florida. This Agreement and any Certificates of Merger shall not be filed with the Secretary of the State of Ohio or the State of Florida until, but shall be filed promptly after, all of the conditions precedent to consummating the Merger as contained in Article VI of this Agreement shall have been fully met or effectively waived.

     N. The Merger is reorganization within the meaning of Section 368(a) of the Code, and the Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under the Code and for purposes of
Section 354 and 361 of the Code.

II.  REPRESENTATIONS AND WARRANTIES OF SOUTH FLORIDA BANK HOLDING.

     South Florida Bank Holding represents and warrants to Fifth Third that as of the date hereof or as of the indicated date, as appropriate, and except as otherwise disclosed in Schedule 1 hereto delivered by South Florida Bank Holding to Fifth Third in connection with the execution of this Agreement by Fifth
Third:

     A. South Florida Bank Holding (i) is duly incorporated, validly existing and in good standing as a corporation under the corporation laws of the State of Florida and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended,; (ii) is duly authorized to conduct the business in which it is engaged; (iii) has 10,000,000 shares, $.01 par value per share, of South Florida Bank Holding Common Stock authorized pursuant to its Articles of Incorporation, which are the total number of shares South Florida Bank Holding is authorized to have outstanding; (iv) has no outstanding securities of any kind, nor any outstanding options, warrants or other rights entitling another person to acquire any securities of South Florida Bank Holding of any kind, other than (a) 1,265,350 shares of South Florida Bank Holding Common Stock, which presently are authorized, duly issued and outstanding and fully paid and non-assessable, and (b) options to purchase a total of 7,125 shares of South Florida Bank Holding Common Stock which were granted to and are currently held by the officers of South Florida Bank Holding and/or Bank Subsidiary; and (v) owns of record and beneficially free and clear of all liens and encumbrances, all of the 796,475 outstanding shares of the capital stock of the Bank Subsidiary, $5.50 par value per share. South Florida Bank Holding has no direct or indirect subsidiaries other than Bank Subsidiary.

     B. Bank Subsidiary is duly incorporated, validly existing and in good standing as a banking corporation under the laws of the State of Florida, and has all the requisite power and authority to conduct the banking business as now conducted by it; and Bank Subsidiary does not have any outstanding securities of any kind, nor any outstanding options, warrants or other rights entitling another person to acquire any securities of any of the Bank Subsidiary of any kind, other than 796,475 shares of the capital stock, $5.50 par value per share, of all of the Bank Subsidiary owned of record and beneficially by South Florida Bank Holding.

     C. South Florida Bank Holding has previously furnished to Fifth Third its audited, consolidated balance sheets, statements of operations, statements of stockholders' equity and cash flows as at December 31, 1997, and for the year then ended, together with the opinions of its independent certified public accountants associated therewith. South Florida Bank Holding also has previously furnished to Fifth Third audited, consolidated balance sheets, statements of operations, statements of stockholders' equity and cash flows as at December 31, 1994, 1995, 1996. South Florida Bank Holding also has furnished to Fifth Third its unaudited, consolidated financial statements as at March 31, 1998, for the three (3) months then ended, June 30, 1998, for the six (6) months then ended, and of the Bank Subsidiary for the quarters ending March 31, 1998 and June 30, 1998. Such audited consolidated financial statements of South Florida Bank Holding fairly present the consolidated financial condition of South Florida Bank Holding as of the date thereof, and for the years or periods covered thereby in conformity with generally accepted accounting principles, consistently applied ("GAAP"). There are no material liabilities, obligations or indebtedness of South Florida Bank Holding or the Bank Subsidiary required to be disclosed in the financial statements so furnished other than the liabilities, obligations or indebtedness disclosed in such financial statements (including footnotes). South Florida Bank Holding shall furnish Fifth Third with unaudited, consolidated financial statements as at September 30, 1998 and as at March 31, 1999 and for the quarters then ended as soon as practicable, and shall continue to furnish such financial information for subsequent monthly and quarterly periods to Fifth Third as soon as practicable until the Closing Date. In the event that the Closing Date does not occur before March 31, 1999, South Florida Bank Holding shall furnish Fifth Third with its audited, consolidated financial statements as at December 31, 1998 for the quarter and year then ended and its unaudited, consolidated financial as soon as they are reasonably available.

     D. South Florida Bank Holding and the Bank Subsidiary have good and marketable title to all of the material properties and assets reflected in its separate statement of financial condition as at June 30, 1998, and which are still owned by each and each has good and marketable title to all material properties and assets acquired by it after such date and still owned by it, subject to (i) any liens and encumbrances that do not materially adversely impair the use of the property, (ii) statutory liens for taxes not yet due and payable, and (iii) minor defects and irregularities in title that do not materially adversely impair the use of the property.

     E. Except as disclosed in Schedule 1 and for events relating to the business environment in general: (i) since June 30, 1998, to the date hereof there have been no material adverse changes in the financial condition, operations, business or prospects of South Florida Bank Holding and the Bank Subsidiary on a consolidated or separate basis; (ii) South Florida Bank Holding is not aware of any events which have occurred since June 30, 1998 to the date hereof or which as of the date hereof are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the financial condition, operations, business or prospects of South Florida Bank Holding and the Bank Subsidiary on a consolidated or separate basis, excluding in each instance matters (which shall include but not be limited to changes in general economic condition, changes in interest rates, changes in laws or regulations or changes in GAAP) of general application to the banking industry; and (iii) since June 30, 1998, to the date hereof there have been no material changes in the methods of business operations of South Florida Bank Holding and the Bank Subsidiary.

     F. Except as disclosed in Schedule 1, there are no actions, suits, proceedings, investigations or assessments of any kind pending, or to the best knowledge of South Florida Bank Holding, threatened against South Florida Bank Holding or the Bank Subsidiary which reasonably can be expected to result in any material adverse change in the financial condition, operations, business or prospects of South Florida Bank Holding and the Bank Subsidiary on a consolidated or separate basis.

     G. Except as disclosed in Schedule 1, since June 30, 1998, to the date hereof South Florida Bank Holding and the Bank Subsidiary each has been operated in the ordinary course of business, has not made any changes in its respective capital or corporate structures, nor any material changes in its methods of business operations and has not provided any increases in employee salaries or benefits other than in the ordinary course of business. Except as disclosed in
Schedule 1, since June 30, 1998, to the date hereof South Florida Bank Holding has not declared or paid any dividends nor made any distributions of any other kind to its shareholders.

     H. Except as disclosed in Schedule 1, South Florida Bank Holding and the Bank Subsidiary have timely filed all federal, state and local tax returns required to be filed (after giving effect to all extensions) by them, respectively, and have paid or provided for all tax liabilities shown to be due thereon or which have been assessed against them, respectively. All tax returns filed by South Florida Bank Holding or the Bank Subsidiary through the date hereof constitute complete and accurate representations of the tax liabilities of South Florida Bank Holding and the Bank Subsidiary for such years and accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to its future tax liabilities, including the tax basis of its properties and assets in all material respects.

     I. Except as disclosed in Schedule 1, neither South Florida Bank Holding nor the Bank Subsidiary is a party to (i) any written employment contracts or written contracts of any other kind with any of its officers, Directors or employees or (ii) any material contract, lease or agreement of any other kind which is not assignable as a result of the merger provided for herein without the consent of another party, except for contracts, leases or agreements which do not have terms extending beyond six months from the date of this Agreement or contracts, leases or agreements (excluding contracts, leases and agreements pursuant to which credit has been extended by the Bank Subsidiary) which do not require the annual expenditure of more than $15,000.00 thereunder.

     J. Except as disclosed in Schedule 1, since June 30, 1998, to the date hereof the Bank Subsidiary has not incurred any unusual or extraordinary loan losses which are material to South Florida Bank Holding and the Bank Subsidiary on a consolidated basis; to the best knowledge of South Florida Bank Holding and in light of the Bank Subsidiary's historical loan loss experience and its management's analysis of the quality and performance of its loan portfolio, as of June 30, 1998, its reserve for loan losses was, in the opinion of South Florida Bank Holding, adequate to absorb all known and reasonably anticipated losses as of such date.

     K. Except as disclosed in Schedule 1, neither South Florida Bank Holding nor the Bank Subsidiary has, directly or indirectly, dealt with any broker or finder in connection with this transaction and neither has incurred or will incur any obligation for any broker's or finder's fee or commission in connection with the transactions provided for in this Agreement.

     L. 1. The Directors of South Florida Bank Holding, by resolution adopted by the unanimous vote of all Directors present at a meeting duly called and held in accordance with applicable law, have duly approved this Agreement, and have directed that this Agreement be submitted to a vote of South Florida Bank Holding's shareholders at the annual or a special meeting of the shareholders to be called for that purpose, all in accordance with and as required by law and in accordance with the Articles of Incorporation and Bylaws of South Florida Bank Holding.

     2. South Florida Bank Holding has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder subject to certain required regulatory and shareholder approvals. The Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligations of South Florida Bank Holding, enforceable in accordance with its terms, subject, however, to the receipt of requisite regulatory approvals and the approval of South Florida Bank Holding's shareholders.

     3. Except as disclosed in Schedule 1, neither the execution of the Agreement, nor the consummation of the transactions contemplated hereby and thereby, (i) conflicts with, results in a breach of, violates or constitutes a default under, South Florida Bank Holding's Articles of Incorporation or Bylaws or, to the best knowledge of South Florida Bank Holding, any federal, state or local law, statute, ordinance, rule, regulation or court or administrative order, or any agreement, arrangement, or commitment, to which South Florida Bank Holding or the Bank Subsidiary is subject or bound; (ii) to the best knowledge of South Florida Bank Holding, results in the creation of or gives any person the right to create any material lien, charge, encumbrance, or security agreement or any other material rights of others or other material adverse interest upon any material right, property or asset belonging to South Florida Bank Holding or the Bank Subsidiary; (iii) except as disclosed in Schedule 1, conflicts with, results in a breach of, violates or constitutes a default under, terminates or gives any person the right to terminate, amend, abandon, or refuse to perform any material agreement, arrangement or commitment to which South Florida Bank Holding or the Bank Subsidiary is a party or by which South Florida Bank Holding's or the Bank Subsidiary's rights, properties or assets are subject or bound; or (iv) to the best knowledge of South Florida Bank Holding, accelerates or modifies, or gives any party thereto the right to accelerate or modify, the time within which, or the terms according to which, South Florida Bank Holding or the Bank Subsidiary is to perform any duties or obligations or receive any rights or benefits under any material agreements, arrangements or commitments. For purposes of subparagraphs (iii) and (iv) immediately preceding, material agreements, arrangements or commitments exclude agreements, arrangements or commitments having a term expiring less than six months from the date of this Agreement or which do not require the expenditure of more than $15,000 (but shall include all agreements, arrangements or commitments pursuant to which credit has been extended by the Bank Subsidiary).

     M. Complete and accurate copies of the (i) Articles of Incorporation and Bylaws of South Florida Bank Holding, and (ii) the Articles of Incorporation and Bylaws of the Bank Subsidiary in force as of the date hereof have been delivered to Fifth Third.

     N. Except as disclosed in Schedule 1, neither South Florida Bank Holding nor the Bank Subsidiary nor any employee, officer or Director of any of them has knowingly engaged in any activity or omitted to take any action which, in any material way, has resulted or could result in the violation of (i) any local, state or federal law (including without limitation the Bank Secrecy Act, the Community Reinvestment Act, applicable consumer protection and disclosure laws and regulations, including without limitation, Truth-in-Lending, Truth-in-Savings and similar disclosure laws and regulations, and equal employment and employment discrimination laws and regulations) or (ii) any regulation, order, injunction or decree of any court or governmental body, the violation of either of which could reasonably be expected to have a material adverse effect on the financial condition, operation, business or prospects of South Florida Bank Holding and the Bank Subsidiary, taken as whole. To the best knowledge of South Florida Bank Holding and except as disclosed in Schedule 1, the Bank Subsidiary possesses all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of its business without material interference or interruption.

     O. Except as disclosed in Schedule 1, neither this Agreement nor the Agreement of Merger nor any report, statement, list, certificate or other information furnished by South Florida Bank Holding or the Bank Subsidiary to Fifth Third or its agents in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied with respect to their business operations and financial condition for inclusion in the proxy statement/prospectus and registration statement relating to the merger) contains or shall contain (or, in the case of information relating to the proxy statement/prospectus, at the time it is mailed, in the case of the registration statement, at the time it becomes effective and in the case of the proxy statement/prospectus and the registration statement, at the time the annual or special meeting of shareholders of South Florida Bank Holding is held to consider the adoption of this Agreement) an untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

     P. Except as disclosed in Schedule 1, there are no actions, proceedings or investigations pending before any environmental regulatory body, with respect to or threatened against or affecting South Florida Bank Holding or the Bank Subsidiary in respect to any "facility" owned, leased or operated by any of them (but excluding any "facility" as to which sole interest of South Florida Bank Holding or the Bank Subsidiary is that of a lienholder or mortgagee, but including any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any "facility" in which South Florida Bank Holding or the Bank Subsidiary ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or under any Federal, state, local or municipal statue, ordinance or regulation in respect thereof, in connection with any release of any toxic or "hazardous substance", pollutant or contaminant into the "environment" which, if adversely determined, (a) would require the payment by South Florida Bank Holding or the Bank Subsidiary and/or require South Florida Bank Holding or the Bank Subsidiary to incur expenses of more than $15,000 (whether or not covered by insurance) or (b) would otherwise have a material adverse effect on the financial condition, operations or prospects of South Florida Bank Holding or the Bank Subsidiary, nor, to the best knowledge of South Florida Bank Holding after reasonable inquiry, is there any reasonable basis for the institution of any such actions or proceedings or investigations which is probable of assertion, nor are there any such actions or proceedings or investigations in which South Florida Bank Holding or the Bank Subsidiary is a plaintiff or complainant. Neither South Florida Bank Holding nor the Bank Subsidiary is liable in any material respect under any applicable law for any release by either of them or for any release by any other "person" of a hazardous substance caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of hazardous wastes or other chemical substances, pollutants or contaminants into the environment, nor is South Florida Bank Holding or the Bank Subsidiary liable for any material costs (as a result of the acts or omissions of South Florida Bank Holding or the Bank Subsidiary or, to the best knowledge of South Florida Bank Holding, as a result of the acts or omissions of any other "person") of any remedial action including, without limitation, costs arising out of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body having jurisdiction over South Florida Bank Holding or the Bank Subsidiary to prevent or minimize any actual or threatened release by South Florida Bank Holding or the Bank Subsidiary of any hazardous wastes or other chemical substances, pollutants and contaminants into the environment which would endanger the public health or the environment. All terms contained in quotation marks in this paragraph and the paragraph immediately following shall have the meaning ascribed to such terms, and defined in, CERCLA.

     Except as disclosed in Schedule 1, to the best knowledge of South Florida Bank Holding each "facility" owned, leased or operated by South Florida Bank Holding or the Bank Subsidiary (but excluding any "facility" as to which the sole interest of South Florida Bank Holding or the Bank Subsidiary is that of a lienholder or mortgagee, but including any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any "facility" in which South Florida Bank Holding or the Bank Subsidiary ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) is, in all material respects, in compliance with all applicable Federal, state, local or municipal statutes, ordinances, laws and regulations and all orders, rulings or other decisions of any court, administrative agency or other governmental authority relating to the protection of the environment, except to the extent a failure to comply would not have a material adverse effect on the business, operations, financial condition and prospects of South Florida Bank Holding and the Bank Subsidiary taken as a whole.

     Q. 1. Benefit Plans. Schedule 1 lists the name and a short description of each Benefit Plan (as herein defined), together with an indication of its funding status (e.g., trust, insured or general company assets). For purposes hereof, the term "Benefit Plan" shall mean any plan, program, arrangement or system of employee or director benefits maintained by South Florida Bank Holding or the Bank Subsidiary for the benefit of employees, former employees or Directors of South Florida Bank Holding or the Bank Subsidiary and shall include: (a) any qualified retirement plan such as a pension, profit sharing, stock bonus plan or employee stock ownership plan ("ESOP"), (b) any plan, program or arrangement providing deferred compensation, bonus deferral or incentive benefits, whether funded through trust or otherwise, and (c) any welfare plan, program or policy providing vacation, severance, salary continuation, supplemental unemployment, disability, life, health coverage, retiree health, Voluntary Employees' Beneficiary Association, medical expense reimbursement or dependent care assistance benefits, in any such foregoing case without regard to whether the Benefit Plan constitutes an employee benefit plan under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the number of employees covered under such Benefit Plan.

     2. Plan Documents, Reports and Filings. Except as disclosed on Schedule 1, South Florida Bank Holding or the Bank Subsidiary has provided true, complete and correct copies of all plan documents, if any, comprising each Benefit Plan, together with, when applicable, (a) the most recent summary plan description,
(b) the most recent actuarial and financial reports and the most recent annual reports filed with any governmental agency, and (c) all Internal Revenue Service ("IRS") or other governmental agency rulings and determination letters or any open requests for IRS rulings or letters with respect to Benefit Plans.

     3. Qualified Retirement Plan Compliance. With respect to each Benefit Plan which is an employee pension benefit plan (as defined in Section 3(2) of ERISA) other than any such plan that meets the "top-hat" exception under Section 201(1) of ERISA (a "Qualified Benefit Plan"), except as disclosed on Schedule 1:
(a) the IRS has issued a determination letter which determined that such Qualified Benefit Plan (as amended by any and all amendments) satisfied the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended through the date hereof (the "Code"), as amended by all of the laws referred to in Section 1 of Revenue Procedure 93-39, such determination letter has not been revoked or threatened to be revoked by the IRS, and the scope of such determination letter is complete and does not exclude consideration of any of the requirements or matters referred to in Sections 4.02 through 4.04 of Revenue Procedure 93-39; (b) such Qualified Benefit Plan is in material compliance with all qualification requirements of Section 401(a) of the Code; (c) such Qualified Benefit Plan is in substantial compliance with all notice, reporting and disclosure requirements of ERISA and the Code; (d) any Qualified Benefit Plan which is an ESOP as defined in Section 4975(e)(7) of the Code (an "ESOP Qualified Benefit Plan") is in material compliance with the applicable qualification requirements of Section 409 of the Code; and (e) any previously terminated Qualified Benefit Plan was terminated in material compliance with the requirements of ERISA and the Code, has received a favorable determination letter therefor, and the liabilities of such Qualified Benefit Plan and the requirements of the Pension Benefit Guaranty Corporation ("PBGC") were fully satisfied, and (f) any and all amendments to the Qualified Benefit Plan not covered by an IRS determination letter do not adversely affect the qualified and tax exempt status of such plans.

     4. Welfare Plan Compliance. With respect to each Benefit Plan which is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) (a "Welfare Benefit Plan"), except as noted on Schedule 1: (a) such Welfare Benefit Plan, if it is intended to provide favorable tax benefits to plan participants, has been, to the best knowledge of South Florida Bank Holding, in compliance with applicable Code provisions; (b) such Welfare Benefit Plan has been, to the best knowledge of South Florida Bank Holding, operated in substantial compliance with all applicable notice, reporting and disclosure requirements of ERISA and the Code; and (c) such Welfare Benefit Plan, if a group health plan subject to the requirements of Section 4980B of the Code ("COBRA"), has been, to the best knowledge of South Florida Bank Holding, operated in substantial compliance with such COBRA requirements.

     5. Prohibited Transactions. No prohibited transaction under Section 406 of ERISA and not exempt under Section 408 of ERISA has occurred with respect to any Benefit Plan which would result, with respect to any person, in (a) the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or (b) material fiduciary liability under Section 409 of ERISA and no ESOP Plan Qualified Benefit Plan is leveraged.

     6. Lawsuits or Claims. No material actions, suits or claims (other than routine claims of benefits) are pending or, to the best knowledge of South Florida Bank Holding, threatened against any Benefit Plan or against South Florida Bank Holding or the Bank Subsidiary with respect to any Benefit Plan.

     7. Disclosure of Unfunded Liabilities. All material Unfunded Liabilities with respect to each Benefit Plan have been recorded and disclosed on the most recent financial statement of South Florida Bank Holding and the Bank Subsidiary or, if not, in Schedule 1. For purposes hereof, the term "Unfunded Liabilities" shall mean any amounts properly accrued to date under GAAP, or amounts not yet accrued for GAAP purposes but for which an obligation (which has legally accrued and cannot legally be eliminated and which is subject to reasonable estimate) exists for payment in the future which is attributable to any Benefit Plan, including but not limited to (a) severance pay benefits, (b) deferred compensation or unpaid bonuses, (c) any liabilities on account of the change in control which will result from this Agreement, including any potential 20% excise tax under Section 4999 of the Code relating to excess parachute payments under Section 280G of the Code, (d) any unpaid pension contributions for the current plan year or any accumulated funding deficiency under Section 412 of the Code and related penalties under Section 4971 of the Code, including unpaid pension contributions or funding deficiencies owed by members of a controlled group of corporations which includes South Florida Bank Holding or the Bank Subsidiary and for which South Florida Bank Holding or the Bank Subsidiary is liable under applicable law, (e) any authorized but unpaid profit sharing contributions or contributions under Section 401(k) and Section 401(m) of the Code, (f) retiree health benefit coverage and (g) unpaid premiums for contributions required under any group health plan to maintain such plan's coverage through the Effective Time.

     8. Defined Benefit Pension Plan Liabilities. South Florida Bank Holding and the Bank Subsidiary (or any pension plan maintained by any of them) have not incurred any material liability to the PBGC or the IRS with respect to any Benefit Plan which is a defined benefit pension plan, except for the payment of PBGC premiums pursuant to Section 4007 of ERISA, all of which if due prior to the date of this Agreement have been fully paid, and no PBGC reportable event under Section 4043 of ERISA has occurred with respect to any such pension plan. Except as otherwise disclosed in Schedule 1, the benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each Benefit Plan subject to Title IV of ERISA, using the actuarial assumptions that would be used by the PBGC in the event of termination of such plan, do not exceed the fair market value of the assets of such plan. Neither South Florida Bank Holding, the Bank Subsidiary nor any controlled group member of South Florida Bank Holding or the Bank Subsidiary participates in, or has incurred any liability under Sections 4201, 4063 or 4064 of ERISA for a complete or partial withdrawal from a multiple employer plan or a multi-employer plan (as defined in Section 3(37) of ERISA).

     9. Independent Trustee. South Florida Bank Holding and the Bank Subsidiaries (a) have not incurred any asserted or, to the best knowledge of South Florida Bank Holding, unasserted material liability for breach of duties assumed in connection with acting as an independent trustee of any employee pension plan (as defined in Section 3(2) of ERISA) which is intended to be qualified under Section 401(a) of the Code and which is maintained by an employer unrelated in ownership to South Florida Bank Holding or the Bank Subsidiary, (b) have not authorized nor knowingly participated in a material prohibited transaction under Section 406 of ERISA and not exempt under Section 408 of ERISA and (c) have not received notice of any material actions, suits or claims (other than routine claims for benefits) pending or threatened against the unrelated employer or against them.

     10. Retiree Benefits. Except as listed on Schedule 1 and identified as "Retiree Liability", South Florida Bank Holding and Bank Subsidiary have no obligation to provide medical benefits, or life insurance benefits to or with respect to retirees, former employees or any of their relatives.

     11. Right to Amend and Terminate. Except as listed on Schedule 1, South Florida Bank Holding or Bank Subsidiary has all power and authority necessary to amend or terminate each Benefit Plan without incurring any penalty or liability provided that, in the case of an employee pension benefit plan (as defined in Section 3(2) of ERISA), benefits accrued as of the date of amendment or termination are not reduced.

     12. Material. For purposes of this Paragraph Q as a whole, the term "material" in connection with a liability shall mean a liability or loss, taxes, penalties, interest and related legal fees in the total amount of $15,000 or more, with such determination being made on the basis of the aggregate affected participants of a Benefit Plan and not with respect to any single participant.

     R. The investment portfolios of South Florida Bank Holding and the Bank Subsidiary consist of securities in marketable form. Except as disclosed in
Schedule 1, since June 30, 1998 to the date hereof neither South Florida Bank Holding nor the Bank Subsidiary has incurred any unusual or extraordinary losses in its investment portfolio, and, except for matters of general application to the bank or banking industry (including, but not limited to, changes in laws or regulations or GAAP) or for events relating to the business environment in general, including market fluctuations and changes in interest rates, South Florida Bank Holding is not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of South Florida Bank Holding's and the Bank Subsidiary's investment portfolio on a consolidated basis.

     S. Except as disclosed in Schedule 1, there are no actions, suits, claims, proceedings, investigations or assessments of any kind pending, or to the best knowledge of South Florida Bank Holding, threatened against any of the Directors or officers of South Florida Bank Holding or the Bank Subsidiary in their capacities as such, and no Director or officer of South Florida Bank Holding or the Bank Subsidiary currently is being indemnified or seeking to be indemnified by either South Florida Bank Holding or the Bank Subsidiary pursuant to applicable law or South Florida Bank Holding's Articles of Incorporation or Bylaws or the Bank Subsidiary's Articles of Incorporation or Bylaws.

     T. There is no "business combination," "moratorium," "control share," or other state anti-takeover statute or regulation or any agreement to which South Florida Bank Holding is a party which (i) prohibits or restricts South Florida Bank Holding's ability to perform its obligations under this Agreement, or its ability to consummate the transactions contemplated hereby, (ii) would have the effect of invalidating or voiding this Agreement, or any provisions hereof, or
(iii) would subject Fifth Third to any impediment or condition in connection with the exercise of any if its rights under this Agreement.

     U. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for South Florida Bank Holding's own account, or for the account of one or more of its subsidiaries or their customers, were entered into (i) in accordance with prudent banking practices and all material applicable laws, rules, regulations and regulatory policies and (ii) with counter-parties reasonably believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of it or one of its subsidiaries, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect (except to the extent that they have been fully performed or terminated) in all respects material to South Florida Bank Holding. Neither South Florida Bank Holding nor its subsidiaries, nor to its knowledge any other party thereto is, in any respect material to South Florida Bank Holding on a consolidated basis, in breach of any of its obligations under any such agreement or arrangement.

III.  REPRESENTATIONS AND WARRANTIES OF FIFTH THIRD

     Fifth Third represents and warrants to South Florida Bank Holding that as of the date hereof or as of the indicated date, as appropriate:

     A. Fifth Third is duly incorporated, validly existing and in good standing as a corporation under the corporation laws of the State of Ohio, is a registered bank holding company under the Bank Holding

Company Act of 1956, as amended, and is duly authorized to conduct the business in which it is engaged, and Fifth Third Bank is duly incorporated, validly existing and in good standing as a banking corporation under the laws of the State of Florida and is duly authorized to conduct the business in which it is engaged.

     B. Pursuant to Fifth Third's Second Amended Articles of Incorporation, as amended, the total number of shares of capital stock it is authorized to have outstanding is 300,500,000 of which 300,000,000 shares are classified as Common Stock without par value ("Fifth Third Common Stock") and 500,000 shares are classified as Preferred Stock without par value. As of the close of business on September 30, 1998, 266,724,258 shares of Fifth Third Common Stock were issued and outstanding and 1,116,365 shares were held in its treasury. As of the date of this Agreement, no shares of its Preferred Stock have been issued. Fifth Third does not have outstanding any stock options, subscription rights, warrants or other securities entitling the holders to subscribe for or purchase any shares of its capital stock other than options granted and to be granted to employees and Directors under its stock option plans. At July 31, 1998, 13,797,576 shares of Fifth Third Common Stock were reserved for issuance in connection with outstanding options granted under its stock option plans and 11,172,669 shares were reserved for issuance under options to be granted in the future.

     C. All shares of Fifth Third Common Stock to be received by the shareholders of South Florida Bank Holding as a result of the merger pursuant to the terms of this Agreement shall be, upon transfer or issuance, validly issued, fully paid and non-assessable, and will not, upon such transfer or issuance, be subject to the preemptive rights of any shareholder of Fifth Third.

     D. Fifth Third has furnished to South Florida Bank Holding its consolidated financial statements as at December 31, 1997, December 31, 1996 and December 31, 1995 and for the respective years then ended together with the opinions of its independent public accountants associated therewith. Such consolidated financial statements fairly present the consolidated financial condition of Fifth Third as of their respective dates and for the respective periods covered thereby in conformity with GAAP consistently followed throughout the periods covered thereby. Neither Fifth Third nor any significant subsidiaries of Fifth Third have any material liabilities, obligations or indebtedness required to be disclosed in such financial statements other than the liabilities, obligations and indebtedness disclosed in such financial statements (including footnotes). Fifth Third will furnish to South Florida Bank Holding its unaudited consolidated financial statements as at June 30, 1998 and September 30, 1998 and for the three (3) months then ended a soon as such statements publicly are available, and shall continue to furnish information for subsequent calendar quarter periods to South Florida Bank Holding as soon as such becomes publicly available until the Closing Date.

     E. Except for events relating to the business environment in general: (i) since June 30, 1998, to the date hereof there have been no material adverse changes in the consolidated financial condition, operations or business of Fifth Third; (ii) the chief executive officer and the chief financial officer of Fifth Third are not aware of any events which have occurred since June 30, 1998, or which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the consolidated financial condition, operations or business of Fifth Third; and (iii) since June 30, 1998, to the date hereof there have been no material changes in the methods of business operations of Fifth Third and its subsidiaries.

     F. 1. The Executive Committee of the Board of Directors of Fifth Third, by resolution adopted by the members present at a meeting duly called and held, at which meeting a quorum was at all times present and acting, has approved this Agreement, including reserving for issuance to South Florida Bank Holding shareholders in accordance with this Agreement, a sufficient number of shares of Fifth Third Common Stock. Approval and adoption of this Agreement by the shareholders of Fifth Third is not required under Ohio law or under the Second Amended Articles of Incorporation, as amended, or Code of Regulations of Fifth Third.

     2. Fifth Third has corporate power and authority to enter into this Agreement and to carry out its obligations hereunder subject to certain required regulatory approvals. This Agreement, when executed and delivered, will have been duly authorized and will the constitute valid and binding obligation of Fifth Third, enforceable in accordance with its terms, except to the extent that
(i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the availability of certain remedies may be precluded by general principles of equity, subject, however, to the receipt of requisite regulatory approvals.

     3. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby and thereby, does or will (i) conflict with, result in a breach of, violate or constitute a default, under Fifth Third's Second Amended Articles of Incorporation, as amended, or Code of Regulations or, to the best knowledge of its chief executive officer and chief financial officer, any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order, or any agreement, arrangement, or commitment to which Fifth Third is subject or bound; (ii) to the best knowledge of the chief executive officer and chief financial officer of Fifth Third, result in the creation of or give any person the right to create any material lien, charge, encumbrance, security agreement or any other material rights of others or other material adverse interest upon any material right, property or asset belonging to Fifth Third or any of its subsidiaries other than such rights as may be given the shareholders of South Florida Bank Holding pursuant to the provisions of Sections 607.1301 through 607.1303 of the Florida Revised Code;
(iii) terminate or give any person the right to terminate, amend, abandon, or refuse to perform any material agreement, arrangement or commitment to which Fifth Third is a party or by which Fifth Third's rights, properties or assets are subject or bound; or (iv) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Fifth Third is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangements or commitments.

     G. Complete and accurate copies of (i) the Second Amended Articles of Incorporation, as amended, and (ii) the Code of Regulations of Fifth Third in force as of the date hereof have been delivered to South Florida Bank Holding.

     H. To the best knowledge of the chief executive officer and chief financial officer of Fifth Third, neither Fifth Third nor any of its subsidiaries has knowingly engaged in any activity or omitted to take any action which, in any material way, has resulted or could result in the violation of (i) any local, state or federal law or (ii) any regulation, order, injunction or decree of any court or governmental body, the violation of either of which could reasonably be expected to have a material adverse effect on the financial condition Fifth Third and its subsidiaries taken as a whole. To the best knowledge of the chief executive officer and chief financial officer of Fifth Third, Fifth Third and its subsidiaries possess all licenses, franchise, permits and other governmental authorizations necessary for the continued conduct of their businesses without material interference or interruption.

     I. 1. To the best knowledge of the chief executive officer and chief financial officer of Fifth Third, neither this Agreement nor any report, statement, list, certificate or other information furnished or to be furnished by Fifth Third to South Florida Bank Holding or its agents in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied with respect to its business operations and financial condition for inclusion in the proxy statement/prospectus and registration statement relating to the merger) contains or shall contain (in the case of information relating to the proxy statement/prospectus, at the time it is mailed, and, in the case of the registration statement, at the time it becomes effective and, in the case of the proxy statement/prospectus and the registration statement, at the time the annual or special meeting of shareholders of South Florida Bank Holding is held to consider the adoption of this Agreement) an untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

     2. Fifth Third has furnished to South Florida Bank Holding or its agents true and complete copies (including all exhibits and all documents incorporated by reference) of the following documents as filed by Fifth Third with the SEC:

          a. Fifth Third's Annual Report on Form 10-K for the year ended December 31, 1997, and reports on Form 10-Q for the quarters ended March 31 and June 30, 1998;

          b. any Current Report on Form 8-K with respect to any event occurring after June 30, 1998 and prior to the date of this Agreement;

          c. any report filed by Fifth Third to amend or modify any of the reports described above; and

          d. all proxy statements prepared in connection with meetings of Fifth Third's shareholders held or to be held subsequent to June 30, 1998.

     The information set forth in the documents described in this Article II,
Section I, Subsection 2 (including all exhibits thereto and all documents incorporated therein by reference) did not, as of the dates on which such reports were filed with the SEC, (a) contain any untrue statement of a material fact, (b) omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or (c) omit any material exhibit required to be filed therewith. Prior to the date hereof no event has occurred subsequent to June 30, 1998 which Fifth Third is required to describe in a Current Report on Form 8-K other than the Current Reports heretofore furnished by Fifth Third to South Florida Bank Holding. Fifth Third timely shall furnish South Florida Bank Holding with copies of all reports filed by Fifth Third with the SEC subsequent to the date of this Agreement and until the Closing Date.

     J. There are no actions, suits, proceedings, investigations or assessments of any kind pending or, to the best knowledge of the chief executive officer and chief financial officer of Fifth Third, threatened against Fifth Third or any Fifth Third subsidiary, which reasonably can be expected to result in any material adverse change in the consolidated financial condition, operations, business or prospects of Fifth Third.

     K. Since June 30, 1998 to the date hereof, none of Fifth Third's banking subsidiaries and thrift subsidiaries has incurred any unusual or extraordinary loan losses which would be material to Fifth Third on a consolidated basis; and to the best knowledge and belief of the chief executive officer and chief financial officer of Fifth Third, and in the light of any banking or Bank Subsidiary's historical loan loss experience and their managements' analysis of the quality and performance of their respective loan portfolios, as of June 30, 1998, their consolidated reserves for loan losses are adequate to absorb all known and reasonably anticipated losses as of such date.

     L. Fifth Third and its subsidiaries have filed all federal, state and local tax returns required to be filed (after giving effect to all extensions) by them, respectively, and have paid or provided for all tax liabilities shown to be due thereon or which have been assessed against them, respectively.

     M. Fifth Third has not, directly or indirectly, dealt with any broker or finder in connection with this transaction and has not incurred and will not incur any obligation for any broker's or finder's fee or commission in connection with the transactions provided for in this Agreement.

     N. Fifth Third has no unfunded liabilities with respect to any Benefit Plan (as such term is defined in Section Q.1. of Article II hereof, but applied to Fifth Third, its subsidiaries and affiliates) that are material, either individually or in the aggregate, to Fifth Third on a consolidated basis and that have not been recorded and disclosed as required by GAAP in the most recent year-end, audited financial statements of Fifth Third supplied to South Florida Bank Holding pursuant to Section D of Article III hereof.

     O. The investment portfolios of Fifth Third and its subsidiaries and affiliates consist of securities in marketable form. Since June 30, 1998, to the date hereof Fifth Third and its affiliates, on a consolidated basis, have not incurred any unusual or extraordinary losses in their respective investment portfolios, and, except for events relating to the business environment in general, including market fluctuations, the management of Fifth third is not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of the investment portfolios of Fifth Third and its affiliates on a consolidated basis.

     P. As of the date hereof, Fifth Third is not aware of the existence of any factor that would materially delay or materially hinder issuance of any of the required regulatory approvals necessary to consummate the Merger or the other transactions contemplated hereby.

IV. OBLIGATIONS OF SOUTH FLORIDA BANK HOLDING BETWEEN THE DATE OF THIS AGREEMENT AND THE
     EFFECTIVE TIME.

     A. South Florida Bank Holding, in consultation with Fifth Third, will take all actions necessary to call and hold its annual or a special meeting of its shareholders as soon as practicable after the Fifth Third registration statement relating to this transaction has been declared effective by the Securities and Exchange Commission (the "SEC") and under all applicable state securities laws for the purpose of approving and adopting this Agreement and any other documents or actions necessary to the consummation of the Merger provided for herein pursuant to law. The Board of Directors of South Florida Bank Holding intends to inform the shareholders of South Florida Bank Holding in the proxy materials relating to the annual or special meeting that all Directors of South Florida Bank Holding presently intend to vote all shares of South Florida Bank Holding Common Stock which they own of record in favor of approving this Agreement and any such other necessary documents or actions, and all Directors will recommend approval of this Agreement to the other shareholders of South Florida Bank Holding, subject only to such Directors' fiduciary obligations.

     B. (i) Consistent with GAAP, South Florida Bank Holding agrees that on or before the Effective Time based on a review of the Bank Subsidiary's loan losses, current classified assets and commercial, multi-family and residential mortgage loans and investment portfolio, South Florida Bank Holding will work with Fifth Third with the goal of establishing collection procedures, internal valuation reviews, credit policies and practices and general valuation allowances which are consistent with the guidelines used within the Fifth Third holding company system, provided that no adjustment to general valuation allowances or reserves shall be made until immediately prior to the Effective Time and all conditions precedent to the obligations of the parties hereto have either been satisfied or waived as confirmed by such parties in writing. Fifth Third shall provide such assistance and direction to South Florida Bank Holding as is necessary in conforming to such polices, practices, procedures and asset dispositions which are mutually agreeable between the date of this Agreement until the Effective Time; and (ii) from the date of this Agreement until the Effective Time, South Florida Bank Holding and the Bank Subsidiary each will be operated in the ordinary course of business, and neither of them will, without the prior written consent of Fifth Third, which consent shall not be unreasonably withheld: make any changes in its capital or corporate structures; issue any additional shares of its Common Stock other than pursuant to the exercise of options granted prior to the date hereof; issue any other equity securities, other than pursuant to the exercise of options granted prior to the date hereof; issue as borrower any long term debt or convertible or other securities of any kind, or right to acquire any of its securities; make any material changes in its method of business operations; make, enter into any agreement to make, or become obligated to make, any capital expenditures in excess of $15,000; make, enter into or renew any agreement for services to be provided to South Florida Bank Holding or the Bank Subsidiary or permit the automatic renewal of any such agreement, except any agreement for services having a term of not more than three months or requiring the expenditure of not more than $15,000 (for this purpose the phrase "permit the automatic renewal" includes the failure to send a notice of termination of such contract if such failure would constitute a renewal); open for business any branch office which has been approved by the appropriate regulatory authorities but not yet opened or apply to the appropriate regulatory authorities to establish a new branch office or expand any existing branch office; acquire, become obligated to acquire, or enter into any agreement to acquire, any banking or non-banking company or any branch offices of any such companies, other than such agreements existing on the date hereof and disclosed to Fifth Third; declare or pay any cash dividends on its own stock other than normal and customary cash dividends per quarter paid in such amounts and at such times as South Florida Bank Holding historically has done on its Common stock, provided this covenant shall only apply to South Florida Bank Holding; pay any stock dividends or make any other distributions on its stock other than cash dividends as described in the immediately preceding clause; change or otherwise amend any Benefit Plans other than as required by law or as contemplated herein; and provide any increases in employee salaries or benefits other than in the ordinary course of business. South Florida Bank Holding agrees that it will not sell or otherwise dispose of or encumber any of the shares of the capital stock of the Bank Subsidiary which are now owned by it.

     C. Except as required by applicable law or regulation and except for actions taken with the consent of Fifth Third, neither South Florida Holding nor the Bank Subsidiary shall (a) implement or adopt any material change in their interest rate risk management policies, procedures, or practices; (b) fail to follow its existing policies or practices with respect to managing their exposure to interest rate risk; or (c) fail to use commercially reasonable means to avoid any material increase in their aggregate exposure to interest rate risk.

     D. Not later that the 15th day prior to the mailing of South Florida Bank Holding's proxy statement with respect to the Merger, South Florida Bank Holding shall deliver to Fifth Third a list of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the annual or special meeting called to approve the Merger, deemed an "affiliate" of it as that term is used in Rule 145 under the Securities Act of 1933, as amended, or SEC Accounting Series Releases 130 and 135 (the "South Florida Bank Holding Affiliates"). South Florida Bank Holding shall use its best efforts to cause each South Florida Bank Holding Affiliate to execute and deliver to Fifth Third on or before the mailing of such proxy statement an agreement in the form of Appendix D hereto.

V.  COOPERATION AND OTHER OBLIGATIONS AND OTHER COVENANTS

     A. Fifth Third will, prepare and cause to be filed at its expense such applications and other documents with the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Ohio Division of Banks, the Florida Division of Banks, and any other governmental agencies as are required to secure the requisite approval of such agencies to the consummation of the transactions provided for in this Agreement, and the parties shall cooperate in the preparation of an appropriate registration statement, including the prospectus, proxy statement, and such other documents necessary to comply with all federal and state securities laws relating to the registration and issuance of the shares of Fifth Third Common Stock to be issued to the shareholders of South Florida Bank Holding in this transaction (the expenses thereof, other than accounting, legal, investment banking, financial consulting and associated expenses of South Florida Bank Holding and its affiliates, to be paid by Fifth Third), and any other laws applicable to the transactions provided for in this Agreement. Fifth Third shall use all reasonable efforts to file all such applications within ninety (90) days of the date of this Agreement and to secure all such approvals. South Florida Bank Holding agrees that it will, as promptly as practicable after request and at its own expense, provide Fifth Third with all information and documents concerning South Florida Bank Holding and Bank Subsidiary, as shall be required in connection with preparing such applications, registration statements and other documents and in connection with securing such approvals. Prior to filing any such applications or other documents with the applicable governmental agencies, Fifth Third shall provide copies thereof to South Florida Bank Holding. Fifth Third shall promptly provide to South Florida Bank Holding copies of all applications filed with the governmental agencies relating to the transactions contemplated by this Agreement, and correspondence sent from and to Fifth Third with respect to such applications. Fifth Third agrees that it will, as promptly as practicable after request and at its own expense, provide South Florida Bank Holding with all information and documents concerning Fifth Third and its subsidiaries as shall be required in connection with preparing such applications, registration statements and other documents which are to be prepared and filed by South Florida Bank Holding and in connection with approvals required to be obtained by South Florida Bank Holding hereunder. Prior to filing any such applications, statements or other documents with the applicable governmental agency, South Florida Bank Holding shall provide, at least five (5) days prior to the filing date, copies thereof to Fifth Third.

     B. Each of the parties hereto agrees to use its best efforts and to cooperate with the other party in all reasonable respects in order to carry out and consummate the transactions contemplated by this Agreement at the earliest practicable time including, without limitation, the filing of applications, notices and other documents with, and obtaining approval from, appropriate governmental regulatory agencies.

     C. South Florida Bank Holding agrees to permit Fifth Third, its officers, employees, accountants, agents and attorneys, and Fifth Third agrees to permit South Florida Bank Holding, its officers, employees, accountants, agents and attorneys, to have reasonable access during business hours to their respective books, records and properties, and those of the Bank Subsidiary and Fifth Third Bank as well, for the purpose of making a detailed examination, or updating and amplifying prior examinations, of the financial condition, assets, liabilities, legal compliance, affairs and the conduct of the business of South Florida Bank Holding and the Bank Subsidiary or Fifth Third or Fifth Third Bank, as the case may be, prior to the Effective Time, and also to permit the monitoring of the foregoing on an ongoing basis (such rights of examination and monitoring to be subject to the confidentiality obligations set forth in such Paragraph VII.D. hereof); provided, however, that any such examination by Fifth Third or South Florida Bank Holding shall not relieve Fifth Third or South Florida Bank Holding from any responsibility or liability for any material misrepresentation or material breach of warranty hereunder discovered in the course of or subsequently to such examination and prior to the Effective Time.

     D. If all options have not been exercised prior to the Effective Time, South Florida Bank Holding shall terminate its stock option plan, and any outstanding stock options at the Effective Time.

     E. (1) South Florida Bank Holding or Bank Subsidiary shall take all actions necessary to freeze the Qualified Benefit Plans as of a date at least sixty (60) days preceding the Effective Time such that no further contributions (including employee 401(k) contributions) shall be made under the Qualified Benefit Plans.

     (2) If Fifth Third so requests, South Florida Bank Holding or the Bank Subsidiary shall develop a plan and timetable for terminating any or all of the Qualified Benefit Plans and, with the advance written approval of Fifth Third, shall proceed with the implementation of said termination plan and timetable.

     (3) South Florida Bank Holding and Bank Subsidiary, without the advance written consent of Fifth Third shall not (a) adopt any amendments to the Qualified Benefit Plans after the date of this Agreement; or (b) make any distributions from the Qualified Benefit Plans after the date of this Agreement; or (c) make any contributions to the Qualified Benefit Plans (except 401(k) employee contributions) after the date of this Agreement; or (d) take any action reducing or restricting the availability of surplus under the defined benefit plan.

     (4) South Florida Bank Holding or Bank Subsidiary shall provide to Fifth Third at least sixty (60) days prior to the Effective Time, documentation reasonably satisfactory to Fifth Third demonstrating that the requirements of Sections 404, 412, 415, 416, 401(k) and (m) of the Code have been satisfied by all of its Qualified Benefit Plans.

     (5) With respect to any Benefit Plan that provides for vesting of benefits, there shall be no discretionary acceleration of vesting without Fifth Third's consent whether or not such discretionary acceleration of vesting is provided under the terms of the Benefit Plan; provided that a Benefit Plan which pursuant to its terms provides for an acceleration of vesting upon a change of control of South Florida Bank Holding shall not be deemed to involve a discretionary acceleration of vesting and vesting thereunder shall accelerate as of the Effective Time.

VI. CONDITIONS PRECEDENT TO CLOSING.

A.  Conditions to the Obligations of Each of the Parties:

     The obligation of each of the parties hereto to consummate the transactions provided for herein is subject to the fulfillment on or prior to the Effective Time of each of the following conditions:

          1. The shareholders of South Florida Bank Holding shall have duly approved and adopted this Agreement in accordance with and as required by law and in accordance with its Certificate of Incorporation and Bylaws.

          2. All necessary governmental and regulatory orders, consents, clearances and approvals and requirements shall have been secured and satisfied for the consummation of such transactions, including without limitation, those of the Federal Reserve System, the Ohio Division of Banks, the Florida Division of Banks and the Federal Deposit Insurance Corporation to the extent required.

          3. Prior to or at the Effective Time, no material investigation by any state or federal agency shall have been threatened or instituted seeking to enjoin or prohibit, or enjoining or prohibiting, the transactions contemplated hereby and no material governmental action or proceeding shall have been threatened or instituted before any court or government body or authority, seeking to enjoin or prohibit, or enjoining or prohibiting, the transactions contemplated hereby other than investigations, actions and proceedings which have been withdrawn prior to or at the Effective Time without material adverse effect to Fifth Third or South Florida Bank Holding and other than regularly-scheduled regulatory examinations.

          4. Any waiting period mandated by law in respect of the final approval by any applicable Federal regulator(s) of the transaction contemplated herein shall have expired.

B.  Conditions to the Obligations of Fifth Third:

     The obligation of Fifth Third to consummate the transactions provided for herein is subject to the fulfillment at or prior to the Effective Time of each of the following conditions unless waived by Fifth Third in a writing delivered to South Florida Bank Holding which specifically refers to the condition or conditions being waived:

          1. All of the representations and warranties of South Florida Bank Holding set forth in Article II of this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date (as hereinafter defined) as if each such representation and warranty was given on and as of the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date.

          2. South Florida Bank Holding shall have performed all of the obligations required of it under the terms of this Agreement in all material respects.

          3. Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A., counsel for South Florida Bank Holding and the Bank Subsidiary, shall have delivered an opinion addressed to Fifth Third in substantially the form appended hereto as Appendix A.

          4. The aggregate amount of consolidated shareholders' equity (including Common Stock, Additional Paid-In Capital and Retained Earnings and excluding Treasury Stock) of South Florida Bank Holding as of September 30, 1998 and immediately prior to the Effective Time, as shown by and reflected in its books and records of accounts on a consolidated basis in accordance with GAAP, shall not be less than $9,000,000. For purposes of this Subparagraph 4 to Article VI, Section B, (A) any expenses or accruals after the date hereof relating to (i) the adjustments contemplated by
     Article IV, Section B (i) herein, (ii) termination or funding of any of South Florida Bank Holding's or the Bank Subsidiary's Benefit Plans, as contemplated herein, (iii) expenses associated with the Merger, (iv) market value adjustments to the investment portfolio of South Florida Bank Holding and the Bank Subsidiary, or (v) dividends paid by South Florida Bank Holding in accordance with the terms of this Agreement, shall be excluded for purposes of calculation of South Florida Bank Holding's and the Bank Subsidiary's shareholders' equity as contemplated herein prior to the Effective Time.

          5. Fifth Third's independent certified public accountants shall have reviewed the unaudited consolidated financial statements of South Florida Bank Holding as at the end of the month immediately preceding the Effective Time, as well as the unaudited separate financial statements of the Bank Subsidiary as of the same date, performed such other auditing procedures as may be requested by Fifth Third and reported in good faith that they are not aware of any material modifications which would have a material adverse effect on the financial condition of South Florida Bank Holding or the Bank Subsidiary that should be made in order for such financial statements to
     (i) be in conformity with GAAP excluding the presentation of footnotes, and
     (ii) accurately state the financial condition and results of operations of South Florida Bank Holding and each of the Bank Subsidiary, and such modifications, in either case, would have a material adverse effect on the financial condition of South Florida Bank Holding or any of the Bank Subsidiary.

          6. The receipt of a certificate from South Florida Bank Holding and each of the Bank Subsidiary, executed by the chief executive officer and chief financial officer of each, dated the Closing Date, certifying to their best knowledge and belief that: (i) all of the representations and warranties set forth in Article II hereof were true and correct as of the date of this Agreement and as of the Closing Date in all material respects, except for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date; and
     (ii) it has met and fully complied in all material respects with all of the obligations required of it under the terms of this Agreement.

          7. The total issued and outstanding shares of South Florida Bank Holding Common Stock shall not exceed 1,272,475 shares including all options to purchase South Florida Bank Holding Common Stock.

          8. (a) In consideration of the consummation of this transaction, the Directors of South Florida Bank Holding shall execute and deliver to Fifth Third an agreement by which the Directors shall agree for a period of (A) two (2) years after the Effective Time for all Directors other than William
     P. Valenti and (B) one (1) year from the Effective Time for William P. Valenti, to refrain from directly or indirectly, whether for their own account or for the account of any other person, firm, corporation, or other business organization, (i) in the states of Ohio, Kentucky, Indiana, Florida or Arizona, engage in providing Banking Services (as defined below) on behalf of any other business organization who is a competitor of Fifth Third, (ii) provide Banking Services to any Client (as defined below),
     (iii) make any statement or take any actions that may interfere with Fifth Third's or any Affiliate's business relationships with any Client, (iv) contact either directly or indirectly any Client or otherwise induce or attempt to induce any Client to enter into any business relationship with any person or firm other than the Fifth Third or an Affiliate relating to Banking Services of any type, (v) endeavor or entice away from the Fifth Third any person who the Director has actual knowledge that such person is, or was at any time during the period the Director was employed by Fifth Third or during the Restricted Period, employed by or associated with Fifth Third as an executive, officer, employee, manager, salesperson, consultant, independent contractor, representative or other agent, or (vi) take any actions that may interfere with Fifth Third's property rights in lists of Clients or otherwise diminish the value of such lists to Fifth Third. Notwithstanding any provision contained in this Article VI, Section 8, the restrictions contained herein shall not be applicable to any activity of the Director or any activity of his or her spouse which existed at the time of this Agreement and which was disclosed in writing by the Director to Fifth Third. Notwithstanding the foregoing, (a) in the event William P. Valenti becomes an employee of Fifth Third Bank at the Effective Time on terms mutually acceptable to Fifth Third Bank and Mr. Valenti, he will not be obligated to execute the aforementioned agreement, and (b) the aforementioned non-competition agreement will not be deemed to apply to the rendering of any legal services by Mr. James Humphry as outside counsel, directly by Mr. Humphry or by members of any law firm in which he is a member or employee, to any bank, savings and loan or other financial institution with which he may now or hereafter have a lawyer/client relationship.

          (b) The term "Restricted Period" shall mean the period beginning on the Effective Date and ending two years thereafter.

          (c) The term "Banking Services" shall mean retail or commercial deposit or lending business, asset management and all other services which are customarily provided by banks or which are otherwise provided by Fifth Third or its affiliates.

          (d) For all purposes of this Agreement, the term "Client" shall mean all persons or entities who are or were clients of Fifth Third at the date of termination of employment or at any time during the two year period prior to the date of termination of the Director's term, any potential clients who to the Director's actual knowledge, have been identified and contacted by a representative of Fifth Third. The term "Client" shall not include any member of the Employee's immediate family, as defined under Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any trust of which the Employee or any member of his immediate family (as defined in Rule 16a-1 of the Exchange Act) is a trustee or beneficiary.

C.  Conditions to the Obligations of South Florida Bank Holding:

     The obligation of South Florida Bank Holding to consummate the transactions provided for herein and in the Agreement of Merger is subject to the fulfillment at or prior to the Effective Time of each of the following conditions unless waived by South Florida Bank Holding in a writing delivered to Fifth Third which specifically refers to the condition or conditions being waived:

          1. All of the representations and warranties of Fifth Third set forth in Article III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as if each such representation and warranty was given on and as of the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date.

          2. Fifth Third shall have performed all of the obligations required of it under the terms of this Agreement and the Agreement of Merger in all material respects.

          3. Paul L. Reynolds, counsel for Fifth Third, shall have delivered an opinion addressed to South Florida Bank Holding in substantially the form appended hereto as Appendix B.

          4. The receipt of a certificate from Fifth Third, executed by its chief executive officer and chief financial officer, dated the Closing Date, certifying to their best knowledge and belief that: (i) all of the representations and warranties set forth in Article III were true and correct as of the date of this Agreement and as of the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date; and, (ii) Fifth Third has met and fully complied in all material respects with all of the obligations required of it under the terms of this Agreement.

          5. Fifth Third shall have registered its shares of Common Stock to be issued to the South Florida Bank Holding shareholders hereunder with the SEC pursuant to the Securities Act of 1933, as amended, and with all applicable state securities authorities. The registration statement with respect thereto shall have been declared effective by the SEC and all applicable state securities authorities and no stop order shall have been issued. The shares of Fifth Third Common Stock to be issued to the South Florida Bank Holding shareholders hereunder shall have been authorized for trading on the National Market System of the National Association of Securities Dealers upon official notice of issuance.

          6. Fifth Third's Trust Department, as the Exchange Agent, will acknowledge in writing to South Florida Bank Holding that it is in receipt of (i) certificates representing a whole number of shares of Fifth Third Common Stock to be issued to the shareholders of South Florida Bank Holding pursuant to this Agreement, and (ii) sufficient cash to be paid to the South Florida Bank Holding shareholders for fractional shares.

          7. South Florida Bank Holding shall have received a written opinion from Fifth Third's counsel, Graydon, Head & Ritchey, in a form reasonably satisfactory to South Florida Bank Holding and Fifth Third, to the effect that the exchange of shares in the Merger of South Florida Bank Holding Common Stock for Fifth Third Common Stock will not give rise to gain or loss to the shareholders of South Florida Bank Holding with respect to such exchange of shares, the federal income tax basis of the shares of Fifth Third Common Stock received in exchange for the shares of South Florida Bank Holding Common Stock will be equal to the holder's basis of the South Florida Bank Holding Common Stock surrendered in exchange therefor, and the holding period of such Fifth Third Common Stock will include the holding period of the South Florida Bank Holding Common Stock surrendered in exchange therefor.

          8. South Florida Bank Holding shall have received from its financial advisor a letter, dated within five days of the date of the Proxy Statement to the effect that, in the opinion of such firm, the consideration to be paid in the Merger is fair, from a financial point of view, to the holders of South Florida Bank Holding Common Stock. South Florida will deliver a copy of such letter to Fifth Third within two (2) business days after such letter is issued.

VII.  ADDITIONAL COVENANTS

     A. The Bank Subsidiary shall be merged with and into Fifth Third Bank, to be effective the Effective Time. The parties hereto agree to cooperate with one another to effect such merger. Upon consummation of any merger of the Bank Subsidiary, the separate corporate existence of the Bank Subsidiary shall cease by operation of law.

     B. 1. Fifth Third shall consider employing at Fifth Third or other Fifth Third subsidiaries or affiliates as many of the South Florida Bank Holding and Bank Subsidiary employees who desire employment within Fifth Third holding company system as possible, to the extent of available positions and consistent with Fifth Third's standard staffing levels and personnel policies; provided that such continuing employees will not be subject to any exclusion or penalty for pre-existing conditions that were covered under the Bank Subsidiary's medical plan immediately prior to the Effective Time or any waiting period relating to coverage under Fifth Third's medical plan. For the purposes of participation and vesting (but not benefit accrual under any employee benefit plans of Fifth Third other than South Florida Bank Holding benefit plans) under Fifth Third employee benefit plans, the service of the employees of South Florida Bank Holding prior to the Effective Time shall be treated as service with Fifth Third. For purposes of applying any deductible limitations, out of pocket minimums, or health certification requirements under any health group plan made available to South Florida Bank Holding employees and their dependents after the Merger, South Florida Bank Holding employees shall not be treated as new hires and shall be given appropriate credit for their participation immediately prior to the Merger in any South Florida Bank Holding Plan that constituted a group health plan.

     2. Those employees of South Florida Bank Holding and the Bank Subsidiary who do not have an employment or severance agreement and who are not to be employed by Fifth Third or who are terminated or voluntarily resign after being notified that, as a condition of employment, such employee must work at a location more than thirty (30) miles from such employee's former location of employment or that such employee's salary will be decreased, in any case and in both cases, within thirty (30) days after the Effective Time, and who sign and deliver a termination and release agreement in the form attached as Appendix C hereto, shall be entitled to severance pay equal to, in the case of officers and all other exempt employees of South Florida Bank Holding or the Bank Subsidiary, two (2) weeks of pay for each year of service up to a maximum of sixteen (16) weeks pay with a minimum of two (2) weeks of pay; and in the case of all other employees two (2) weeks of pay for each year of service up to a maximum of twelve (12) weeks pay for these purposes and a minimum of two (2) weeks of pay; if there has been a break in an employee's period of employment, the prior period shall be added to the current period of employment. Fifth Third shall provide sufficient notification to South Florida Bank Holding of those employees it will not be hiring in order that such employees terminated by South Florida Bank Holding can be given appropriate notice of termination in advance of the effectiveness thereof. Nothing contained in this Paragraph VII.B.2 shall be construed or interpreted to limit or modify in any way Fifth Third's at will employment policy.

     3. Any officer of South Florida Bank Holding or the Bank Subsidiary who has an employment or severance agreement with South Florida Bank Holding or the Bank Subsidiary as of October 1, 1998 (each a "Contract Officer") shall receive as of the Effective Time, the severance or termination payments provided for in their respective employment agreements ("Contract Payments") as their sole severance payments from South Florida Bank Holding and Fifth Third in connection with the Merger, (provided that the Contract Payments owed under employment agreements shall be limited to be base salary only to be paid under the remaining terms under such employment agreements). As a condition to receiving their Contract Payments each Contract Officer shall sign and deliver to Fifth Third a termination and release agreement. All such agreements shall be in the form attached hereto as Appendix C. Notwithstanding the foregoing or any other provision of this Agreement, in no event shall any Contract Officer receive any payment that would be considered an "Excess Parachute Payment" pursuant to
Section 280(G) of the Code. Notwithstanding the foregoing, Fifth Third agrees that South Florida Holding shall honor the terms of the employment agreements between South Florida Bank Holding and each of William P. Valenti and Harold S. Taylor, copies of which are attached hereto on Schedule 1, including the payment of any "change in control" payments owed thereunder, provided that each remains employed with South Florida Bank Holding up through the Effective Time. Such employment agreements shall not be amended without the prior written consent of Fifth Third. Prior to the Effective Time, Fifth Third shall negotiate with each of William P. Valenti and Harold S. Taylor with the intent that each of such employees obtain positions with Fifth Third Bank as "at will" employees of

Fifth Third Bank on terms mutually acceptable to Fifth Third Bank and each of William P. Valenti and Harold S. Taylor.

     C. (i) From and after the Effective Time, Fifth Third shall assume the obligations of South Florida Bank Holding, Bank Subsidiary and any of their subsidiaries arising under applicable Ohio, Florida and Federal law in existence as of the date hereof or as amended prior to the Effective Time and under the South Florida Bank Holding Articles of Incorporation and Code of Regulations or Bank Subsidiary Articles of Incorporation or Bylaws as in effect on the date hereof to indemnify , defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who become, prior to the Effective Time, an officer or director of South Florida Bank Holding, Bank Subsidiary, or any of their subsidiaries (the "Indemnified Parties") against losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Fifth Third) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of South Florida Bank Holding, the Bank Subsidiary or any of their subsidiaries if such Claim pertains to any matter or fact arising, existing or occurring prior to the Effective Time (including, without limitation, the merger and the transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time. Fifth Third shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law and under the South Florida Bank Holding Articles of Incorporation or Bylaws or Bank Subsidiary's Articles of Incorporation or Bylaws. Fifth Third's assumption of the indemnification obligations of South Florida Bank Holding, Bank Subsidiary or any of their subsidiaries as provided herein shall continue for a period of three years after the Effective Time or, in the case of claims asserted prior to the third anniversary of the Effective Time until such matters are finally resolved. Any Indemnified Party wishing to claim indemnification under this provision, upon learning of any Claim shall notify Fifth Third (but the failure to so notify Fifth Third shall not relieve Fifth Third from any liability which Fifth Third may have under this Section except to the extent Fifth Third is materially prejudiced thereby). Notwithstanding the foregoing, the Indemnified Parties as a group may retain only one law firm to represent them with respect to each matter under this Section unless there is, under applicable standards of professional conduct, a conflict on any one significant issue between the positions of any two or more Indemnified parties.

     (ii) From and after the Effective Time, the directors, officers and employees of South Florida Bank Holding and its subsidiaries who become directors, officers or employees of Fifth Third or any of its subsidiaries, except for the indemnification rights set forth in subparagraph (i) above, shall have indemnification rights with prospective application only. The prospective indemnification rights shall consist of such rights to which directors, officers or employees of Fifth Third or the subsidiary by which such person is employed are entitled under the provisions of the Articles of Incorporation of Fifth Third or similar governing documents of Fifth Third or its applicable subsidiaries, as in effect from time to time after the Effective Time, as applicable, and provisions of applicable law as in effect from time to time after the Effective Time.

     (iii) The obligations of Fifth Third provided under this Article VII, Section C. are intended to benefit, and be enforceable against Fifth Third directly by, the Indemnified parties, and shall be binding on all respective successors of Fifth Third.

     (iv) Fifth Third shall also purchase and keep in force for a three (3) year period, a policy of directors' and officers' liability insurance to provide coverage for acts or omissions of the type currently covered by South Florida Bank Holding's existing directors' and officers' liability insurance for acts or omissions occurring on or prior to the Effective Time, but only to the extent such insurance may be purchased or kept in full force on commercially reasonable terms taking into account the cost thereof and the benefits provided thereby. It is agreed that such costs shall be commercially reasonable so long as they do not exceed 100% of the annual costs currently paid for such coverage by South Florida Bank Holding.

     D. Fifth Third will not disclose to others, shall not use in respect of its (or any of its subsidiaries) business operations, and will hold in confidence any non-public, confidential information disclosed to it by South Florida Bank Holding concerning South Florida Bank Holding or the Bank Subsidiary. South Florida Bank Holding will not disclose to others, shall not use in respect of its (or any of its subsidiaries) business operations, and will hold in confidence any non-public, confidential information disclosed to it concerning Fifth Third or any of its affiliates. In the event the Merger is not completed, all non-public financial statements, documents and materials, and all copies thereof, shall be returned to South Florida Bank Holding or Fifth Third, as the case may be, and shall not be used by Fifth Third or South Florida Bank Holding, as the case may be, in any way detrimental to South Florida Bank Holding or Fifth Third.

     E. All notices under this Agreement or under the Agreement of Merger shall be in wiring and shall be sufficient in all respects if delivered in person or mailed by certified mail, return receipt requested, with postage prepaid and addressed, if to South Florida Bank Holding to Mr. William P. Valenti, President and CEO, South Florida Bank Holding Corporation, 2017 McGregor Blvd., Ft. Myers, Florida 33901, with a copy to John P. Greeley, Esq., Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A. Law Firm, Suite 800 Citrus Center, 255 Orange Avenue, Orlando, Florida 32801; and if to Fifth Third, to Mr. George A. Schaefer, Jr., President and Chief Executive Officer, Fifth Third Bancorp, 38 Fountain Square Plaza, Cincinnati, Ohio 45263, with a copy to Paul L. Reynolds, Esq., Senior Vice President and General Counsel, Fifth Third Bank, Legal Division, 38 Fountain Square Plaza, 2nd Floor, Cincinnati, Ohio 45263. Such notices shall be deemed to be received when delivered in person or when deposited in the mail by certified mail, return receipt requested with postage prepaid.

     F. This Agreement, together with the written instruments specifically referred to herein and such other written agreements delivered by Fifth Third or South Florida Bank Holding to each other pursuant hereto constitute the entire agreement between the parties with regard to the transactions contemplated herein and supersede any prior agreements, whether oral or in writing. This Agreement may be hereafter amended only by a written instrument executed by each of the parties pursuant to Article X hereof.

     G. During the period from the date of this Agreement to the Effective Time, except with the prior approval of Fifth Third, South Florida Bank Holding shall not, and shall not permit its representatives to, directly or indirectly, subject to the exercise by the Directors of South Florida Bank Holding of their fiduciary duties, initiate, solicit, negotiation with, encourage discussions with, provide information to, or agree to a transaction with, any corporation, partnership, person or other entity or group concerning any merger of either South Florida Bank Holding or the Bank Subsidiary or any sale of substantial assets, sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or similar transaction involving South Florida Bank Holding or the Bank Subsidiary (any such transaction being referred to herein as an "Acquisition Transaction"). South Florida Bank Holding promptly shall communicate to Fifth Third the terms of any proposal which it may receive in respect of an Acquisition Transaction and any request by or indication of interest on the part of any third party with respect to initiation of any Acquisition Transaction or discussions with respect thereto. South Florida bank Holding shall immediately cease and cause to be terminated any activities, discussions or negotiations concerning or provide any confidential information to, or have any discussions with, any person relating to any Acquisition Transaction.

     H. Fifth Third and South Florida Bank Holding shall each indemnify and hold the other harmless for any claim, liability or expense (including reasonable attorneys' fees) arising from a misstatement or omission in the applications submitted to regulatory agencies for approval of the transaction contemplated by this Agreement relating to the indemnifying party which is based or made in reliance upon any representation, warranty, or covenant of such party in this Agreement or any certification, document, or other information furnished or to be furnished by such party pursuant to this Agreement. From and after the Closing Date, this subsection shall be of no further force or effect.

     I. Upon the request of Fifth Third and at the sole option of Fifth Third, South Florida Holding and the Bank Subsidiary shall execute and deliver to Midwest Payment Systems, Inc. ("MPS") an agreement to convert all electronic funds transfer ("EFT") related services to MPS and the Jeanie(R) system. Such

Agreement shall provide that MPS will be the exclusive provider of such services to South Florida Bank Holding and the Bank Subsidiary for a period of five (5) years from the date such agreements are executed. Fifth Third agrees that the cost of the conversion of South Florida Bank Holding and the Bank Subsidiary to EFT provided by MPS and conversion to the Jeanie(R) system (including, without limitation, the cost of all card reissue, signage and penalties relating to terminating its current EFT relationships) will be paid by Fifth Third. Fifth Third further agrees that the costs and fees to South Florida Bank Holding and the Bank Subsidiaries for the Jeanie(R) service shall not exceed those charged by the current EFT service provider of South Florida Bank Holding and the Bank Subsidiary, subject to any increases in such costs and fees which would otherwise be permitted under their current EFT processing agreements. In the event this Agreement is terminated pursuant to Article VIII hereof for any reason except a material breach or default by South Florida Bank Holding, and if, in such instance, South Florida Bank Holding desires to convert to another provider of EFT services, Fifth Third shall pay all costs and expenses associated with such conversion, provided, however, such costs and expenses are reasonable when compared to costs and expenses ordinarily charged in the EFT services industry. In no event shall South Florida Bank Holding or the Bank Subsidiary be required to take any actions pursuant to this Paragraph I or otherwise under this Agreement or the Agreement of merger that are contrary to any applicable law, regulation, rule or order or which constitute a breach of the fiduciary duties of the directors of South Florida Bank Holding or the Bank Subsidiary.

     J. Fifth Third and South Florida Bank Holding shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby and thereby, and shall consult with each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit either party from making any disclosure which its counsel deems required by law, and provided, further, however, that Fifth Third shall not be required to incorporate any comments from South Florida Bank Holding into such releases or public filings unless determined to be appropriate by Fifth Third in good faith.

     K. Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including, without limitation, fees, costs and expenses of its own financial consultants, investment bankers, accountants and counsel, without reduction or modification in the number of shares of Fifth Third Common Stock to be issued hereunder. The expenses of printing and mailing the prospectus/proxy statement shall be paid by Fifth Third.

     L. 1. Between the date hereof and the Closing Date, South Florida Bank Holding shall promptly advise Fifth Third in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact that, if existing or known at the date hereof, would have made any of the representations contained herein untrue to any material extent, and which in each case, would be likely to have a material adverse effect on South Florida Bank Holding and its subsidiaries, taken as a whole, provided, however, that no such information so disclosed to Fifth Third shall be deemed an exception to any representation, warranty or covenant made by South Florida Bank Holding unless Fifth Third, in its sole discretion, agrees in writing to accept such exception .

     2. Between the date hereof and the Closing Date, Fifth Third shall promptly advise South Florida Bank Holding in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact that, if existing or known at the date hereof, would have made any of the representations contained herein untrue to any material extent, and which in each case, would be likely to have a material adverse effect on Fifth Third and its subsidiaries, taken as a whole, provided, however, that no such information so disclosed to South Florida Bank Holding shall be deemed an exception to any representation, warranty or covenant made by Fifth Third unless South Florida Bank Holding, in its sole discretion, agrees in writing to accept such exception.

VIII.  TERMINATION

     A. This Agreement may be terminated at any time prior to the Effective Time by written notice delivered by Fifth Third to South Florida Bank Holding or by South Florida Bank Holding to Fifth Third in the following instances:

          1. By Fifth Third or South Florida Bank Holding, if there has been to the extent contemplated in Article VI, Sections B.1. and 2. and Article VI, Sections C.1. and 2. herein, a material misrepresentation, a material breach of warranty or a material failure to comply with any covenant on the part of the other party with respect to the representations, warranties, and covenants set forth herein and such misrepresentations, breach or failure to comply has not been cured (if capable of cure) within thirty
     (30) days after receipt of written notice, provided, the party in default shall have no right to terminate for its own default.

          2. By Fifth Third or South Florida Bank Holding, in each case taken as a whole, if the business or assets or financial condition of the other party shall have materially and adversely changed from that in existence at June 30, 1998, other than any such change attributable to or resulting from any change in law, regulation or GAAP, changes in interest rates, economic, financial or market conditions affecting the banking or thrift industry generally or changes that may occur as a consequence of actions or inactions that either party hereto is expressly obligated to take under this Agreement.

          3. By Fifth Third or South Florida Bank Holding, if the merger transaction contemplated herein has not been consummated by June 30, 1999, provided the terminating party is not in material breach or default of any representations, warranty or covenant contained herein on the date of such termination.

          4. By the mutual written consent of Fifth Third and South Florida Bank Holding.

          5. By Fifth Third if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Fifth Third to effect the Merger set forth in Article VI, Sections A. and B. herein and non-compliance is not waived by Fifth Third.

          6. By South Florida Bank Holding if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions of the obligations of South Florida Bank Holding to effect the Merger as set forth in Article VI, Sections A. and C. herein and non-compliance is not waived by South Florida Bank Holding.

     B. If South Florida Bank Holding shareholders, acting at a meeting held for the purpose of voting upon this Agreement and the Agreement of Merger, fail to approve such agreements in the manner required by law, then this Agreement and the Agreement of Merger shall be deemed to be automatically terminated, provided that South Florida Bank Holding.

     C. Upon termination as provided in this Section, this Agreement and the Agreement of Merger, except for the provisions of Sections D, H, J and K of
Article VII hereof shall be void and of no further force or effect, and, except as provided in Section H of Article VII hereof, neither party hereto not in material breach or default of its representations, warranties and covenants hereunder shall have any liability of any kind to the other party including but not limited to liability for expenses incurred by the other party in connection with this transaction; provided that no such termination shall relieve a breaching party from liability for any uncured willful breach of a covenant, undertaking, representation or warranty giving rise to such termination.

IX.  CLOSING AND EFFECTIVE TIME

     The consummation of the transactions contemplated by this Agreement shall take place at a closing to be held at the offices of Fifth Third in Cincinnati, Ohio on a Friday which is as soon as is reasonably possible following the date that all of the conditions precedent to closing set forth in Article VI hereof, including the waiting period required by any banking or bank holding company regulatory agency after its approval of the Merger is issued before the transaction may be consummated, have been fully met or effectively waived (the "Closing Date"). Pursuant to the filing of articles or a certificate of merger (which shall be acceptable to South Florida Bank Holding and Fifth Third) with the Secretary of the State of Ohio and the Secretary of

State of Florida in accordance with law and this Agreement, the Merger provided for herein shall become effective at the close of business on said day (the "Effective Time"). By mutual agreement of the parties, the closing may be held at any other time or place or on any other date and the effectiveness of the Merger (and the Effective Time) may be changed by such mutual agreement. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for agreements of the parties which by their terms are intended to be performed after the Effective Time.

X.  AMENDMENT

     This Agreement may be amended, modified or supplemented by the written agreement of South Florida Bank Holding and Fifth Third upon the authorization of each company's respective Board of Directors at any time before or after approval of the Merger and this Agreement by the shareholders of South Florida Bank Holding, but after any such approval by the shareholders of South Florida Bank Holding no amendment shall be made (without further shareholder approval) which changes in any manner adverse to such shareholders the consideration to be provided to such shareholders pursuant to this Agreement and the Agreement of Merger.

XI.  GENERAL

     This Agreement was made in the State of Ohio and shall be interpreted under the laws of the United States and the State of Ohio. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but except as specifically set forth herein none of the provisions hereof shall be binding upon and inure to the benefit of any other person, firm or corporation whomsoever. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any party hereto without the prior written consent of the other party hereto; provided, however, that the merger or consolidation of Fifth Third shall not be deemed an assignment hereunder if Fifth Third is the surviving corporation in such merger or consolidation and its Common Stock shall thereafter continue to be publicly traded and issuable to South Florida Bank Holding shareholders pursuant to the terms of this Agreement.

XII.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes but such counterparts taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereinabove set forth.

                                              FIFTH THIRD BANCORP
(SEAL)                                        By: /s/ ROBERT P. NIEHAUS
                                              --------------------------------------------------------
                                                  Robert P. Niehaus, Executive Vice President

                                              Attest: /s/ PAUL L. REYNOLDS
                                              --------------------------------------------------------
                                                     Paul L. Reynolds, Assistant Secretary
                                              SOUTH FLORIDA BANK HOLDING CORPORATION

(SEAL)                                        By: /s/ R. ERNEST HENDRY
                                              --------------------------------------------------------
                                                  R. Ernest Hendry, Chairman of the Board of Directors

                                              Attest: /s/ WILLIAM P. VALENTI
                                                     -------------------------------------------------
                                                     William P. Valenti, President and Chief Executive
                                                     Officer

                                    ANNEX B
                                                                  March 31, 1999
Board of Directors
South Florida Bank Holding Corporation
2017 McGregor Blvd.
Ft. Myers, FL 33901

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of South Florida Bank Holding Corporation ("South Florida") under the terms of a certain Affiliation Agreement dated October 22, 1998 (the "Agreement") pursuant to which South Florida will be merged into and with Fifth Third Bancorp, Cincinnati, OH ("Fifth Third") (the "Merger"). Under the terms of the Agreement, each of the outstanding shares of South Florida Common Stock shall be converted into 0.348 shares of Fifth Third Common Stock. The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement.

     The Carson Medlin Company is a National Association of Securities Dealers, Inc. (NASD) member investment banking firm, which specializes in the securities of southeastern United States financial institutions. As part of our investment banking activities, we are regularly engaged in the valuation of southeastern United States financial institutions and transactions relating to their securities. We regularly publish our research on independent community banks regarding their financial and stock price performance. We are familiar with the commercial banking industry in Florida and the major commercial banks operating in that market. We have been retained by South Florida in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation.


     In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of Fifth Third and South Florida. We have reviewed: (i) the Agreement; (ii) the annual reports to shareholders of Fifth Third, including audited financial statements for the six years ended December 31, 1998; (iii) audited financial statements of South Florida for the six years ended December 31, 1998; (iv) certain financial and operating information with respect to the business, operations and prospects of Fifth Third and South Florida; and (v) the Proxy Statement/Prospectus. We also: (a) held discussions with members of the senior management of Fifth Third and South Florida regarding historical and current business operations, financial condition and future prospects of their respective companies; (b) reviewed the historical market prices and trading activity for the common stocks of Fifth Third and South Florida and compared them with those of certain publicly traded companies which we deemed to be relevant; (c) compared the results of operations of Fifth Third and South Florida with those of certain banking companies which we deemed to be relevant; (d) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; and (e) conducted such other studies, analyses, inquiries and examinations as we deemed appropriate.


     We have relied upon and assumed, without independent verification, the accuracy and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of Fifth Third or South Florida. The opinion we express herein is necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

     Based upon the foregoing, it is our opinion that the consideration provided for in the Agreement is fair, from a financial point of view, to the shareholders of South Florida Bank Holding Corporation.

Very truly yours,

/s/ The Carson Medlin Company

                                    ANNEX C

                       TITLE XXXVI BUSINESS ORGANIZATIONS
                            CHAPTER 607 CORPORATIONS

607.1301 DISSENTERS' RIGHTS; DEFINITIONS.

     The following definitions apply to ss. 607.1302 and 607.1320:

     (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

607.1302 RIGHT OF SHAREHOLDERS TO DISSENT.

     (1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party:

             1. If the shareholder is entitled to vote on the merger, or

             2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

          (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

          (c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

          (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

          (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

             1. Altering or abolishing any preemptive rights attached to any of his or her shares;

             2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

             3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

             4. Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

             5. Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

             6. Reducing the stated dividend preference of any of the shareholder's preferred shares; or

             7. Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation; or

          (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his or her shares.

          (2) A shareholder dissenting from any amendment specified in paragraph
     (1)(e) has the right to dissent only as to those of his or her shares which are adversely affected by the amendment.

          (3) A shareholder may dissent as to less than all the shares registered in his or her name. In that event, the shareholder's rights shall be determined as if the shares as to which he or she has dissented and his or her other shares were registered in the names of different shareholders.

          (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

          (5) A shareholder entitled to dissent and obtain payment for his or her shares under this section may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

607.1320 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.

     (1) (a) If a proposed corporate action creating dissenters' rights under s.
607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

             1. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for his or her shares if the proposed action is effectuated, and

             2. Not vote his or her shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

          (b) If proposed corporate action creating dissenters' rights under s.
     607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for the shareholder's written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

     (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his or her shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

     (3) Within 20 days after the giving of notice to him or her, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating the shareholder's name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

     (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his or her shares shall cease, and the shareholder shall be reinstated to have all his or her rights as a shareholder as of the filing of his or her notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

          (a) Such demand is withdrawn as provided in this section;

          (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

          (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

          (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

     (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

          (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

          (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

     (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his or her shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

     (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his or her shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

     (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

     (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

     (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.



     The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful. Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of (a) any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper, and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets.


     In addition, Section 1701.13(E) requires a corporation to pay any expenses, including attorney's fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (i) repay such amount if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (ii) reasonably cooperate with the corporation concerning the action, suit, or proceeding. The indemnification provided by
Section 1701.13(E) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or code of regulations of Fifth Third.

     The code of regulations of Fifth Third provides that Fifth Third shall indemnify each director and each officer of Fifth Third, and each person employed by Fifth Third who serves at the written request of the President of Fifth Third as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, to the full extent permitted by Ohio law. Fifth Third may indemnify assistant officers, employees and others by action of the board of directors to the extent permitted by Ohio law.

     Fifth Third carries directors' and officers' liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


                                                                             PAGE NUMBER
                                                                            IN SEQUENTIAL
DOCUMENT                                                      EXHIBIT     NUMBERING SYSTEM
--------                                                      -------     ----------------
Affiliation Agreement (excluding exhibits) dated as of          2.1      Included in Annex A
October 22, 1998 by and between Fifth Third Bancorp and
South Florida Bank Holding Corporation
Seconded Amended Articles of Incorporation of Fifth Third       3.1      Incorporated by
Bancorp, as amended                                                      Reference(1)
Code of Regulations of Fifth Third Bancorp, as amended          3.2      Incorporated by
                                                                         Reference(1)
Opinion of counsel employed by Fifth Third Bancorp as to the      5
legality of the securities being issued
Opinion of Graydon, Head & Ritchey as to tax matters              8
1998 Annual Report to Shareholders of Fifth Third Bancorp      13.1      Incorporated by
                                                                         Reference
Subsidiaries of Fifth Third Bancorp                              21      Incorporated by
                                                                         Reference(2)
Consent of Deloitte & Touche LLP                               23.1
Consent of Brewer, Beemer, Kuehnhackl & Koon, P.A.             23.2
Consent of The Carson Medlin Company                           23.3
Consent of counsel employed by Fifth Third Bancorp             23.4      Included in
                                                                         Exhibit 5
Consent of Graydon, Head & Ritchey                             23.5      Included in
                                                                         Exhibit 8
A power of attorney where various individuals authorize the      24      *
signing of their names to any and all amendments to this
Registration Statement and other documents submitted in
connection herewith was contained on the first page of the
signature pages following Part II of the Registration
Statement as originally filed
Fairness Opinion of The Carson Medlin Company                  99.1      Included in Annex B
(set forth in Annex B to the Proxy Statement/Prospectus
included in this Registration Statement)
Form of Proxy Card                                             99.2
Form of Letter to South Florida Shareholders                   99.3
Form of Notice of Special Meeting of South Florida             99.4
Shareholders


---------------

* Previously Filed.


(1) Filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form S-4, Registration No. 33-63966.

(2) Incorporated by reference to the Registrant's Annual Report on Form 10-K filed for the year ended December 31, 1998.

UNDERTAKINGS

     (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section

15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (5) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (6) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (7) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4, and has duly caused this Amendment No. 1 to Registration Statement No. 333-73199 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on April 1, 1999.


                                          FIFTH THIRD BANCORP

                                          By: /s/ GEORGE A. SCHAEFER, JR.

                                            ------------------------------------
                                              George A. Schaefer, Jr.
                                              President and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement No. 333-73199 has been signed by the following persons in the capacities and on the dates indicated.



Principal Executive Officer:

/s/ GEORGE A. SCHAEFER, JR.                         Date: April 1, 1999
---------------------------------------------
George A. Schaefer, Jr. President and Chief
Executive Officer

Principal Financial Officer:

/s/ NEAL E. ARNOLD                                  Date: April 1, 1999
---------------------------------------------
Neal E. Arnold Chief Financial Officer,
Executive Vice President and Treasurer

Principal Accounting Officer:

/s/ ROGER W. DEAN                                   Date: April 1, 1999
---------------------------------------------
Roger W. Dean Controller

Directors of the Company:

                                                    Date:
---------------------------------------------
Darryl F. Allen

/s/ JOHN F. BARRETT*                                Date: April 1, 1999
---------------------------------------------
John F. Barrett

/s/ GERALD V. DIRVIN*                               Date: April 1, 1999
---------------------------------------------
Gerald V. Dirvin

/s/ THOMAS B. DONNELL*                              Date: April 1, 1999
---------------------------------------------
Thomas B. Donnell

/s/ RICHARD T. FARMER*                              Date: April 1, 1999
---------------------------------------------
Richard T. Farmer

/s/ JOSEPH H. HEAD, JR.*                            Date: April 1, 1999
---------------------------------------------
Joseph H. Head, Jr.

/s/ JOAN R. HERSCHEDE*                         Date: April 1, 1999
---------------------------------------------
Joan R. Herschede

                                               Date:
---------------------------------------------
Allen M. Hill

                                               Date:
---------------------------------------------
William G. Kagler

/s/ JAMES D. KIGGEN*                           Date: April 1, 1999
---------------------------------------------
James D. Kiggen

/s/ JERRY L. KIRBY*                            Date: April 1, 1999
---------------------------------------------
Jerry L. Kirby

/s/ MITCHEL D. LIVINGSTON*                     Date: April 1, 1999
---------------------------------------------
Mitchel D. Livingston, Ph.D.

/s/ ROBERT B. MORGAN*                          Date: April 1, 1999
---------------------------------------------
Robert B. Morgan

/s/ DAVID E. REESE*                            Date: April 1, 1999
---------------------------------------------
David E. Reese

/s/ JAMES E. ROGERS*                           Date: April 1, 1999
---------------------------------------------
James E. Rogers

/s/ BRIAN H. ROWE*                             Date: April 1, 1999
---------------------------------------------
Brian H. Rowe

/s/ GEORGE A. SCHAEFER, JR.                    Date: April 1, 1999
---------------------------------------------
George A. Schaefer, Jr.

/s/ JOHN J. SCHIFF, JR.*                       Date: April 1, 1999
---------------------------------------------
John J. Schiff, Jr.

/s/ DONALD B. SHACKELFORD*                     Date: April 1, 1999
---------------------------------------------
Donald B. Shackelford

/s/ DENNIS J. SULLIVAN, JR.*                   Date: April 1, 1999
---------------------------------------------
Dennis J. Sullivan, Jr.

/s/ DUDLEY S. TAFT*                            Date: April 1, 1999
---------------------------------------------
Dudley S. Taft

*By: /s/ GEORGE A. SCHAEFER, JR.
--------------------------------------------
      George A. Schaefer, Jr.
      as attorney-in-fact pursuant to
      a power of attorney previously filed